    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1999

                                                      REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   ITURF INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                5961                               13-3963754
  (State or other jurisdiction of         (Primary Standard Industrial      (I.R.S. Employer Identification No.)
   incorporation or organization)         Classification Code Number)

                               435 HUDSON STREET
                            NEW YORK, NEW YORK 10014
                                 (212)
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           --------------------------

                                STEPHEN I. KAHN
                               435 HUDSON STREET
                            NEW YORK, NEW YORK 10014
                                 (212) 742-1640
                    (Name, address, including zip code, and
          telephone number, including area code, of agent for service)
                           --------------------------

                          COPIES OF COMMUNICATIONS TO:

                             ALEX S. NAVARRO, ESQ.
                                   ITURF INC.
                               435 HUDSON STREET
                            NEW YORK, NEW YORK 10014
                                 (212) 742-1640
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

  TITLE OF EACH CLASS OF        PROPOSED MAXIMUM                                    PROPOSED MAXIMUM
     SECURITIES TO BE          OFFERING PRICE PER           AMOUNT TO BE               AGGREGATE                 AMOUNT OF
        REGISTERED                 SHARE (1)                 REGISTERED            OFFERING PRICE (1)         REGISTRATION FEE
Class A Common Stock, par
  value $.01 per share....         $10.28125                 1,586,996                $16,316,303                  $4,536

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

    We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1999

                                          SHARES

                                     [LOGO]

                              CLASS A COMMON STOCK

                                  -----------

The selling stockholders identified in this prospectus are offering up to 1,586,996 shares of our Class A common stock. Our Class A common stock is traded on the Nasdaq National Market under the symbol "TURF." The last reported sale price for our Class A common stock on the Nasdaq National Market on November 4, 1999 was $10.125 per share.

We will not receive any of the proceeds from the sale of shares by the selling stockholders and we are not offering any shares for sale under this prospectus. See "Selling Stockholders" and "Plan of Distribution" for a description of sales of the shares by the selling stockholders.

INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               NOVEMBER   , 1999

                               TABLE OF CONTENTS

Prospectus Summary..........................................      3
The Offering................................................      6
Risk Factors................................................      8
Forward-Looking Statements..................................     22
Dividend Policy.............................................     23
Price Range of Common Stock.................................     23
Capitalization..............................................     24
Selected Consolidated Financial Data........................     25
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     27
Business....................................................     35
Management..................................................     53
Transactions with Our Parent................................     60
Principal and Selling Stockholders..........................     64
Plan of Distribution........................................     67
Description of Capital Stock................................     68
Shares Eligible for Future Sale.............................     74
Legal Matters...............................................     76
Experts.....................................................     76
Where You Can Find More Information.........................     76
Index to Financial Statements...............................    F-1

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

    AS USED IN THIS PROSPECTUS, THE TERM "PARENT" MEANS DELIA*S INC., A REPORTING COMPANY UNDER THE SECURITIES EXCHANGE ACT OF 1934. OUR PARENT OWNS ALL OF THE SHARES OF OUR CLASS B COMMON STOCK AS OF THE DATE HEREOF. THE CLASS B COMMON STOCK ENTITLES OUR PARENT TO SIX VOTES PER SHARE, AS COMPARED TO ONE VOTE PER SHARE OF THE CLASS A COMMON STOCK. FOLLOWING THIS OFFERING, OUR PARENT WILL CONTINUE TO BENEFICIALLY OWN ALL OF THE OUTSTANDING SHARES OF THE CLASS B COMMON STOCK, AND THEREFORE, WILL CONTINUE TO HOLD APPROXIMATELY 92% OF THE VOTING POWER OF OUR OUTSTANDING CAPITAL STOCK.

OUR BUSINESS

    iTurf is a leading provider of Internet community, content and commerce services focused primarily on Generation Y, based on sales and number of visitors on our Web sites. Generation Y is comprised of 56 million people between the ages of 10 and 24 and accounts for over $278 billion of disposable income. iTurf.com is an online destination where Generation Y members can interact and shop in a domain of their own, away from the pressures of parents and school. Our network of Web sites includes Web sites that offer interactive magazines, or web/zines, with proprietary content, chat rooms, posting boards, personal homepages, e-mail, and online shopping. Our gURL community is a group of affiliated Web sites that includes our gURL.com, gURLnet.com, gURLpages.com and gURLmail.com Web sites. The gURL community sites provide interactive features and regularly updated articles on topics of interest to Generation Y girls and young women. Our OnTap.com Web site is a community and content site focusing on college and university students between the ages of 18 and 24. Our sites that provide online commerce opportunities, or e-commerce, include our dELiAs.cOm, TSISoccer.com, contentsonline.com, discountdomain.com, droog.com, StorybookHeirlooms.com and dotdotdash.com sites. These commerce sites offer a wide range of apparel, accessories, footwear, athletic gear and home furnishings for Generation Y.

    We are a subsidiary of dELiA*s Inc., the leading direct marketer to Generation Y. Our relationship with our parent provides the following advantages:

    - exclusive online use of leading brand names including dELiA*s and TSI Soccer;

    - a proprietary 11 million-name database that includes six million individuals who have made catalog purchases;

    - advertising space in our parent's catalog publications that collectively have circulation in excess of 60 million;

    - substantial merchandising expertise and strong relationships with hundreds of vendors; and

    - sophisticated services from our parent's distribution center to fill our product orders.

    The number of visits to our Web sites and online sales have grown rapidly over the last year. We estimate that the number of pages viewed by online users per month on our Web sites has grown from approximately 800,000 in February 1998 to approximately 82 million in July 1999. Our revenues have increased from $829,000 in the six months ended July 31, 1998 to $5.6 million in the 26 weeks ended July 31, 1999. By selling a selection of branded and proprietary products, we have been able to achieve higher gross profits per order on merchandise sales than many other e-commerce companies. In the six months ended July 31, 1999, our gross margin was approximately 46%.

    We currently generate a substantial majority of our revenue from e-commerce sales, but expect to further develop our other revenue streams in the future. Our four primary sources of revenue are:

    - e-commerce sales through our dELiAs.cOm, TSISoccer.com, contentsonline.com, discountdomain.com, droog.com, Storybookheirlooms.com and dotdotdash.com sites;

    - fees paid for advertising on our sites;

    - fees from licensing the gURL brand name and related online content; and

    - subscription fees paid by members of our discountdomain.com discount shopping service.

OUR MARKET OPPORTUNITY

    Generation Y is an increasingly important demographic group on the Internet. We believe that e-commerce sales to teens and college students will increase from $600 million in 1998 to $3.8 billion in 2002, while spending on advertising to this group will increase from $500 million in 1998 to $2.1 billion in 2002. However, Generation Y is difficult to reach for traditional retailers, advertisers and e-commerce providers. Members of Generation Y desire entertainment, communication, and advice focused on their particular needs. They demand engaging content that does not speak down to them. Major Internet sites generally do not exclusively address teen issues of peer, parental and school-related pressures, friendship, sexuality and competition. Accordingly, we believe there is a need for a Generation Y online destination consisting of an integrated network of community and commerce in a trusted environment.

    We may not enjoy the same growth rates as the recent rates of growth of e-commerce spending by or advertising targeting Generation Y.

OUR STRATEGY

    Our goal is to build iTurf into the most heavily-trafficked Generation Y destination online. The key elements of our strategy are to:

    - strengthen the recognition of the iTurf brand and each brand in our network of sites;

    - enhance our online offerings to drive traffic to our sites and increase revenue; and

    - expand the infrastructure of our Web sites to enhance functionality for users and to support growth of our business.

    Our e-commerce and community sites will be linked by the iTurf.com Web site. We intend to develop iTurf.com as the online meeting place and community for Generation Y. We will promote and drive users to this site through all of the sites in our network. We believe that iTurf.com will be able to generate advertising and sponsorship revenue from advertisers and retailers seeking targeted access to Generation Y.

                              RECENT DEVELOPMENTS

    On September 1, 1999, we acquired T@ponline.com, Inc. Taponline.com was acquired pursuant to an Agreement and Plan of Merger, dated as of August 9, 1999, by and among iTurf, iTurf Acquisition Corporation, a wholly-owned subsidiary of iTurf ("Merger Sub"), Taponline.com, the stockholders of Taponline and MarketSource Corporation, a Delaware corporation (as amended, the "Merger Agreement"). Pursuant to the Merger Agreement, Merger Sub was merged with and into Taponline.com, with Taponline.com as the surviving corporation (the "Merger"). As a result of the Merger, Taponline.com became a wholly-owned subsidiary of iTurf. The merger consideration consisted of 1,586,996 shares of our Class A common stock.

    Taponline.com operated a community and content Web site focusing on college and university students between the ages of 18 and 24.

    In connection with the transaction, MarketSource Corporation, which is owned by certain of the shareholders of Taponline.com, including Martin D. Levine, who was recently elected as a member of our board of directors, entered into an arrangement to purchase advertising and other inventory on our network of sites for resale to MarketSource's clients. Separately, we have agreed to enter into a marketing alliance with MarketSource to promote our network of sites through MarketSource's offline marketing channels. We committed to purchasing approximately $6.5 million in promotional opportunities through these channels over the next three years.

    Our principal offices are located at 435 Hudson Street, New York, New York 10014, and our telephone number is (212) 742-1640.

    ANY REFERENCE IN THIS PROSPECTUS TO A PARTICULAR FISCAL YEAR AFTER 1998 IS TO THE YEAR ENDED THE SATURDAY CLOSEST TO JANUARY 31 FOLLOWING THE CORRESPONDING CALENDAR YEAR. FOR EXAMPLE, "FISCAL 1999" MEANS THE PERIOD FROM FEBRUARY 1, 1999 TO JANUARY 29, 2000. ANY REFERENCE IN THIS PROSPECTUS TO A PARTICULAR FISCAL YEAR BEFORE 1999 IS TO THE YEAR ENDED JANUARY 31 FOLLOWING THE CORRESPONDING CALENDAR YEAR. FOR EXAMPLE, "FISCAL 1998" MEANS THE PERIOD FROM FEBRUARY 1, 1998 TO JANUARY 31, 1999.

                                  THE OFFERING

Class A common stock offered by the selling stockholders....  1,586,996
Common stock to be outstanding after the offering:
  Class A common stock......................................  6,418,132 shares
                                                              Excludes a total of 2,915,663 shares of
                                                              Class A common stock issuable upon
                                                              exercise of options outstanding as of
                                                              October 30, 1999, with a weighted
                                                              average exercise price of $13.90 per
                                                              share, and 1,134,337 additional shares
                                                              of Class A common stock reserved for
                                                              issuance under our stock incentive
                                                              plan.

  Class B common stock......................................  12,500,000 shares

Nasdaq National Market symbol...............................  TURF

                             SUMMARY FINANCIAL DATA

    The following tables summarize our financial results and should be read in conjunction with the "Selected Financial Data," the iTurf Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The historical financial statements include allocations for administrative, distribution and other expenses incurred by our parent for services rendered to iTurf. While we believe such allocations to be reasonable, they are not necessarily indicative of, and it is not practical for us to estimate, the levels of expenses that would have resulted had iTurf been operating as an independent company.

    The accompanying financial data include the Internet operations of TSI Soccer Corporation, that was acquired by our parent in a transaction accounted for in a pooling of interests, from March 14, 1995, its date of inception. They also include the operations of gURL, Interactive Inc. from December 17, 1997, the date of its acquisition, and additional Internet operations developed since December 17, 1997, including the dELiAs.cOm Web site, which was launched in May 1998.

    All share and income (loss) per share amounts are based on the number of shares outstanding as of July 31, 1999 after giving effect to the issuance of 4,830,000 of our Class A common stock upon completion of our initial public offering on April 14, 1999, on a weighted average basis, and the reclassification of 100 shares of common stock outstanding at January 31, 1999 into 12,500,000 shares of Class B common stock. See Notes to iTurf Financial Statements for information concerning the computation of basic and diluted net income (loss) per share.

                             PERIOD FROM
                           MARCH 14, 1995
                         (DATE OF INCEPTION)                                    SIX MONTHS   TWENTY SIX
                               THROUGH             YEAR ENDED JANUARY 31          ENDED      WEEKS ENDED
                             JANUARY 31        ------------------------------    JULY 31       JULY 31
                                1996             1997       1998       1999        1998         1999
                         -------------------   --------   --------   --------   ----------   -----------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues...............        $     6         $    13    $   134    $ 4,014     $   829       $ 5,567
Gross profit...........              4               7         65      2,327         455         2,584
Income (loss) from
  operations...........             (2)             (7)       (49)       821         (99)       (3,221)
Net income (loss)......        $    (1)        $    (4)   $   (40)   $   425     $   (77)      $(1,959)
                               =======         =======    =======    =======     =======       =======
Basic and diluted net
  income (loss) per
  share................        $ (0.00)        $ (0.00)   $ (0.00)   $  0.03     $ (0.01)      $ (0.13)
                               =======         =======    =======    =======     =======       =======
Shares used to compute
  basic net income
  (loss) per share.....         12,500          12,500     12,500     12,500      12,500        15,372
                               =======         =======    =======    =======     =======       =======
Shares used to compute
  diluted net income
  (loss) per share.....         12,500          12,500     12,500     12,518      12,500        15,372
                               =======         =======    =======    =======     =======       =======

                                                              JULY 31, 1999
                                                              -------------
                                                                   (IN
                                                               THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................     22,422
Short-term investments......................................     55,517
Working capital.............................................     75,940
Total assets................................................     81,960
Total stockholders' equity..................................     78,121

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR CLASS A COMMON STOCK. WE HAVE DESCRIBED THESE RISKS AND UNCERTAINTIES UNDER THE FOLLOWING GENERAL CATEGORIES: "RISKS RELATED TO OUR BUSINESS," "RISKS RELATED TO OUR RELATIONSHIP WITH OUR PARENT," "RISKS RELATED TO THE INTERNET INDUSTRY" AND "RISKS RELATED TO THIS OFFERING." THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY AND OUR SECURITYHOLDERS. ADDITIONAL RISKS AND UNCERTAINTIES MAY ALSO ADVERSELY IMPAIR OUR BUSINESS OPERATIONS. IN SUCH CASE, THE TRADING PRICE OF OUR CLASS A COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR CLASS A COMMON STOCK.

RISKS RELATED TO OUR BUSINESS

  WE HAVE A LIMITED OPERATING HISTORY ON WHICH AN INVESTOR CAN EVALUATE OUR BUSINESS

    We have a limited operating history on which an investor can evaluate our business. Our TSISoccer.com operations began in 1995, and the gURL.com Web site was launched in 1996. However, we did not begin selling merchandise from the dELiA*s catalog on the Internet until May 1998. As a result, we have generated substantially all of our revenues since May 1998. You must consider the risks and difficulties we encounter as an early-stage company in the new and rapidly evolving Internet, e-commerce and online advertising markets. These risks include our ability to:

    - sustain historical revenue growth rates;

    - implement our business model;

    - manage our expanding operations;

    - attract, retain and motivate qualified personnel;

    - anticipate and adapt to rapid changes in our markets;

    - attract and retain a large number of advertisers;

    - maintain and enhance our systems to support growth of operations and increasing user traffic;

    - retain existing customers, attract new customers and maintain customer satisfaction;

    - introduce new and enhanced Web pages, services, products and alliances;

    - maintain our profit margins in the face of price competition or rising wholesale prices;

    - minimize technical difficulties, system downtime and the effect of Internet brown-outs;

    - manage the timing of iTurf promotions and sales programs; and

    - respond to changes in government regulation.

If we do not successfully manage these risks, our business, results of operations and financial condition will be materially adversely affected. We cannot assure you that we will successfully address these risks or that our business strategy will be successful.

  WE HAVE NO HISTORY AS AN INDEPENDENT COMPANY

    Prior to the closing of our initial public offering in April 1999, we had operated as a wholly-owned subsidiary of our parent. We do not have a substantial operating history as an independent company. Our business could be materially adversely affected if our parent fails to adequately provide us services or if we fail to develop systems of our own. We rely on our parent to provide merchandising, inventory management, creative, technical, marketing, customer service, human resources, finance, accounting, administrative, legal and other services and will continue to receive such services pursuant to intercompany agreements between us and our parent. We intend to develop the operational, administrative and other systems and infrastructure necessary to support our current and future business on an independent basis.

    The historical financial statements contained in this prospectus for the periods prior to our initial public offering include allocations for administrative, distribution and other expenses incurred by our parent for services rendered to iTurf. While we believe such allocations to be reasonable, they are not necessarily indicative of, and it is not practical for us to estimate, the levels of expenses that would have resulted had iTurf been operating as a separate, stand-alone company. We also relied on our parent to provide financing for our operations. Therefore, investors should not rely on our cash flows to date as indicative of the cash flows that would have resulted had iTurf been operating as an independent company during the periods presented prior to our initial public offering.

  WE EXPECT TO INCUR SUBSTANTIAL NET LOSSES FOR THE FORESEEABLE FUTURE

    We expect to record substantial net losses for the foreseeable future. We believe that our continued growth will depend in large part on our ability to:

    - increase awareness of our brand names;

    - provide our customers with superior Internet community and e-commerce experiences; and

    - continue to enhance our systems and technology to support increased traffic to our Web sites.

    Accordingly, we intend to dramatically increase our level of marketing and promotional expenditures. We also expect to invest heavily to further develop our Web sites, technology and operating systems. We will incur increased expenses in connection with fees payable to our parent pursuant to intercompany agreements with our parent. Slower revenue growth than we anticipate or operating expenses that exceed our expectations would have a material adverse effect on our business.

  WE MAY FAIL TO ANTICIPATE AND RESPOND TO FASHION TRENDS

    Our failure to successfully anticipate, identify or react to changes in styles, trends or brand preferences of our customers may result in lower revenue from reduced sales and promotional pricing.

    We derive the majority of our revenues from the online sale of apparel, accessories and footwear, particularly those featured in the dELiA*s catalog. Accordingly, our success depends, in part, on our ability and our parent's ability to anticipate the frequently changing fashion tastes of our customers, and to offer merchandise that appeals to their preferences on a timely and affordable basis. If we misjudge merchandise selection, our image with our customers would be materially adversely affected. Poor customer reaction to our parent's products or a failure by our parent to source these products effectively would have a material adverse effect on iTurf.

  WE MAY FAIL TO RETAIN AND INTEGRATE OUR KEY PERSONNEL TO OPERATE OUR BUSINESS, AND WE MAY BE UNABLE TO HIRE AND RETAIN QUALIFIED PERSONNEL AS OUR BUSINESS GROWS.

    Our success depends on the continued service of our key technical, sales and senior management personnel. Loss of the services of Stephen I. Kahn, our President, Chief Executive Officer and Chairman of our board of directors, Dennis Goldstein, our Chief Financial Officer, Alex S. Navarro, our Chief Operating Officer, Oliver Sharp, our Chief Technology Officer, or other key employees would have a material adverse effect on our business. Furthermore, several members of our senior management joined us in January 1999, including our Chief Financial Officer and our Senior Vice President--Marketing. Our Chief Technology Officer joined us in February 1999. As a result of these recent additions, our senior managers may not perform effectively as individuals or work together as a team.

    Our success also depends on our ability to continue to attract, retain and motivate skilled employees. Competition for employees in our industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other qualified employees in the future. We have in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining skilled employees with appropriate qualifications. Our business will be materially adversely affected if we fail to attract and retain key employees.

  OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND SEASONALITY.

    Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors. Many of these factors are outside our control and include:

    - seasonal fluctuations in consumer purchasing patterns and advertising spending;

    - timing of, response to and quantity of our parent's catalog mailings;

    - changes in the growth rate of Internet usage and online user traffic levels;

    - actions of our competitors;

    - the timing and amount of costs relating to the expansion of our operations and acquisitions of technology or businesses; and

    - general economic and market conditions.

    As a result, our future revenues are difficult to forecast. Any shortfall in revenues may have a material adverse effect on our business and would likely affect the market price of our Class A common stock in a manner unrelated to our long-term operating performance.

    Our limited operating history and the new and rapidly evolving Internet markets make it difficult to ascertain the effects of seasonality on our business. If seasonal and cyclical patterns emerge in Internet consumer purchasing or in Internet advertising spending, our results of operations from quarter to quarter will be less comparable. Sales of apparel, accessories and footwear are generally lower in the first half of each year. Similarly, advertising sales in traditional media, such as television and radio, are generally lower in the first calendar quarter of each year. We may experience similar seasonality in our business.

    You should not rely on quarter-to-quarter comparisons of our results of operations as indicative of our future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our Class A common stock may fall.

  WE MAY BE UNABLE TO TIMELY AND SUCCESSFULLY EXPAND OUR ONLINE CAPACITY, COMPUTER SYSTEMS AND RELATED FEATURES TO SUPPORT INCREASED VOLUME ON OUR WEB SITES.

    A key element of our strategy is to generate a high volume of traffic on our Web sites. However, growth in the number of users accessing our sites may strain or exceed the capacity of our computer systems and lead to declines in performance or systems failure. We believe our present systems will not be adequate to accommodate rapid growth in user demand. Our inability to add additional hardware and software to upgrade our existing technology or network infrastructure to accommodate increased traffic may cause decreased levels of customer service and satisfaction. We believe that we will therefore need to continually improve and enhance the functionality and performance of our e-commerce, customer tracking and other technical systems. As a result, we intend to upgrade our existing systems and implement new systems. Failure to implement these systems effectively or within a reasonable period of time would have a material adverse effect on our business, results of operations and financial condition.

    We must also introduce additional or enhanced features and services to retain current users and attract new users to our sites. If a new service is not favorably received, our current users may visit our Web sites less frequently. These new services or features may contain errors, and we may need to significantly modify the design of these services to correct errors. If users encounter difficulty with or do not accept our services or features, our business would be materially adversely affected.

    Any growth of our business may strain our management systems and resources and will require us to implement new operational and financial systems, procedures and controls. We expect that we will need to continue to expand, train and manage our workforce. Our inability to accomplish any of these goals could adversely affect our business.

  OUR COMPUTER SYSTEMS AND EQUIPMENT MAY FAIL OR EXPERIENCE DELAYS

    Our operations depend on our ability to maintain our computer systems and equipment in effective working order. Any sustained or repeated system failure or interruption would reduce the attractiveness of our Web sites to customers and advertisers. In addition, interruptions in our systems could result from the failure of our telecommunications providers to provide the necessary data communications capacity in the timeframe we require. Unanticipated problems affecting our systems have caused from time to time in the past, and in the future could cause, interruptions in our services. Any damage or failure that interrupts or delays our operations could have a material adverse effect on our business.

    We must also protect our computer systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. Most of our Web sites reside on a computer system located at our New York City office. This system's continuing and uninterrupted performance is critical to our success.

  WE WILL INCREASINGLY RELY UPON ONLINE AND TRADITIONAL ADVERTISING TO GENERATE SALES.

    We expect to increasingly rely on online and traditional advertising and strategic alliances to attract users to our Web sites. Our inability to develop and maintain effective advertising campaigns may have a material adverse effect on our business. We have committed substantial resources to promoting our Web sites and our brand name through online advertising and advertising in our parent's catalogs. Pursuant to the intercompany services agreement, we have committed to purchase substantial amounts of advertising in our parent's print catalogs. These amounts of advertising are materially greater than we have used in the past. We cannot assure you that this advertising will effectively attract users to our Web sites or lead to a substantial amount of sales.

    Our online advertising may include strategic alliances that require large, long-term commitments. We cannot assure you that we will be able to identify and secure sufficient online and offline advertising opportunities or that such spending will effectively attract users to our Web sites or lead to a substantial amount of sales.

  WE DEPEND ON THIRD PARTY SHIPPERS, COMMUNICATIONS PROVIDERS AND VENDORS TO OPERATE OUR BUSINESS

    iTurf depends upon a number of third parties to deliver goods and services to it and its customers. For example, iTurf relies on third-party shippers including the United States Postal

Service, United Parcel Service and Federal Express to ship merchandise to its customers. Strikes or other service interruptions affecting our shippers would have a material adverse effect on our ability to deliver merchandise on a timely basis. Our Web sites could experience disruptions or interruptions in service due to failures by these providers. We also depend on communications providers including Cable & Wireless plc and AT&T to provide our Internet users with access to our Web sites. In addition, our users depend on Internet service providers and Web site operators for access to our Web sites. Each of these groups has experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems. These types of occurrences could cause users to perceive our Web sites as not functioning properly and therefore cause them to stop using our services.

    A third party hosts several critical services used in the operation of most of our e-commerce web sites. Another third party hosts and manages two of our community Web sites, gURLpages.com and gURLmAIL.com, and also sells advertisements on such sites. System failures by this third party have in the past and could in the future lead to disruption in service on these sites. Such system disruptions or the failure by this third party to successfully sell advertisements on these Web sites could have a material adverse effect on our business.

    Our business depends on the ability of third-party vendors to provide us and our parent with current-season brand-name apparel and merchandise at competitive prices in sufficient quantities and of acceptable quality. No vendor accounted for more than 8% of sales generated by the dELiA*s catalog in fiscal 1998. However, two vendors accounted for approximately 60% of retail and catalog sales of TSI Soccer Corporation in fiscal 1998. Our parent does not have long-term contracts with any supplier. In addition, many of the smaller vendors used by our parent have limited resources, production capacities and operating histories. If any of the following events occurred, our business could be materially adversely affected:

    - if our key vendors failed to expand with us and our parent;

    - if we lost one or more key vendors, including adidas;

    - if our parent's current vendor terms were changed; or

    - if our parent's ability to procure products were limited.

  WE MAY BE UNABLE TO IDENTIFY OR SUCCESSFULLY INTEGRATE POTENTIAL ACQUISITIONS AND INVESTMENTS.

    We may acquire or make investments in complementary businesses, products, services or technologies. However, we have no present understanding or agreement relating to any such acquisition or investment. We cannot assure you that we will be able to identify suitable acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make such acquisitions or investments on commercially acceptable terms. If we buy a business, we could have difficulty in assimilating that company's personnel, operations, products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

  WE HAVE LIMITED PROTECTION OF OUR INTELLECTUAL PROPERTY, AND OTHERS COULD INFRINGE ON OR MISAPPROPRIATE OUR PROPRIETARY RIGHTS.

    We regard our service marks, trademarks, trade secrets and similar intellectual property as critical to our success. The steps taken by us to protect our intellectual property may not be adequate, and third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. We rely on trademark and copyright law, trade secret protection and confidentiality, license and other agreements with employees, customers, strategic partners and others to protect our proprietary rights. We have pursued and applied for the registration of our trademarks and service marks in the United States. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. We also use our parent's trademarks in connection with the sale of many of our goods and services and rely on our parent's ability to adequately protect its trademarks and proprietary rights.

    We have licensed in the past, and expect that we may license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. We attempt to ensure that the quality of our brands is maintained by such licensees. Such licensees may take or omit to take actions that would materially adversely affect the value of our proprietary rights or reputation, which actions would have a material adverse effect on our business, financial condition and results of operations.

  INTENSE COMPETITION FROM INTERNET- AND RETAIL-BASED BUSINESSES MAY DECREASE OUR MARKET SHARE AND GROSS MARGINS.

    Many Web sites compete for consumers' and advertisers' attention and spending. We expect such competition to continue to increase because of the relative ease with which new Web sites can be developed. Increased competition could reduce our gross margins and cause us to lose market share. We cannot assure you that we will be able to compete successfully or that competitive pressures will not materially and adversely affect our business. We believe that our ability to compete depends upon many factors, including the following:

    - the market acceptance of our Web sites and online services;

    - the success of our brand building and sales and marketing efforts;

    - the performance, price and reliability of services developed by us or our competitors; and

    - the effectiveness of our customer service and support efforts.

Many of our competitors are larger than and have substantially greater financial, distribution and marketing resources than us. Our competitors may develop products or services that are equal or superior to our solutions or achieve greater market acceptance than ours. In addition, our competitors may have cooperative relationships among themselves or with third parties that increase the ability of their products or services to address the needs of our prospective advertisers. In addition, our competitors could enter into exclusive distribution arrangements with our vendors and deny us access to the vendors' products. We may experience pricing pressures, increased marketing expenditures and loss of market share due to increased competition. These factors may materially adversely affect our business.

    Our online advertising business competes with television, radio, cable and print for a share of advertisers' total advertising budgets. Advertisers may be reluctant to devote a significant portion of their advertising budgets to Internet advertising if they perceive the Internet to be a limited or ineffective advertising medium. Moreover, advertisers may, over time, determine that advertisements placed on our Web sites have not been effective. Consequently our advertising revenues may decline.

  WE MAY EXPAND OUR BUSINESS INTERNATIONALLY AND BECOME SUBJECT TO CURRENCY, POLITICAL, TAX AND OTHER UNCERTAINTIES.

    Our international business is subject to a number of risks of doing business abroad, including:

    - fluctuations in currency exchange rates, the impact of recessions in economies outside the United States and regulatory and political changes in foreign markets;

    - reduced protection for intellectual property rights in some countries;

    - potential limits on the use of some of our vendors' trademarks outside the United States;

    - exposure to potentially adverse tax consequences or import/export quotas;

    - opening and managing distribution centers abroad;

    - inconsistent quality of merchandise and disruptions or delays in shipping; and

    - developing customer lists and marketing channels.

Although less than one percent of our sales is to customers who live outside the United States, we intend to market our sites globally. In addition, a substantial portion of our parent's vendors procure products from outside the United States. We purchase from our parent merchandise manufactured outside the United States. Furthermore, expansion into new international markets may present competitive and merchandising challenges different from those we currently face. We cannot assure you that we will expand internationally or that any such expansion will result in profitable operations.

  FAILURE OF OUR COMPUTER SYSTEMS TO PROPERLY RECOGNIZE THE YEAR 2000 COULD DISRUPT THE OPERATION OF OUR BUSINESS AND TECHNICAL SYSTEMS.

    We depend upon complex computer software and systems for all phases of our operations, including our parent's computer systems. The failure of any of our software or systems to be Year 2000 compliant could prevent us from being able to process or fulfill orders from our customers or could disrupt our financial and management controls and reporting systems. Any such failure, if not quickly remedied, would have a material adverse effect on our business, results of operations and financial condition.

    We have not yet begun performing tests on all of our material operating software and systems to assess and ensure Year 2000 compliance. We cannot assure you that all of iTurf's material operating software and systems will be Year 2000 compliant. Many existing computer programs and systems use only two digits to identify a year in the date field. These programs and systems were designed and developed without considering the impact of the upcoming turn of the century. If not corrected, such computer applications could fail or create erroneous results by or at the Year 2000.

    In addition to the systems and software that we use directly, our operations also depend on the performance of software and systems of our third party service providers. These include providers of financial, telecommunications and parcel delivery services. We also cannot assure you that our service providers have, or will have, operating software and systems that are Year 2000 compliant.

    In addition, a significant portion of purchases of merchandise from iTurf are made with credit cards. Our business, results of operations and financial condition may be materially adversely affected to the extent our customers are unable to use their credit cards due to Year 2000 issues.

RISKS RELATED TO OUR RELATIONSHIP WITH OUR PARENT

  OUR PARENT AND ITS PRINCIPAL STOCKHOLDER MAY EXERT CONTROL OVER OUR BUSINESS.

    Our parent owns all of our Class B shares of common stock, which represents approximately 92% of the voting power of our common stock. As a result of its share ownership and the other rights described in this prospectus, our parent will be able to elect a majority of the members of our board of directors. This concentration of ownership and other rights could also delay or prevent a change of control. Also, Stephen I. Kahn, Chief Executive Officer and Chairman of the board of directors of our parent and iTurf, was, as of November 1, 1999, the beneficial owner of approximately 41% of the outstanding common stock of our parent and, accordingly, may be deemed to be the beneficial owner of all of the iTurf common stock owned by our parent. As a result, Mr. Kahn will be able to control iTurf in the same manner that our parent is able to control iTurf.

    Our parent could elect to sell all or a substantial portion of its equity interest in iTurf to a third party. In the event of a sale of our parent's interest to a third party, that third party may be able to control iTurf in the same manner that our parent is able to control iTurf. Such a sale may adversely affect the market price of the Class A common stock and may adversely affect iTurf's business, financial condition and results of operations.

  OVERLAPPING MANAGEMENT AND BOARDS OF DIRECTORS COULD CAUSE CONFLICTS OF INTEREST BETWEEN US AND OUR PARENT.

    Several of iTurf's officers and directors serve as officers and directors of our parent. Service as both a director or officer of iTurf and a director or officer of our parent could create or appear to create potential conflicts of interest when those directors and officers are faced with decisions that could have different implications for iTurf and our parent. Such decisions may relate to potential acquisitions of businesses, the intercompany agreements, competition, the issuance or disposition of securities, the election of new or additional directors, the payment of dividends by iTurf and other matters.

    Stephen I. Kahn, who is the President, Chief Executive Officer and Chairman of the board of directors of iTurf, is the Chief Executive Officer and Chairman of the board of directors of our parent. Alex S. Navarro is the Chief Operating Officer and Secretary of iTurf and also an Assistant Secretary and Counselor At Law of our parent. Christopher C. Edgar is a Vice President of iTurf and a member of iTurf's board of directors and is the Chief Operating Officer and Vice Chairman of the board of directors of our parent. Evan Guillemin is a Vice President of iTurf and a member of iTurf's board of directors and is the President and Chief Financial Officer of our parent.

    Messrs. Kahn, Edgar, Guillemin and Navarro will be employed by both our parent and iTurf and will spend a substantial part of their professional time and effort on behalf of our parent. In many instances, such efforts for our parent will involve activities that are unrelated, and in some circumstances may be adverse, to the interests of iTurf. iTurf has not established any minimum time that Messrs. Kahn, Edgar, Guillemin and Navarro will be required to spend on iTurf matters.

    Messrs. Kahn, Edgar, Guillemin and Navarro will continue to hold shares of and/or options to purchase shares of common stock of our parent. In addition, following the closing of this offering, employees of iTurf may be eligible to participate in other benefit plans of our parent that provide opportunities to receive additional shares of common stock of our parent. These substantial equity interests in our parent may present these officers and employees with incentives potentially adverse to iTurf's stockholders.

  WE DEPEND ON OUR PARENT'S BRANDS, GOODS AND SERVICES.

    We have entered into a series of intercompany agreements with our parent. Under these agreements, we depend on our parent to provide us with trademark rights, goods and services that are key to the success of our business. The termination of the intercompany agreements on the failure of our parent to satisfactorily perform its obligations under these agreements would have a material adverse effect on our business. In addition, we anticipate making material payments to our parent each year for the foreseeable future under the intercompany agreements. See "Transactions with Our Parent--Intercompany Agreements."

    WE DEPEND ON OUR PARENT AS A TRADEMARK LICENSOR. Pursuant to the trademark license and customer list agreement, we license the dELiA*s logo and name, other valuable trademarks, and online content from our parent and its other subsidiaries on an exclusive basis for Internet use. If our trademark license and customer list agreement with our parent were terminated, we would need to change the domain names of most of our Web sites and devote substantial resources towards building new brand names. Our parent may terminate the trademark license and customer list agreement if any person other than our parent, its affiliates or strategic partners acquire 20% or more of the voting power of iTurf and under other circumstances.

    In addition, the trademark license and customer list agreement contains restrictions that may prevent us from marketing our products and services in the same way we would if we owned these trademarks ourself. Our parent can:

    - demand that we remove from our Web sites any online content that bears one of our parent's trademarks that our parent determines conflicts with, interferes with or is detrimental to its reputation or business or for certain other reasons;

    - require us to conform to our parent's guidelines for the use of its trademarks;

    - approve all materials, such as marketing materials, that include any of our parent's trademarks; and

    - control the visual and editorial presentation of content on our Web sites that use our parent's trademarks.

    WE DEPEND ON OUR PARENT FOR ADVERTISING. Pursuant to the intercompany services agreement, our parent provides us with advertising and promotional space in its catalogs and retail stores. In addition, we are required to purchase from our parent minimum amounts of advertising space in at least 50% of all of our parent's catalogs distributed each year. However, our parent controls the timing and placement of these advertisements and promotions. Our parent could discontinue promoting iTurf in its current manner. Our parent also makes no guarantee to us as to the demographic composition of the target audience. This advertising and promotion is an important element of our strategy to increase awareness of our brands and increase sales. If we were not able to advertise in our parent's catalog and retail stores, we would make substantially fewer sales on our Web sites. The advertising obligations can be terminated by our parent under the same circumstances as the trademark license and customer list agreement.

    WE DEPEND ON OUR PARENT FOR SERVICES. Pursuant to the intercompany services agreement, our parent provides us with services, such as merchandising, inventory management, creative, marketing, technical, human resources, finance, accounting, administrative, legal and other services. If our parent fails to provide these services satisfactorily, we would be required to perform these services or obtain these services from another provider. In such case, we may incur additional costs in order to obtain these services and we may be unable to obtain these services on commercially reasonable terms. If we choose to perform these services ourself, we may not be able to perform them adequately, and, as a result, we could lose a substantial number of customers. The service obligations can be terminated by our parent under the same circumstances as the trademark license and customer list agreement.

    Substantially all of our sales orders are currently processed and fulfilled through our parent's systems. Our parent is generally obligated to provide fulfillment services to us at a level at least equal to the quality of services provided by our parent prior to our initial public offering. As a result, our future revenue depends on our parent's ability to fulfill our e-commerce sales in an accurate and timely manner.

    WE DEPEND ON OUR PARENT AS A SUPPLIER. Pursuant to the intercompany services agreement, we may purchase products from our parent for resale on the Internet. We anticipate that, for the foreseeable future, a majority of our revenue will be derived from the online sale of merchandise under our parent's trademarks. Accordingly, iTurf's future revenues and business success depend on our parent's ability to maintain and renew relationships with its existing vendors and to establish relationships with additional vendors. We do not have direct contractual relationships with our parent's suppliers relating to our parent's merchandise sold on our Web sites. As such, we cannot obtain the same merchandise directly and are restricted pursuant to the trademark license and customer list agreement from having such relationships without our parent's consent. Furthermore, our parent does not have long-term contracts with any of its suppliers. In addition, many of the smaller vendors used by our parent have limited resources, production capacities and operating histories. The supply obligations can be terminated by our parent under the same circumstances as the trademark license and customer list agreement.

  WE MAY BE CONTINGENTLY LIABLE FOR OUR PARENT'S PENSION OBLIGATIONS.

    For so long as our parent continues to own at least 80% of the voting and economic power or value of iTurf's capital stock, we will also be jointly and severally liable, together with all other members of our parent's "control group", for pension funding, termination and excise taxes and for other pension-related matters in the event our parent fails to fully satisfy its legally required pension obligations.

    Because the Class B common stock held by our parent is entitled to six votes per share, we expect that our parent will retain its 80% voting interest for the foreseeable future. We believe there were no such liabilities outstanding as of July 31, 1999.

    The intercompany indemnification agreement provides that our parent will indemnify iTurf for certain tax and pension liabilities resulting from our relationship with our parent, including the costs of defending against any assertion of claims against iTurf. We cannot assure you that our parent will be able to fulfill its obligations under such agreement. Therefore, we may be liable for payments in such instance.

  WE FACE POTENTIAL COMPETITION FROM OUR PARENT.

    Any of the following events could have a material adverse effect on our business or our stockholders:

    - any competition from our parent that results in a loss of a corporate opportunity by iTurf to our parent;

    - any engagement by our parent in any activity that is similar to the businesses of iTurf; or

    - the early termination of the trademark license and customer list agreement.

However, our parent has agreed in the trademark license and customer list agreement to refrain from competing with us in the Generation Y Internet business. Our parent is under no other obligation to refrain from competing with us or to share with us any future business opportunities available to it. iTurf's Restated Certificate of Incorporation will include provisions that may permit our parent to compete with us in areas unrelated to the Generation Y Internet business.

RISKS RELATED TO THE INTERNET INDUSTRY

  WE DEPEND ON CONTINUED GROWTH IN USE OF THE WEB.

    Our industry is new and rapidly evolving. A decrease in the growth of Web usage would adversely affect our business. The following factors may inhibit growth in Web usage:

    - inadequate Internet infrastructure;

    - security and privacy concerns;

    - inconsistent quality of service; and

    - unavailability of cost-effective, high-speed service.

    Our success depends upon the ability of the Internet infrastructure to support increased use. The performance and reliability of the Web may decline as the number of users increases or the bandwidth requirements of users increase. The Web has experienced a variety of outages due to damage to portions of its infrastructure. If outages or delays frequently occur in the future, Web usage, including usage of our Web sites, could grow slowly or decline. Even if the necessary infrastructure or technologies are developed, we may have to spend considerable amounts to adapt our solutions accordingly.

  WE DEPEND ON CONTINUED GROWTH OF ONLINE COMMERCE.

    Our future revenue and profits depend upon the widespread acceptance and use of the Web as an effective medium of commerce. Failure of the Web and online services to become a viable commercial marketplace would materially adversely affect our business.

    Rapid growth in the use of the Web and commercial online services is a recent phenomenon. We cannot assure you that a large base of consumers will adopt and continue to use the Web as a medium of commerce. Demand for recently introduced services and products over the Web and online services is subject to a high level of uncertainty. The successful development of the Web and online services is subject to a number of factors, including:

    - continued growth in the number of users of such services;

    - concerns about transaction security;

    - continued development of the necessary technological infrastructure; and

    - the development of complementary services and products.

  WE DEPEND ON AN UNPROVEN INTERNET COMMUNITY BUSINESS MODEL.

    The Internet community business model is an unproven business model. Our ability to generate significant revenues from advertisers and sponsors will depend, in part, on our ability to generate sufficient user traffic with demographic characteristics attractive to our advertisers. Failure of the market for online advertising to develop or slower development than expected would materially adversely affect our business.

    The intense competition among Web sites that sell online advertising has led to the creation of a number of pricing alternatives for online advertising. It is difficult for us to project future levels of advertising revenue and applicable gross margin that can be sustained by us or the online advertising industry in general. Although we do not currently derive a substantial portion of our revenue from advertising, our business model depends in part on increasing the amount of such revenue.

  WE DEPEND ON THE STORAGE OF PERSONAL INFORMATION ABOUT OUR USERS.

    Web sites typically place identifying data, or cookies, on a user's hard drive without the user's knowledge or consent. iTurf and other Web sites use cookies for a variety of reasons, including the collection of data derived from the user's Internet activity. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts. Most currently available Web browsers allow users to remove cookies at any time or to prevent cookies from being stored on their hard drive. In addition, some commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. Furthermore, the European Union recently adopted a directive addressing data privacy that may limit the collection and use of information regarding Internet users. This directive may limit our ability to target advertising or collect and use information in European countries.

  WE MAY BE SUED REGARDING PRIVACY CONCERNS.

    Despite the display of our privacy policy on our Web sites, any penetration of our network security or misappropriation of our users' personal or credit card information could subject us to liability. We may be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and several states have investigated the use by Internet companies of personal information. In 1998, the U.S. Congress enacted the Children's Online Privacy Protection Act of 1998. The Federal Trade Commission has recently promulgated final regulations interpreting this act. We depend upon collecting personal information from our customers and we believe that the regulations under this act will make it more difficult for us to collect personal information from some of our customers. We could incur expenses if new regulations regarding the use of personal information are introduced or if our privacy practices were investigated. See "Business--Legal."

  GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL BURDENS TO DOING BUSINESS ON THE INTERNET.

    Laws and regulations applicable to Internet communications, commerce and advertising are becoming more prevalent. The adoption or modification of laws or regulations applicable to the Internet could adversely affect our business. The most recent session of the U.S. Congress passed laws regarding online children's privacy, copyrights and taxation. The law governing the Internet, however, remains largely unsettled. New laws may impose burdens on companies conducting business over the Internet.

    Although our online transmissions generally originate in New York, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. It may take years to determine whether and how existing laws governing intellectual property, privacy, libel and taxation apply to the Internet and online advertising. In addition, the growth and development of online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. We also may be subject to regulation not specifically related to the Internet, including laws affecting direct marketers and advertisers.

  WEB SECURITY CONCERNS COULD HINDER ONLINE COMMERCE AND ADVERTISING.

    The need to securely transmit confidential information such as credit card and other personal information over the Internet has been a significant barrier to online commerce and communications. Any publicized compromise of security could deter people from accessing the Web or from using it to transmit confidential information. Furthermore, decreased online traffic and sales as a result of general security concerns could cause advertisers to reduce their amount of online spending. Such security concerns could reduce our market for online commerce and indirectly influence our ability to sell online advertising. We may also incur significant costs to protect iTurf against the threat of problems caused by such security breaches.

  WE MAY BE LIABLE FOR INFORMATION DISPLAYED ON AND COMMUNICATION THROUGH OUR WEB SITES.

    We may be subjected to claims for defamation, negligence, copyright or trademark infringement or other theories relating to the information we publish on our Web sites. These claims have been brought against Internet companies as well as print publications in the past. Based on links we provide to other Web sites, we could also be subjected to claims based upon the online content we do not control that is accessible from our Web sites. Claims may also be based on statements made and actions taken as a result of participation in our chat rooms.

  CHANGES IN REGISTRATION OF DOMAIN NAMES MAY RESULT IN THE LOSS OF OR CHANGE IN OUR DOMAIN NAMES AND A REDUCTION IN BRAND AWARENESS AMONG OUR CUSTOMERS.

    The regulation of domain names in the United States and in foreign countries is expected to change in the near future. As a result, we cannot assure you that we will be able to acquire or maintain relevant domain names in all countries in which iTurf conducts business. iTurf holds various Web domain names relating to its brands, including the iTurf.com, dELiA*s.cOm and gURL.com domain names. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. In the United States, the National Science Foundation has appointed Network Solutions, Inc. as the current exclusive registrar for the ".com," ".net" and ".org" generic top-level domains. We expect future changes in the United States to include a transition from the current system to a system controlled by a non-profit corporation and the creation of additional top-level domains. Requirements for holding domain names also are expected to be affected. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of its trademarks and other proprietary rights. Any such inability could have a material adverse effect on our business, results of operations and financial condition.

  WE MAY BE UNABLE TO RESPOND TO RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY.

    The Internet, e-commerce and online advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer preferences. Our success will depend on our ability to adapt to rapidly changing technologies and address our customers' changing preferences. We may experience difficulties that delay or prevent our being able to do so. Material delays in introducing new technologies and enhancements to our services may cause customers and advertisers to make purchases from or visit the Web sites of our competitors.

RISKS RELATED TO THIS OFFERING

  SALES OF OUR CLASS A COMMON STOCK AFTER THIS OFFERING MAY ADVERSELY AFFECT OUR STOCK PRICE.

    Any sale by our parent of our common stock could cause our stock price to fall because it will increase the number of shares traded in the market. Our parent owns all of the outstanding shares of Class B common stock. Our parent does not have any restrictions on selling any of our securities held by it in the public market, other than as provided under applicable securities laws. The shares held by our parent are "restricted securities" under Rule 144 under the Securities Act and are eligible for sale subject to the limitations of Rule 144. In addition, our parent can require us to register the shares of Class B common stock it owns for public sale pursuant to the dELiA*s common stock registration rights agreement.

    As of October 30, 1999 there were 6,418,132 shares of Class A common stock outstanding. Of the outstanding Class A shares, all are freely tradeable, except for any shares purchased by our "affiliates" as defined in Rule 144. Sales of a large number of shares held by affiliates could have an adverse effect on the market price for our Class A common stock.

    As of October 30, 1999, 4,050,000 shares of Class A common stock were reserved for issuance under our stock incentive plan, of which options to purchase 2,915,663 shares were then outstanding and of which 259,308 options were then exercisable. iTurf intends to file shortly, a Form S-8 registration statement under the Securities Act to register shares issued and reserved for issuance under the stock incentive plan. Approximately 186,775 shares of Class A common stock issuable upon the exercise of vested options will become eligible for sale. Shares of Class A common stock issued under our stock incentive plan or upon exercise of options after the effective date of the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations. The possible sale of a significant number of these shares may cause the price of our Class A common stock to fall.

  OUR CLASS A COMMON STOCK PRICE COULD BE EXTREMELY VOLATILE, AS IS TYPICAL OF INTERNET-RELATED COMPANIES.

    The stock market has experienced significant price and volume fluctuations, and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile.

    In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. The institution of such litigation against us could result in substantial costs to us and a diversion of our management's attention and resources.

  OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER.

    Provisions of Delaware law, our Restated Certificate of Incorporation, or our bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock--Anti-Takeover Effects of Provisions of Delaware Law and Our Restated Certificate of Incorporation and Bylaws."

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about iTurf and our industry. The words or phrases "can be," "expects," "may affect," "may depend," "believes," "estimates," "projects" and similar words and phrases are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties. iTurf's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, as more fully described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus. iTurf undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                            ------------------------

    The information on our Web sites is not a part of this prospectus. iTurf, the iTurf logo and gURL are some of our service marks. dELiA*s, Contents and Discount Domain are registered trademarks of dELiA*s Inc., and Droog and dot dot dash are trademarks of dELiA*s Properties Inc. This prospectus also includes trademarks and trade names of other companies. Each trade name, trademark or service mark of any other company appearing in this prospectus is the property of its owner.

    This prospectus includes statistical data regarding the Internet industry and the Generation Y market. This data was obtained from industry publications and reports, which we believe to be reliable sources. However, the accuracy and completeness of this data are not guaranteed. We have not independently verified this data nor sought the consent of every organization to refer to their reports in this prospectus.

                                DIVIDEND POLICY

    We currently intend to retain all of our earnings to finance our operations and we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so.

                      PRICE RANGE FOR CLASS A COMMON STOCK

    The Class A common stock is traded on the Nasdaq National Market under the symbol TURF. The following table sets forth the high and low sales prices for the Company's Class A common stock as reported by NASDAQ for the period indicated. Such quotations reflect interdealer prices without adjustments for retail markups, markdowns, or commissions and may not necessarily represent actual transactions.

                                                                HIGH       LOW
                                                              --------   --------
FISCAL YEAR ENDING JANUARY 29, 2000
  1st Quarter (from April 9, 1999)..........................  $66.000    $26.000
  2nd Quarter...............................................   38.875     13.250
  3rd Quarter...............................................   15.375     10.000
  4th Quarter (through November 3, 1999)....................   10.625     10.125

    On October 30, 1999, there were 38 holders of record and approximately 12,000 beneficial owners of the Class A common stock.

                                 CAPITALIZATION

    The following table sets forth the capitalization of iTurf as of July 31, 1999 on an actual basis and on a pro forma basis to reflect the acquisition of Taponline.com which was completed on September 1, 1999:

    The number of shares of Class A common stock that are issued and outstanding at July 31, 1999 excludes (a) 2,359,438 shares issuable upon the exercise of options outstanding with a weighted average exercise price of $14.45 per share, and (b) an aggregate of 1,690,562 additional shares reserved for issuance under our stock incentive plan. See "Management--1999 Stock Incentive Plan" and Note 9 of Notes to iTurf Financial Statements.

                                                                 JULY 31, 1999
                                                              --------------------
                                                               ACTUAL    PRO FORMA
                                                              --------   ---------
                                                                 (IN THOUSANDS)
    Stockholders' equity:
      Preferred stock, $.01 par value; 1,000,000 shares
        authorized; no shares issued and outstanding actual
        and as adjusted.....................................  $     --   $     --
      Class A common stock, $.01 par value; 67,500,000
        shares authorized; 4,831,136 shares issued and
        outstanding actual; 6,418,132 shares issued and
        outstanding pro forma...............................        48         64
      Class B common stock, $.01 par value; 12,500,000
        shares authorized; 12,500,000 shares issued and
        outstanding actual and pro forma....................       125        125
      Additional paid-in capital............................    97,261    116,388
      Investment in common stock of parent..................   (17,734)   (17,734)
      Retained earnings (deficit)...........................    (1,579)    (1,579)
                                                              --------   --------
        Total stockholders' equity..........................    78,121     97,264
                                                              --------   --------
          Total capitalization..............................  $ 78,121   $ 97,264
                                                              ========   ========

                            SELECTED FINANCIAL DATA

    The following selected financial data are qualified by reference to, and should be read in conjunction with, the Financial Statements of iTurf, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The selected statement of operations data of iTurf presented below for the years ended January 31, 1997, 1998 and 1999, and the balance sheet data as of January 31, 1998 and 1999 are derived from financial statements of iTurf that have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The consolidated statement of operations data for the six months ended July 31, 1998 and the 26 weeks ended July 31, 1999 and the consolidated balance sheet data as of July 31, 1999 are derived from the unaudited consolidated financial statements of iTurf which are included elsewhere in this prospectus. The selected statement of operations data presented below for the period from March 14, 1995, date of inception, through January 31, 1996 and the balance sheet data as of January 31, 1996 and 1997 are derived from audited financial statements not included in this prospectus. The historical financial statements for the periods prior to the completion of our initial public offering include allocations for administrative, distribution and other expenses incurred by our parent for services rendered to iTurf. While we believe such allocations to be reasonable, they are not necessarily indicative of, and it is not practical for us to estimate, the levels of expenses that would have resulted had iTurf been operating as an independent company.

    The accompanying financial data include the Internet operations of TSI Soccer Corporation, which was acquired by our parent in a transaction accounted for as a pooling of interests, from March 14, 1995, its date of inception, the operations of gURL Interactive from December 17, 1997, the date of its acquisition, and additional Internet operations of iTurf developed since December 17, 1997, including the dELiA.cOm Web site which was launched in May 1998.

    All share and income (loss) per share amounts are based on the number of shares outstanding as of July 31, 1999 after giving effect to the issuance of 4,830,000 of our Class A Common Stock upon completion of our initial public offering on April 14, 1999, on a weighted average basis, and the reclassification of 100 shares of common stock outstanding at January 31, 1999 into 12,500,000 shares of Class B common stock. See Notes to iTurf Financial Statements for information concerning the computation of net income (loss) per share.

                                 PERIOD FROM
                               MARCH 14, 1995                                       SIX MONTHS    TWENTY-SIX
                             (DATE OF INCEPTION)       YEAR ENDED JANUARY 31          ENDED      WEEKS ENDED
                             THROUGH JANUARY 31    ------------------------------    JULY 31       JULY 31
                                    1996             1997       1998       1999        1998          1999
                             -------------------   --------   --------   --------   ----------   ------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues...................        $     6         $    13    $   134    $ 4,014         829         5,567
Cost of product sales......              2               6         69      1,687         374         2,983
                                   -------         -------    -------    -------     -------       -------
Gross profit...............              4               7         65      2,327         455         2,584
Selling, general and
  administrative
  expenses.................              6              14        114      1,506         554         5,805
                                   -------         -------    -------    -------     -------       -------
Income (loss) from
  operations...............             (2)             (7)       (49)       821         (99)       (3,221)
Interest expense (income),
  net......................             --              --         20         41          22        (1,101)
                                   -------         -------    -------    -------     -------       -------
Income (loss) before income
  tax (benefit)
  provision................             (2)             (7)       (69)       780        (121)       (2,120)
Income tax (benefit)
  provision................             (1)             (3)       (29)       355         (44)         (161)
                                   -------         -------    -------    -------     -------       -------
Net income (loss)..........        $    (1)        $    (4)   $   (40)   $   425     $   (77)      $(1,959)
                                   =======         =======    =======    =======     =======       =======
Basic and diluted net
  income (loss) per
  share....................        $ (0.00)        $ (0.00)   $ (0.00)   $  0.03     $ (0.01)        (0.13)
                                   =======         =======    =======    =======     =======       =======
Shares used to compute
  basic net income (loss)
  per share................         12,500          12,500     12,500     12,500      12,500        15,372
                                   =======         =======    =======    =======     =======       =======
Shares used to compute
  diluted net income (loss)
  per share................         12,500          12,500     12,500     12,518      12,500        15,372
                                   =======         =======    =======    =======     =======       =======

                                                             JANUARY 31
                                         --------------------------------------------------
                                               1996            1997       1998       1999     JULY 31, 1999
                                         -----------------   --------   --------   --------   -------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............       $    --        $    --    $    31    $   375       $22,422
Short-term investments.................            --             --         --         --        55,517
Working capital (deficiency)...........            (1)            (5)      (481)      (461)       75,940
Total assets...........................            --             --        467      1,216        81,960
Due to parent..........................             1              5        512        573         2,632
Total stockholder's (deficit) equity...            (1)            (5)       (45)       380        78,121

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    INVESTORS SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO OF ITURF WHICH APPEAR ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT ITURF'S PLANS, ESTIMATES AND BELIEFS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS, PARTICULARLY IN "RISK FACTORS."

OVERVIEW

    iTurf is a leading provider of Internet community, content and e-commerce services focused primarily on Generation Y, based on sales and traffic on our Web sites. We provide Generation Y with an online destination that encompasses a network of Web sites that addresses this demographic group's concerns, interests, tastes and needs. Our sites offer interactive web/zines with proprietary content, chat rooms, posting boards, personal homepages and e-mail, as well as online shopping opportunities.

    On April 14, 1999, we completed the initial public offering of 4,830,000 shares of our Class A common stock, which represented approximately 28% of the shares then outstanding.

    iTurf is a subsidiary of dELiA*s Inc. and was incorporated on August 7, 1997. Prior to the closing of our initial public offering, our parent owned all of the outstanding capital stock of iTurf. iTurf's results of operations include the following:

    - the Internet operations of TSI Soccer Corporation, a wholly-owned subsidiary of our parent, which was acquired by our parent in December 1997. The acquisition was accounted for as a pooling of interests. Concurrently with the closing of this offering, iTurf will acquire the TSISoccer.com domain name from TSI Soccer for $25,000 of Class A common stock, valued at the initial public offering price per share. Therefore, the financial statements of iTurf reflect the Internet operations of TSI from March 14, 1995, when TSI began Internet operations;

    - the operations of gURL Interactive, which was acquired by iTurf on December 17, 1997; and

    - the Internet operations of iTurf, which were developed since December 17, 1997, including the dELiAs.cOm Web site which was launched in May 1998.

    Following the acquisition of gURL Interactive, we launched the dELiAs.cOm and discountdomain.com sites in May 1998, the contentsonline.com and droog.com sites in November 1998, the dotdotdash.com site in March 1999 and, most recently, the StorybookHeirlooms.com site in April 1999. We sell products from these sites, each of which shares merchandise and branding with catalog offerings of our parent. In addition, we expanded our Web community features during the same periods. We launched gURLmAIL.com in February 1998 and gURLpages.com in June 1998. In December 1998, we also began to add additional third party content to our gURL.com Web site, such as music news and film trailers. See "Business--The iTurf Network" and "Business--iTurf E-Commerce."

    On September 1, 1999, we acquired T@ponline.com, Inc. Taponline.com was acquired pursuant to an Agreement and Plan of Merger, dated as of August 9, 1999, by and among iTurf, iTurf Acquisition Corporation, a wholly-owned subsidiary of iTurf ("Merger Sub"), Taponline.com, the stockholders of Taponline.com and MarketSource Corporation, a Delaware corporation (as amended, the "Merger Agreement"). Pursuant to the Merger Agreement, Merger Sub was merged with and into Taponline.com, with Taponline.com as the surviving corporation (the "Merger"). As a result of the Merger, Taponline.com became a wholly-owned subsidiary of iTurf and was renamed

OnTap.com Inc. The merger consideration consisted of 1,586,996 shares of our Class A common stock. OnTap.com Inc. operates a community and content Web site focusing on college and university students between the ages of 18 and 24. It generates most of its revenues from the sale of advertising.

    In connection with the transaction, MarketSource Corporation, which is owned by certain of the shareholders of Taponline.com, including Martin D. Levine, who was recently elected as a member of our board of directors, entered into an arrangement to purchase advertising and other inventory on our network of sites for resale to MarketSource's clients. Separately, we have agreed to enter into a marketing alliance with MarketSource to promote our network of sites through MarketSource's offline marketing channels. We committed to purchasing approximately $6.5 million in promotional opportunities through these channels over the next three years.

    We generate revenue from four primary sources:

    - sales of apparel, accessories, footwear, athletic gear, home furnishings and other merchandise through our e-commerce sites;

    - fees paid for advertising on our sites;

    - fees from licensing the gURL brand and related online content; and

    - subscription fees paid by members of our discount shopping service, discountdomain.com.

    Sales of apparel, accessories and footwear for Generation Y girls and young women on our dELiAs.cOm site accounted for a substantial majority of our revenue in the year ended January 31, 1999 and is expected to account for the majority of our revenue for at least the next twelve months. Sales of athletic gear on our TSISoccer.com site, primarily soccer merchandise sold to Generation Y boys and young men, was our second largest source of product revenue in that period. We expect this trend to continue and for sales of apparel, accessories, footwear and other products to grow more rapidly than revenue from advertising over the next twelve months. Because advertising sales are generally higher-margin than merchandise sales, we expect our gross margin to decline in the near future.

    The historical financial statements for the periods prior to the closing of our initial public offering contained elsewhere in this prospectus include allocations for administrative, distribution and other expenses incurred by our parent for services rendered to iTurf. While we believe such allocations to be reasonable, they are not necessarily indicative of, and it is not practical for us to estimate, the levels of expenses that would have resulted had iTurf been operating as an independent company.

    Since the closing of our initial public offering, the provision of services and other matters between iTurf and our parent, including use of our parent's trademarks, have been governed by the intercompany agreements. We believe that the intercompany agreements, had they been in effect during the historical periods presented, would not have had a material effect on our net income
(loss), given the level of benefits received from our parent. Expenses would have increased marginally in connection with fees to be paid to our parent pursuant to the trademark license and customer list agreement. However, the effect of the trademark license and customer list agreement would have been substantially offset by iTurf's ability under the supply arrangements of the intercompany services agreement to purchase clearance inventory from our parent at lower costs. This offset has not continued to the same degree following the closing of our initial public offering. We expect selling, general and administrative expenses to increase as a percentage of sales due to fees associated with higher levels of advertising provided by our parent and with increased sales made under trademarks licensed from our parent. See "Transactions with Our Parent--Intercompany Agreements."

    We also relied on our parent to provide financing for our operations. Therefore, our cash flows for the periods prior to the closing of our initial public offering are not necessarily indicative of the cash flows that would have resulted had we been operating as an independent company during those periods.

    Since the inception of iTurf's business in 1995 through the fiscal year ended January 31, 1998, iTurf incurred net losses of approximately $44,000. For the year ended January 31, 1999, iTurf's operations resulted in net income of approximately $425,000. For the 26 week period ended July 31, 1999, iTurf's operations resulted in a net loss of approximately $2.0 million. We believe that our continued growth will depend in large part on our ability to increase our brand awareness, provide our customers with superior Internet community and e-commerce experiences and continue to enhance our systems and technology to support increased traffic to our Web sites. We intend to invest heavily in marketing and promotion, including advertising in our parent's print catalogs, and to further develop our Web sites, technology and operating infrastructure. As a result, we expect to record substantial net losses for the foreseeable future.

    In view of the rapidly changing nature of iTurf's business and its limited operating history, as well as the expected seasonality, iTurf believes that period-to-period comparisons of its operating results, including iTurf's gross profit margin and operating expenses as a percentage of sales, are not necessarily meaningful. You should not rely on this information as an indication of future performance.

RESULTS OF OPERATIONS

    The following table sets forth certain statement of operations data as a percentage of revenues for the periods indicated:

                                                                                                          TWENTY-
                                                                                             SIX            SIX
                                                           FISCAL YEAR                      MONTHS         WEEKS
                                                        ENDED JANUARY 31,                   ENDED          ENDED
                                              --------------------------------------       JULY 31        JULY 31
                                                1997           1998           1999           1998           1999
                                              --------       --------       --------       --------       --------
Revenues....................................   100.0%         100.0%         100.0%         100.0%         100.0%
Cost of product sales.......................    46.2           51.5           42.0           45.1           53.6
                                               -----          -----          -----          -----          -----
Gross profit................................    53.8           48.5           58.0           54.9           46.4
Selling, general and administrative
  expenses..................................   107.7           85.1           37.6           66.8          104.3
Interest expense (income), net..............      --           14.9            1.0            2.7          (19.8)
                                               -----          -----          -----          -----          -----
Income (loss) before income tax (benefit)
  provision.................................   (53.9)         (51.5)          19.4          (14.6)         (38.1)
Income tax (benefit) provision..............   (23.1)         (21.6)           8.8           (5.3)          (2.9)
                                               -----          -----          -----          -----          -----
Net income (loss)...........................   (30.8)%        (29.9)%         10.6%          (9.3)%        (35.2)%
                                               =====          =====          =====          =====          =====

COMPARISON OF FISCAL YEARS 1997 AND 1998

    REVENUES. Revenues increased from $134,000 in fiscal 1997 to $4,014,000 in fiscal 1998. The increase was primarily due to the launch of the dELiAs.cOm Web site in May 1998 and advertising revenue of approximately $444,000 during fiscal 1998. iTurf did not sell any advertising in fiscal 1997. Subscription fees and licensing revenue was approximately $218,000 for fiscal 1998; we did not have any such revenue for fiscal 1997.

    GROSS PROFIT. Gross profit increased from $65,000 in fiscal 1997 to $2,327,000 in fiscal 1998 as a result of both increased sales and a higher gross margin. Gross margin increased from 48.5% in fiscal 1997 to 58.0% in fiscal 1998. This increase was due to both the increased sales of higher-margin apparel and accessories on the dELiAs.cOm Web site, which was launched in May 1998, as well as revenue from advertising, licensing and subscriptions during the second, third and fourth quarters of fiscal 1998. These new revenue sources improve gross margins because they have no direct cost of sales. The indirect expenses incurred in connection with such revenue sources are included in selling, general and administrative expenses.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses are comprised of sales and marketing expense, which includes advertising costs, credit card fees and distribution costs, product development and operations expense, which includes site development, editorial content and systems costs, and general and administrative expenses. Total selling, general and administrative expenses, including direct expenses and expenses allocated from our parent, increased from $114,000, or 85.1% of revenues, in fiscal 1997 to $1,506,000, or 37.6% of revenues, in fiscal 1998 due to a substantial increase in advertising, product development and overhead costs to support the continued expansion of iTurf.

    In 1998, selling, general and administrative expenses were comprised of selling and marketing expense of $633,000, product development expense of $341,000 and general and administrative cost of $532,000. In 1997 selling, general and administrative expenses were comprised substantially of general and administrative expenses with the primary components being payroll and telephone expenses. A significant portion of these expenses, $45,000 in fiscal 1997 and $219,000 in fiscal 1998, were allocated from our parent.

COMPARISON OF FISCAL YEARS 1996 AND 1997

    REVENUES. Revenues in fiscal 1996 and fiscal 1997 were substantially from soccer merchandise. Revenues increased from $13,000 in fiscal 1996 to $134,000 in fiscal 1997. This increase was primarily due to an enhancement of TSISoccer.com and additional customer awareness of the site, as well as a general increase in the use of the Web for electronic commerce.

    GROSS PROFIT. Gross profit increased from $7,000 in fiscal 1996 to $65,000 in fiscal 1997, primarily due to an increase in net sales. Gross margin decreased from 53.8% in fiscal 1996 to 48.5% in fiscal 1997, primarily due to a change in the mix of TSI Soccer merchandise sold from year to year.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased from $14,000 for the year ended January 31, 1997 to $114,000 in fiscal 1997 with the primary components being payroll and telephone expenses. Of these totals, $13,000 and $45,000 for fiscal 1996 and fiscal 1997, respectively, were allocations from our parent. The increases in total selling, general and administrative expenses and parent allocations correspond with our growth in revenues. As a percentage of revenues, however, such expenses decreased from 107.7% to 85.1%, primarily due to the leveraging of fixed costs over a larger revenue base.

COMPARISON OF TWENTY-SIX WEEKS ENDED JULY 31, 1999 AND SIX MONTHS ENDED
  JULY 31, 1998

    NET REVENUES. Net revenues increased from $829,000 in the first half of fiscal 1998 to $5.6 million for the same period in fiscal 1999. The increase was due to the launch of the dELiAs.cOm and discountdomain.com Web sites in May 1998, the contentsonline.com and droog.com sites in November 1998, the dotdotdash.com site in March 1999 and the StorybookHeirlooms.com site in April 1999, as well as increased traffic as a result of our marketing efforts. Advertising, subscription and licensing revenues were approximately $542,000 for the first half of fiscal 1999 and $107,000 for the same period of fiscal 1998.

    GROSS PROFIT. Gross profit increased from $455,000 for the first half of fiscal 1998 to $2.6 million for the same period in fiscal 1999 as a result of increased sales. Gross margin decreased from 54.9% in the first half of fiscal 1998 to 46.4% in the first half of fiscal 1999. The decrease was principally due to increased sales of lower-margin products on our discountdomain.com and TSISoccer.com sites as well as seasonal promotional offers.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Total selling, general and administrative expenses increased from $554,000, or 66.8% of revenues, in the first half of fiscal 1998 when these expenses related primarily to the launch of dELiAs.cOm, to $5.8 million, or 104.3% of revenues, in the first half of fiscal 1999 due to a substantial increase in advertising, product development and overhead costs to support the continued expansion of iTurf.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth certain unaudited quarterly statement of operations data for the six quarters ended July 31, 1999. This unaudited quarterly information has been derived from unaudited financial statements of iTurf and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods covered. The quarterly data should be read in conjunction with the iTurf Financial Statements and the notes thereto. The operating results for the quarters are not necessarily indicative of the operating results for any future period.

                                                                                                            THIRTEEN WEEKS
                                                                               THREE MONTHS ENDED                ENDED
                                                              ----------------------------------------------------
                                                                                                          -------------------
                                                              APR. 30,   JULY 31,   OCT. 31,   JAN. 31,    MAY 1,    JULY 31,
                                                                1998       1998       1998       1999       1999       1999
                                                              --------   --------   --------   --------   --------   --------
                                                                                      (IN THOUSANDS)
Revenues....................................................      $69      $760      $1,064     $2,121     $2,615     $2,952
Cost of product sales.......................................       35       339         359        954      1,332      1,651
                                                               ------     -----      ------     ------     ------    -------
Gross profit................................................       34       421         705      1,167      1,283      1,301
Selling, general and administrative expenses................      109       445         514        438      1,753      4,052
Interest expense (income), net..............................       11        11           9         10       (112)      (989)
                                                               ------     -----      ------     ------     ------    -------
Income (loss) before income tax (benefit) provision.........      (86)      (35)        182        719       (358)    (1,762)
Income tax (benefit) provision..............................      (33)      (11)         83        316       (161)        --
                                                               ------     -----      ------     ------     ------    -------
Net income (loss)...........................................     $(53)     $(24)        $99       $403      $(197)   $(1,762)
                                                               ======     =====      ======     ======     ======    =======

                                                                                  PERCENTAGE OF REVENUES
                                                              ---------------------------------------------------------------
Revenues....................................................    100.0%    100.0%      100.0%     100.0%     100.0%     100.0%
Cost of product sales.......................................     50.7      44.6        33.7       45.0       50.9       55.9
                                                               ------     -----      ------     ------     ------     ------
Gross profit................................................     49.3      55.4        66.3       55.0       49.1       44.1
Selling, general and administrative expenses................    157.9      58.6        48.3       20.6       67.0      137.3
Interest expense (income), net..............................     16.0       1.5         0.9        0.5       (4.3)     (33.5)
                                                               ------     -----      ------     ------     ------     ------
Income (loss) before income tax (benefit) provision.........   (124.6)     (4.7)       17.1       33.9      (13.7)     (59.7)
Income tax (benefit) provision..............................    (47.8)     (1.5)        7.8       14.9       (6.1)        --
                                                               ------     -----      ------     ------     ------     ------
Net income (loss)...........................................    (76.8)%    (3.2)%       9.3%      19.0%      (7.5)%    (59.7)%
                                                               ======     =====      ======     ======     ======     ======

SEASONALITY

    Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control. These factors include:

    - seasonal fluctuations in consumer purchasing patterns and advertising spending;

    - timing of, response to and quantity of our parent's catalog mailings;

    - changes in the growth rate of Internet usage;

    - actions of competitors;

    - the timing and amount of costs relating to the expansion of our operations and acquisitions of technology or businesses; and

    - general economic and market conditions.

    Our limited operating history and rapid growth make it difficult to ascertain the effects of seasonality on our business. We believe that period-to-period comparisons of our historical results are not necessarily meaningful and should not be relied upon as an indication of future results.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash flows used by operating activities were $65,000 and $3.1 million during the first half of fiscal 1998 and 1999, respectively. Net cash flows provided by operating activities of $646,000 for fiscal 1998 were primarily due to a $104,000 increase in accounts payable and other current liabilities and $425,000 of net income. Net cash flows used in operating activities for fiscal 1997 of $34,000 relate primarily to a net loss of $40,000. The net cash flow effect of operating activities was insignificant for fiscal 1996.

    Net cash used in investing activities of $74.7 million for the first half of fiscal 1999 related primarily to our purchase of marketable securities and shares of dELiA*s common stock from our parent in connection with our initial public offering. Net cash used in investing activities of $131,000 in the first half of fiscal 1998 related to purchases of property and equipment. Net cash used in investing activities of $265,000 for fiscal 1998 related to purchases of property and equipment. Investing activities in fiscal 1997 used $224,000, which relates to cash paid for the gURL acquisition and purchases of property and equipment. The net cash flow effect of investing activities was insignificant for fiscal 1996. We expect to make capital expenditures of at least $4.0 million in fiscal 1999, including investments in technology and physical infrastructure and the acquisition of content and distribution relationships. In addition, a portion of our resources may be used to fund acquisitions or investments in businesses, products and technologies that are complementary to our current business.

    We also expect to spend significant amounts for marketing and other alliances. In May 1999, we entered into a strategic alliance agreement with America Online, Inc. under which we are committed to cash payments of approximately $4.0 million in fiscal 1999 and $4.1 million in fiscal 2000.

    Financing activities provided net cash of $99.8 million for the first half of fiscal 1999 and $202,000 for the same period of fiscal 1998. The significant amount of cash provided by financing activities during the first half of fiscal 1999 relates to our initial public offering. Prior to our initial public offering, financing activities were related primarily to loans from our parent. Financing activities used net cash of $37,000 for fiscal 1998 and provided net cash of $289,000 for fiscal 1997. The net cash flow effect of financing activities was insignificant for fiscal 1996.

    We have historically relied on our parent for financing capital expenditures. Our capital requirements depend on numerous factors, including:

    - the rate of market acceptance of iTurf's online presence;

    - the ability to expand iTurf's customer base;

    - the cost of upgrades to its online presence; and

    - the level of expenditures for sales and marketing.

    The timing and amount of such capital requirements cannot accurately be predicted. Additionally, we will continue to evaluate possible investments in businesses, products and system technologies and plans to expand our sales and marketing programs and conduct more aggressive brand promotions. We believe that the net proceeds from this offering, together with our operating revenue, will be sufficient to meet anticipated cash needs for at least the next 24 months.

YEAR 2000 COMPLIANCE

    We are heavily dependent upon complex computer software and systems for our operations, including, to a significant extent, our parent's computer systems. Many existing computer programs and systems use only two digits to identify a year in the date field. These programs and systems were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000.

STATE OF READINESS

    All of iTurf's material operating software and our information technology systems and other systems, including telecommunications and warehouse systems, were developed by and are supported by third party vendors. Each of the third party vendors of iTurf's mission-critical operating software have provided written warranties or assurances to iTurf or its parent that such software will not be affected by the change in the century. The majority of the third party vendors of iTurf's other material operating software and systems have also provided warranties or assurances that such software and systems would be compliant. iTurf has prepared a Year 2000 compliance program, which involves:

    - identifying the material operating software and systems on which iTurf depends, whether used by iTurf or by iTurf's service providers;

    - obtaining written warranties or assurances from third party software and systems vendors and service providers;

    - monitoring the compliance efforts of such vendors and service providers;
      and

    - testing its material operating software and systems.

    We expect to begin performing tests in the fourth quarter of fiscal 1999 of all of our material operating software and systems to verify the assurances given by these third party vendors and ensure Year 2000 compliance. We have not yet begun to perform these tests on any of our software and systems. As a result, we have not identified any material software or systems as requiring remediation or replacement. However, we cannot assure you that all of our material operating software and systems will be Year 2000 compliant.

    In addition to the operating systems and software iTurf uses directly, iTurf's operations are also dependent upon the performance of operating software and systems used by our significant service providers, including its parent and providers of financial, telecommunications and parcel delivery services. Our parent has provided us with assurance that its Year 2000 compliance programs is consistent with ours and the status of its efforts is the same as ours. We have contacted each of iTurf's other significant service providers and have obtained written assurances from the majority of such providers that the providers' relevant operating software and systems are in Year 2000 compliance or would be by December 31, 1998. We are monitoring the status of all iTurf's significant service providers' Year 2000 compliance efforts to minimize the risk of any material adverse effect on iTurf's operations resulting from compliance failures. However, there can be no assurance that iTurf's service providers have, or will have, operating software and systems that are Year 2000 compliant.

RISKS

    The failure of our software or systems to be Year 2000 compliant could prevent us from being able to process or fulfill orders from our customers, could cause users of our Web sites to consider alternative Web community and content providers, or could disrupt our financial and management controls and reporting systems. Any such worst-case scenario, if not quickly remedied, would have a material adverse effect on iTurf.

    In addition, a significant portion of purchases of merchandise from iTurf are made with credit cards, and iTurf's operations may be materially adversely affected to the extent its customers are unable to use their credit cards due to Year 2000 issues that are not rectified by the customers' credit card vendors.

    iTurf has not identified significant exposure to Year 2000 problems outside of the information technology issues identified above.

COSTS

    To date, iTurf has spent less than $5,000 on Year 2000 compliance. We expect our incremental costs of addressing Year 2000 issues in fiscal 1999 to be between $25,000 and $50,000. We believe the funds we have for investment in technology infrastructure and maintenance will be sufficient to fund our Year 2000 compliance program and contingency plan. However, given iTurf's dependence on third party software and system vendors and service providers and on our customers' vendors, there can be no assurance to that effect.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income. The adoption of SFAS No. 130 as of February 1, 1998 did not have an effect on the iTurf's financial statements or disclosure as iTurf has no reconciling items. Therefore net income (loss) and comprehensive income (loss) are the same.

    In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires that public companies report certain information about operating segments in their annual financial statements and in subsequent condensed financial statements of interim periods issued to shareholders. This statement also requires that public companies report certain information about their products and services, the geographic areas in which they operate and their major customers. iTurf has determined that the adoption of this new standard did not have a material effect on its disclosure for all periods presented because iTurf currently operates in one segment.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, which is effective for fiscal years beginning after June 15, 1999, requires iTurf to recognize all derivatives on the balance sheet at fair value. iTurf has determined that the adoption of this new standard will not have a material effect on its financial statements or disclosure for all periods presented.

                                    BUSINESS

OUR BUSINESS

    iTurf is a leading provider of Internet community, content and electronic commerce, or e-commerce, services focused primarily on Generation Y, based on sales and traffic on our Web sites. Generation Y is comprised of 56 million people between the ages of 10 and 24 and accounts for over $278 billion of disposable income. iTurf.com is an online destination that addresses Generation Y's concerns, interests, tastes and needs. iTurf combines the style and editorial flair of Generation Y-focused media with direct marketing and e-commerce competencies. Our network of sites includes Web sites that offer interactive web/zines with proprietary content, chat rooms, posting boards, personal homepages and e-mail, as well as online shopping opportunities. Our network is currently comprised of our gURL and OnTap community sites and the following commerce sites that offer a wide range of apparel, accessories, footwear, athletic gear and home furnishings:

- dELiAs.com                           - discountdomain.com
- TSISoccer.com                        - droog.com
- contentsonline.com                   - dotdotdash.com
- StorybookHeirlooms.com

    We are a subsidiary of dELiA*s Inc., a leading catalog marketer targeting the Generation Y market. Our relationship with our parent provides the following advantages:

    - exclusive online use of leading brand names including dELiA*s and TSI Soccer;

    - a proprietary 11 million-name database and access to six million individuals who have made catalog purchases;

    - advertising space in our parent's catalog publications that collectively have circulation in excess of 60 million;

    - substantial merchandising expertise and strong relationships with hundreds of vendors; and

    - sophisticated services from our parent's distribution center to fill our product orders.

    The number of visitors to our Web sites and online sales have grown rapidly over the last year. We estimate that the number of pages viewed by online users per month on our Web sites has grown from approximately 800,000 in February 1998 to approximately 82 million in July 1999. Our revenues have increased from $829,000 in the six months ended July 31, 1998 to $5.6 million in the 26 weeks ended July 31, 1999. By selling a selection of branded and proprietary products, we achieved higher gross profits per order on merchandise sales than many other online commerce companies. In the six months ended July 31, 1999, our gross margin was approximately 46%.

INDUSTRY BACKGROUND

    GROWTH OF THE INTERNET AND E-COMMERCE

    The Internet has emerged as a global medium, enabling millions of people to share information, communicate and conduct business electronically. We believe that the number of Web users will grow from approximately 69 million worldwide in 1997 to approximately 320 million worldwide by the end of 2002. This rapid adoption represents a significant opportunity for businesses to advertise and sell products. We expect online commerce transactions to the home to increase from approximately $5 million in 1997 to approximately $94 billion in 2002. We also believe that Internet advertising will increase from approximately $1.9 billion in 1998 to $7.7 billion in 2002.

    GROWTH OF ONLINE COMMUNITIES

    As the Internet grows, we believe that users seek the same opportunity for compelling content, information, expression, interaction, support and recognition that they seek in the everyday world. The major navigational sites typically provide general information and search services. These sites are not dedicated to publishing proprietary content and aggregating user-generated content. Often, the most relevant content for a user is generated by others who share an interest in what is published. Multi-faceted online communities linking related Web sites provide users with the ability to access unique, proprietary content and to interact directly with the authors of personalized content.

    GENERATION Y'S INCREASING IMPORTANCE TO THE INTERNET

    The United States Census Bureau projects that Generation Y will grow from
56.3 million in 1998 to 63.1 million in 2010. This growth rate is estimated to outpace growth of the general popuation by 19.5%. Generation Y also possesses substantial disposable income. Based upon Census Bureau estimates, we believe that 10-24 year olds generated disposable income in excess of $278 billion in 1997.

    At the same time, Generation Y is becoming increasingly involved in the Internet. We estimate that the number of teens and college students who regularly access the Internet will rise from 12 million in 1998 to over 22 million by 2000. Their increased activity creates a significant opportunity for both selling products and advertising to Generation Y online. We also believe that online commerce sales to teens and college students will increase from $600 million in 1998 to $3.8 billion in 2002 and advertising to Generation Y will increase from $500 million in 1998 to $2.1 billion in 2002.

    We may not enjoy the same growth rates as the recent rates of growth of Generation Y or Web users, e-commerce or spending by Generation Y.

THE NEED FOR A GENERATION Y ONLINE DESTINATION

    We believe Generation Y is a large and underserved audience that desires entertainment, communication, content and advice in an environment focused on their particular needs. Members of Generation Y are influenced by new media and information sources and demand fresh and engaging content that speaks to them without speaking down to them. The major Internet navigational sites are generally:

    - designed to appeal to a broad audience and therefore have not created an environment focused on the specific programming needs and buying habits of Generation Y;

    - do not exclusively address the issues that are relevant to teens, such as peer, parental and school-related pressures, and issues revolving around friendship, sexuality and competition; and

    - do not provide the kind of interactivity and services that this group seeks, such as communication with their peers through chat and e-mail, away from the adults in their lives, as well as news, online games and personal home page building.

    We believe that creating an online destination that caters exclusively to Generation Y is essential to marketing to this group. From a marketing perspective, Generation Y is difficult to reach and has demonstrated a resistance to traditional marketing techniques. We believe marketing products and services indirectly in the context of demographically appropriate editorial information, rather than traditional advertising methods, is a more effective way to reach this audience. Accordingly, we believe there is a need for a Generation Y online destination consisting of an integrated network of community and commerce in a trusted environment.

THE ITURF SOLUTION

    iTurf is an online destination where Generation Y can congregate in an environment that caters exclusively to its interests and promotes its participation and personal growth. iTurf integrates online community and commerce through a network of sites focused primarily on Generation Y, providing compelling and topical content as well as forums for interactive communication.

    Our network of Web sites is currently comprised of our gURL and OnTap community sites and multiple commerce sites. Our gURL community is a group of sites marketed under the gURL brand, anchored by our gURL.com site. The gURL community sites provide a place where girls and young women can find peer support and advice from like-minded users through community resources such as chat rooms, posting boards, home-page hosting services and Web-based e-mail services. Our gURL sites provide interactive features and regularly updated articles on topics of interest to Generation Y girls and young women, such as shopping, fashion and beauty, peer pressure, entertainment, music, relationships, emotions, gossip and news. The gURL.com site has received various awards including a 1998 Webby award for best site in the "living" category. The Webby award is given by the International Academy of Digital Arts and Sciences and is considered a leading creative honor in the Web industry.

    OnTap.com is a leading internet college-focused Web site. OnTap.com includes a global portal site, located at OnTap.com, with information and community services directed at college and university students, and a network of more than 100 campus-specific, local sites, such as Harvard.Ontap.com, which feature information relevant to the particular campus, such as local entertainment information and campus schedules.

    Our commerce sites offer a wide range of apparel, accessories, footwear, athletic gear and home furnishing products for both teen girls and boys. Our most prominent online store, dELiAs.cOm, offers apparel, cosmetics, accessories, footwear and other products for Generation Y girls and young women. Our other commerce sites include:

    - TSISoccer.com, offering soccer and other sports related products;

    - contentsonline.com, offering home furnishings, light furniture and household articles;

    - discountdomain.com, a membership-based discount shopping service offering casual apparel and athletic clothing and consumer electronics products;

    - droog.com, a site that offers apparel, accessories and footwear for Generation Y boys and young men;

    - dotdotdash.com, a site that offers similar products to girls under age 13; and

    - StorybookHeirlooms.com, a site that offers casual, as well as formal apparel, accessories and footwear for girls between the ages of four and eleven, and their mothers.

We intend to leverage the traffic and brand name recognition generated from these sites to develop and expand existing and additional sites on our network.

    Our commerce and community sites are linked by iTurf.com. We intend to develop iTurf.com as the online meeting place and community for young men and women of Generation Y. We will promote and drive traffic to this site through all of the properties in our network. We will promote iTurf.com to Generation Y girls and young women through gURL.com, dELiAs.cOm and other female-targeted offerings. We will promote iTurf to Generation Y boys and young men through our male-focused offerings as well as the prospect of interaction with the members of the gURL community. In addition to our e-commerce efforts, we believe we may be able to generate significant advertising and sponsorship revenue from advertisers and retailers seeking targeted access to Generation Y.

THE ITURF ADVANTAGE

    We believe we are one of the few online networks to focus primarily on the Generation Y market, and that our relationship with our parent, the leading direct marketer to Generation Y, provides us with the following advantages:

    ABILITY TO ATTRACT CUSTOMERS AND USERS TO WEB SITES.

    - ACCESS TO PROPRIETARY DATABASE OF OVER ELEVEN MILLION NAMES. We have the exclusive online right to our parent's database of catalog buyers and requesters. This database has grown rapidly from 198,000 names as of January 31, 1996 to over 11 million names today and is growing by over 100,000 names each month. In excess of 700,000 customer records in the database have e-mail addresses. This database includes six million buyers of direct mail products and contains extensive individual purchasing histories. We believe this proprietary database would be difficult for competitors to replicate and creates a significant competitive advantage in targeting Generation Y.

    - COMPELLING, TOPICAL CONTENT. Compelling, topical and regularly-updated online content is critical to driving repeat customers and users to our Web sites. We obtain content from both our internal staff and our parent. This content consists of engaging editorial copy from direct marketing products, and content from the gURL web/zine and community as well as the OnTap site, which present regularly-updated articles, series and games as well as thousands of pages of user-generated content. Accordingly, we believe we have the editorial assets necessary to keep our content fresh and updated and to continue to attract and retain new customers and users.

    - ITURF TRADE NAMES. We have the exclusive online right to our parent's licensed trade names, including dELiA*s, contentsonline, TSI Soccer, discountdomain and Droog, and our gURL and OnTap trade names. We believe these trade names have been a strong motivating factor in attracting customers, especially with regard to consumers who have not yet made a purchase online. We believe that a significant portion of our success has been attributable to the goodwill and trust earned by our brands among Generation Y consumers and their parents. Very few online marketers have successfully penetrated the teen market in this manner.

    - EXCLUSIVE ADVERTISING AND PROMOTIONAL SPACE IN THE LARGEST PUBLICATION DIRECTED AT OUR TARGET MARKET. To date, we have advertised our Web sites primarily through our parent's catalogs, which have an annual circulation in excess of 60 million. The dELiA*s catalog has the largest domestic circulation of any publication directed at Generation Y. Following this offering, we will have certain exclusive rights to purchase promotional and advertising space in our parent's catalog titles, including dELiA*s, Contents, TSI Soccer and Droog. We intend to increase the amount of advertising we place in these titles.

    ABILITY TO DELIVER SUPERIOR E-COMMERCE SOLUTIONS.

    - SOPHISTICATED FULFILLMENT CAPABILITY. We are able to fill orders through our parent's 354,000 square foot distribution center. This access enables us to retain significantly greater control over the quality, timeliness and cost of fulfilling our product orders than other online marketers who outsource fulfillment services to unrelated contractors that serve several direct marketers. In addition, the scale of our parent's operation enables us to deliver a large number of products over a range of categories. Customers generally have access to real-time product availability information prior to ordering and are shipped products within 48 hours of credit approval. We also supplement our customer service staff with support from our parent's three call centers with a total of 400 stations.

    - SUPERIOR INVENTORY MANAGEMENT AND MERCHANDISING OPPORTUNITIES. Our relationship with our parent enables us to offer a large selection of merchandise without the investment in inventory and the ongoing expense related to the management of such inventory. In addition, we generally do not take ownership of the inventory until the customer order is taken, eliminating most of the risk of inventory obsolescence and mark-downs. We also take advantage of our parent's relationships with a diverse group of hundreds of vendors as well as the purchasing economies enjoyed by our parent as a result of both its scale and proprietary private label products. As a result, we believe we are well positioned to continue to enjoy gross profit margins that are superior to many other online retailers while being able to provide our customers with a compelling selection of recognized merchandise.

    - DIRECT MARKETING KNOWLEDGE AND EXPERTISE. We expect to benefit from the direct marketing knowledge and expertise of our management team and of our parent. We are transferring to the Web the contextual selling model as well as the use of editorial and graphical elements pioneered by our parent and various members of our management. We believe that this strategy is directly transferable to the Web and can be enhanced by including interactive capabilities such as chat and personal home pages. In addition, our parent possesses considerable experience in gathering and mining data on Generation Y that we believe is key to our success. Accordingly, we believe that we will be able to effectively target and satisfy the needs of the Generation Y community.

STRATEGY

    Our goal is to build iTurf into the most heavily-trafficked Generation Y online destination. We intend to realize superior revenue growth opportunities based upon expanded e-commerce offerings and, eventually, advertising opportunities including sponsorship, promotion and distribution agreements with leading brand marketers and media companies. We intend to reach the above goal by implementing the following interconnected strategies:

    STRENGTHEN BRAND RECOGNITION. We believe that building brand recognition for our sites is critical to attracting and expanding our global user base and customer loyalty. Our strategy is to enhance the recognition of the iTurf brand name as well as to independently build each brand in the iTurf network, including dELiA*s, gURL, OnTap, TSI Soccer, discountdomain, contentsonline, Droog and dot dot dash, each of which is designed to appeal to a specific customer segment within Generation Y. By building each brand individually, we expect to reach specific customer groups with product offerings and formats designed to cater to their tastes and purchasing patterns. In doing so, we believe we can avoid relying on one brand or segment within Generation Y and instead can maximize our reach to all segments of Generation Y. In the near term, we will devote substantial resources to building the leadership positions of gURL and dELiAs.cOm.

    We seek to build brand recognition and traffic through multiple methods, such as:

    - PROMOTION IN OUR PARENT'S MARKETING CHANNELS. Since inception, we have marketed our sites and products and services in our parent's catalogs, which have a combined circulation of more than 60 million. We intend to continue to advertise in our parent's family of catalogs and our parent's retail stores. To date, these marketing channels have been the principal marketing mechanism to reach our target audience.

    - TRADITIONAL AND INTERNET ADVERTISING. We also use traditional advertising, in particular print-based promotions. Our sites have been advertised in such teen and fashion magazines as Seventeen and YM. We believe that promotion in such publications is particularly effective in reaching our target audience. We also use targeted online advertising to promote our brand name and specific merchandising opportunities. We have purchased advertising on America Online, the MSN network, Excite.com, MTV.com and Seventeen.com.

    - DIRECT MARKETING. The Internet allows rapid and effective marketing experimentation and analysis, instant user feedback and personalization. We strive to use direct marketing techniques to effectively target and retain customers. Currently we send regular broadcast e-mails to our users promoting special discounts and offers. We intend to include more targeted personalized electronic messages based on prior purchasing behavior and online activity. We also send out regular electronic newsletters to gURLmAIL registered users regarding events affecting the Generation Y community. We may also use traditional direct mail channels to target our customers and individuals on our parent's database.

    - STRATEGIC ALLIANCES. We believe iTurf can enhance its brand names and increase its customer base through alliances with community, content and e-commerce providers. We have anchor tenancy positions in the shopping areas on the America Online Service and comprehensive marketing relationships with Excite.com (Excite/@home) and the MSN Network (Microsoft). We are the preferred provider of soccer merchandise on Fogdog.com. We intend to enter into additional alliances with other sites to build traffic and gain customers.

    - AFFILIATE NETWORK. We recently created the dELiA*s Affiliate Network, a marketing tool that increases exposure on the Internet and directly generates sales. We offer affiliates 8% of net sales on purchases by customers referred to our network of sites.

    OnTap includes a global portal site, located at OnTap.com, with information and community features directed at college and university students, and a network of more than 100 campus-specific sites with local content.

    ENHANCE ONLINE OFFERINGS. We will aggressively seek to develop our content, community and e-commerce product offerings to drive traffic to our Web sites and increase revenue.

    - CONTINUE TO INCREASE COMMUNITY FUNCTIONALITY. We believe our success to date has been, in part, a result of building customer loyalty by coupling community with commerce. We believe our target audience places great value on opportunities to interact with their peers through interactive services that we currently offer, including e-mail, chat rooms, home pages and other services. In the near term, we intend to add services such as buddy lists, instant messaging, shared calendars and organizers to further increase the community functionality of our sites. We are continually looking for innovative and exciting interactive services and new technologies to offer our users and customers.

    - ENHANCE CONTENT TO DEEPEN PENETRATION OF MARKETS. We intend to provide new content offerings targeted at additional customer groups within Generation Y, such as offerings directed at young men and content designed to facilitate interaction between male and female members of Generation Y. Our offerings for males may include online games and sports news, among other things. We plan to drive traffic to these offerings through our droog.com and TSISoccer.com sites. We also intend to develop iTurf.com as the online meeting place and community for young men and women of Generation Y.

    - EXPAND RANGE OF E-COMMERCE PRODUCTS AND SERVICES. We believe that we can further expand our product offerings to include additional products and services targeted at and particularly attractive to Generation Y consumers. Our product offerings have consisted principally of apparel, accessories, footwear, and cosmetics for Generation Y females and athletic gear for Generation Y males. We have recently expanded our offerings to include home furnishings for Generation Y females, apparel and accessories for Generation Y males and consumer electronics for Generation Y. In the future, we may offer magazines, software, music and videos, as well as other apparel and athletic gear.

    EXPAND SITE INFRASTRUCTURE TO SUPPORT GROWTH. We intend to continue to invest in technologies and site infrastructure and to enhance the functionality of our sites. This will enable us to better serve existing users and to provide robust platforms to support growth. In the near term, we are making substantial investments in the integration of Web and database technologies to:

    - allow increased customization and personalization of the online shopping and community experience;

    - employ basket analysis and other cross-selling strategies; and

    - enable broadcast e-mails to customers based on purchasing histories and demographic characteristics and other valuable database-driven techniques for increasing revenue per customer.

THE ITURF NETWORK

    The iTurf network is currently composed of the iTurf.com home page and the twelve sites described below:

COMMUNITY SITES

                                       gURL.com offers Web/zines and community features targeting
               [LOGO]                  teen girls and featuring chat, posting boards and other
                                       interactive functionality.

                                       gURLnet.com is a network of third-party Web sites featuring
               [LOGO]                  content designed for Generation Y females.

                                       gURLpages.com is a free home-page hosting service that
               [LOGO]                  offers users disk space and publishing tools to create their own sites quickly and easily in one of 23 topically
                                       organized sub-communities.

                                       gURLmAIL.com is a free Web-based e-mail service that is open
               [LOGO]                  to users who register and provide certain demographic
                                       information.

              ONTAP.COM                OnTap includes a global portal site, located at OnTap.com, with information and community features directed at college and university students, and a network of more than 100
                                       campus-specific sites with local content.

E-COMMERCE SITES

                                       dELiAs.cOm is a commerce site based on the DELIA*S print
               [LOGO]                  catalog selling apparel, accessories, footwear and cosmetics to Generation Y girls and young women.

                                       TSISoccer.com is a commerce site based on the TSI SOCCER
               [LOGO]                  print catalog selling soccer merchandise, including
                                       footwear, apparel and equipment.

                                       discountdomain.com is a commerce site selling discounted
               [LOGO]                  merchandise (primarily apparel, athletic gear and consumer electronics) to Generation Y young men and women who pay a monthly subscription fee.
                                       contentsonline.com is a commerce site based on the CONTENTS
               [LOGO]                  print catalog selling home furnishings, light furniture and household articles for a Generation Y female's bedroom or
                                       dorm room.

                                       droog.com is a commerce site based on the DROOG print
               [LOGO]                  catalog selling apparel, accessories and footwear to
                                       Generation Y boys and young men.

                                       dotdotdash.com is a commerce site based on the DOT DOT DASH
               [LOGO]                  print catalog selling apparel, accessories and footwear for girls under age 13.

       STORYBOOKHEIRLOOMS.COM          StorybookHeirlooms.com is a commerce site based on the
                                       STORYBOOKHEIRLOOMS print catalog selling casual and formal apparel, accessories and footwear for girls between the ages of four and eleven, and their mothers.

ITURF COMMUNITY

    Our current community offerings are built around the gURL and OnTap brands. Our gURL sites serve hundreds of thousands of registered Generation Y users. We believe that we have built a cultural environment in which our users feel comfortable, safe and secure. These traits are critical for attracting and retaining visitors. Our gURL sites collectively accounted for less than five percent of our revenues in fiscal 1998.

    [LOGO]

    GURL WEB/ZINE. The gURL web/zine is our flagship editorial product. gURL presents a different approach to the experience of being a teen girl. It is committed to discussing issues that affect the lives of Generation Y females in a non-judgmental, personal way. Through honest writing, visuals and liberal sense of humor, gURL seeks to provide its audience a new way of looking at subjects that are crucial to their lives. gURL chooses the subjects it covers carefully and deals frankly with issues such as sexuality, emotions and body image.

    The gURL web/zine presents regularly-updated articles, series and games in five principal departments:

    - LOOKS AREN'T EVERYTHING--a love/hate look at beauty culture, including signature feature series such as "On Being Hairy," "The Boob Files," and "Virtual Makeover;"

    - DEAL WITH IT--getting through the day, the date and the rest of the hard stuff...a whole new take on your body, brain and life as a teen gURL;

    - WHERE DO I GO FROM HERE?--decisions, directions and different ways of getting a life;

    - HA!--real girl comics. . .the sad but true funny pages; and

    - EXHIBITIONIST--where we show off art, poetry and prose by girls, for girls and stuff that matters to girls and see what they have to say about it.

The gURL site offers content from three resources:

    - proprietary content developed by our staff writers and designers as well as free-lancers operating under work-for-hire or exclusive license arrangements;

    - user-generated content, such as postings and poetry submissions; and

    - licensed third party content, such as music news from SonicNet and film trailers from Film.Com.

    We attract traffic to our sites by offering compelling, topical and regularly-updated content. The gURL site has received a number of awards for its content and community services, including a 1998 Webby award for best site in the "living" category and a 1997 I.D. Magazine Interactive Media Design award. The quality and increasing recognition of content from the gURL Web site and of the gURL brand have created ancillary licensing opportunities for iTurf. Pocketbooks published a book titled "DEAL WITH IT: A WHOLE NEW APPROACH TO YOUR BODY, BRAIN AND LIFE AS A TEENAGE GURL" in the fall of 1999 for teen girls based upon editorial content drawn from and inspired by the gURL.com site. In addition, Andrews McMeel, the leading publisher of calendars in the U.S., published gURL-branded engagement and wall calendars in the fall of 1999.

    In fiscal 1998, the gURL site accounted for less than 5% of our revenues.

    GURL CONNECTION CHAT AND POSTING BOARDS. gURL Connection is the password-protected members-only area of gURL.Com that offers a safe environment for teen girls to interact freely with their peers. Our Web sites provide both text-based and graphical-based Palace-TM- chat services to a membership base of over 400,000 members. Chat is a critical part of establishing a place for gURL's users to "hang out" and transforming gURL into a premier destination for Generation Y.

    gURL's signature "Shout Out" posting boards provide intensely personal and compelling media for members of the gURL community to share ideas, express themselves and learn about others. The posting boards provide the gURL community with a continual source of user-generated content. Most recently, we have begun to leverage that content into another web/zine, "Mouthpiece," consisting of user-generated content drawn from the "Shout Out" boards. In fiscal 1998, this Web site accounted for less than 5% of our revenues.

    [LOGO]

    gURLnet is a gURL-branded network of third-party sites featuring content designed for, and, in many cases, created by Generation Y females. gURLnet offers the gURL community a selection of engaging content from diverse sources across the Internet. gURLnet is the product of an alliance between iTurf and ChickClick, a network of third party sites featuring content primarily for women in their 20's and 30's. gURLnet is featured as the "teen channel" of ChickClick.com. Each site links to and from the gURLnet home page and identifies itself as a member of the gURLnet. In addition, each gURLnet member site promotes the gURL Connection as the community of gURLnet. In fiscal 1998, this Web site accounted for less than 5% of our revenues.

    [LOGO]

    gURLpages is one of the world's largest communities of personal teen sites. We provide users with free disk space and publishing tools to create their own sites quickly and easily. The sites are organized into 23 topically organized sub-communities. These communities include entertainment-oriented topical groupings such as "Movies," "Music" and "TV;" more expressionist areas such as "Activism," "Comix" and "Ranting and Raving;" and for the users for whom community means anarchy, "I Am Uncategorizable." Users are encouraged to become and remain active participants in the gURL community by updating their sites and communicating with others through the free e-mail, chat and bulletin-board services we provide. We offer links from the gURL web/zine to particularly compelling gURLpages for users seeking greater involvement and recognition within the community. With hundreds of new gURLpages being created each day, gURLpages has grown quickly since its launch in June 1998, and had approximately 360,000 registered page owners as of November 1, 1999. gURLpages is hosted by Lycos, Inc. In fiscal 1998, this Web site accounted for less than 5% of our revenues.

    [LOGO]

    gURLmAIL offers free Web-based e-mail accounts to users who register by providing certain demographic information. Participants can register for and receive e-mail addresses at gURLmAIL.com that enable them to send and check their e-mail from anywhere in the world via the Internet. gURLmAIL has grown quickly since its launch in February 1998, and had approximately 900,000 registered users as of November 1, 1999. gURLmAIL is hosted by Lycos, Inc. In fiscal 1998, this Web site accounted for less than 5% of our revenues.

ONTAP

    OnTap.com is a leading internet college-focused Web site. Prior to our acquisition of the site in September 1999, it was initially launched in 1995 as TapOnline.com and recently relaunched as OnTap.com. OnTap.com includes a global portal site, located at OnTap.com, with information and community services directed at college and university students, and a network of more than 100 campus-specific, local sites, such as Harvard.Ontap.com, which feature information relevant to the particular campus, such as local entertainment information and campus schedules.

    In 1998, the site received over 6 million college student visits, and over 25 Fortune 500 companies utilized the site for advertising and promotion. This fall, OnTap.com expanded its main global site (www.OnTap.com) by launching more than 100 "unofficial" college websites on campuses nationwide.

    OnTap.com offers special-interest channels catering to college students such as Sports, Entertainment, Games, Travel, Lifestyle, Alternative, Career and Technology. In addition, the site includes features such as:

    - VDORM (virtual dorm): No rules, no script, totally live. Vdorm links college users to cameras set up in dorm rooms across the country.

    - FORUMS: an interactive area centered around a community or theme (example:
      "The X-Files"). Forums are created by users using our templated forum builder. A forum allows for interactivity with polls, surveys and threaded messages.

    - E-MAIL: College users can obtain their own email account through OnTap and subsequently receive, reply and send e-mails whenever they have internet access

    - AUCTIONS: OnTap auctions allows users to buy and sell a wide variety of merchandise including movies, compact discs, concert tickets, sporting goods, computers, electronics, video games, stereo equipment, books, collectibles and memorabilia

    - Promotions: On OnTap's "Prizefest" area, college students can win new prizes every day from color television sets to mountain bikes to spring break vacations.

    - CHATS: OnTap features an array of scheduled and random chats covering a variety of topics. Users have the possibility to "Whisper," creating their own private chat rooms

ITURF E-COMMERCE

    Each of our e-commerce sites, other than discountdomain.com, is based on a print catalog published by our parent. These sites translate the distinctive look and editorial voice of the corresponding print catalog onto the Internet, adding interactive functionality to make shopping an entertaining experience. Each site is designed to be intuitive and easy to use, enabling the ordering process to be completed with a minimum of customer effort. All of these sites offer real-time product availability information, with the exception of StorybookHeirlooms.com, which we expect will offer real-time availability information in the future.

    [LOGO]

    We have generated a substantial majority of our revenue from the sale of apparel, accessories and footwear on the dELiAs.cOm site, which was launched in May 1998. Product sales and advertising on dELiAs.cOm accounted for approximately 74% of our revenues in fiscal 1998. Apparel ranges from basics, such as jeans, shorts and t-shirts to more fashion-oriented apparel, such as woven and knit junior dresses and swimwear. Our footwear selections include sneakers, sandals, boots, flats and platforms. Accessories include sunglasses, watches, costume jewelry and cosmetics.

    dELiAs.cOm features branded merchandise from a diverse group of more than 90 vendors, at any one time, complemented by our parent's private label products. We believe the strong customer acceptance of the dELiA*s brand helps make the DELIA*S catalog and, by extension, our dELiAs.cOm site, preferred outlets for certain vendors, some of which occasionally provide merchandise on an exclusive basis. Brands currently offered through dELiAs.cOm include nationally recognized names such as Vans, Paris Blues and Roxy (Quicksilver), as well as brands focused on the Generation Y market, including Dawls, Free People (Urban Outfitters), Tag Rag and 26 Red Sugar. We also offer brands from emerging designers that differentiate dELiAs.cOm from other retailers and help to establish dELiAs.cOm as a fashion resource for girls and young women. Emerging brands currently featured on dELiAs.cOm include Girl Star, Hydraulic Itsus, Malibu, New Breed and Paul Frank.

    We organize products into 11 categories, each divided into styles. For example, the "Dresses" category is divided into "Casual" and "Fancy" styles. Most products are shown both in a still photograph and on teen models, whose expressions and poses convey the dELiA*s attitude. At any one time, the site presents graphical depictions of 180 to 300 product styles offered in more than 1,000 stock keeping units. In addition, customers can purchase products from an older DELIA*S catalog by entering an item number from the catalog.

    dELiAs.cOm also offers a gift registry, an e-mail mailing list and links to content on gURL.com. We believe these features increase the frequency with which customers return to our site and make purchases. Additionally, we will continue to explore other technology-based aids that enhance the shopping experience such as basket analysis, other cross-selling strategies and high-resolution graphics systems.

    [LOGO]

    TSISoccer.com is our second largest source of merchandise sales, accounting for approximately 11% of our revenues in fiscal 1998. The site offers a full range of soccer merchandise, including footwear, apparel and equipment, almost all of which consists of products from the leading suppliers of athletic footwear and apparel, including adidas, Nike, Reebok and Puma, as well as manufacturers of well-known specialty brands, such as Umbro and Mitre. Our parent's relationships with these suppliers enable us to offer an exceptionally broad and deep product selection, including premier branded products, which typically have limited distribution.

    TSISoccer.com offers over 7,000 stock keeping units, including men's, women's and children's styles, as well as difficult-to-find sizes, special team colors and product color combinations. We believe that few other direct marketers currently offer as complete a line of soccer footwear, apparel and equipment as that offered by TSISoccer.com.

    TSISoccer.com, like the TSI SOCCER catalog, positions itself as more than an online store; it is also an online soccer resource with links to soccer-related sites on the Web.

    [LOGO]

    discountdomain.com is a subscription site that offers access to close-out merchandise at discount prices from the DELIA*S catalog and vendor closeouts of other products. discountdomain.com accounted for approximately 8% of our revenues in fiscal 1998. In exchange for a $5.00 fee charged automatically each month, members can access a password-protected area where discounted merchandise can be purchased online.

    The site has recently expanded its assortment to include casual apparel for young men, athletic apparel and low-cost consumer electronic products like portable stereos and cameras. Merchandise is organized in four principal categories: Guys, Girls, Gadgets and Gifts. Within Guys and Girls, merchandise is organized into apparel and accessory sub-categories. The site carries 250-300 products, available in more than 1,000 stock-keeping units at any one time. The merchandise assortment is updated weekly.

    [LOGO]

    contentsonline.com offers home furnishings, light furniture and household articles targeted at Generation Y females. The merchandise is drawn from the CONTENTS print catalog. Such items include sheets and other bedding, lamps, organizers and other products designed with a Generation Y girl's bedroom or dorm room in mind. We believe that few, if any, retailers, online or off-line, target this market.

    contentsonline.com presents products in a variety of ways, including "design-your-room" editorial features, presentations of stylized, decorated rooms, still shots of individual products, and a "Gizmos and Gifts" area that suggests gift products in particular price ranges. contentsonline.com typically presents approximately 60 products and allows customers to order additional products if they have a CONTENTS catalog and enter an item number. In fiscal 1998, this Web site accounted for less than 5% of our revenues.

    [LOGO]

    droog.com offers apparel, footwear and accessories for Generation Y males from our parent's new DROOG print catalog. The site captures the stylized character of the DROOG catalog through a distinctive font and a terse editorial voice that speaks to its target market. Users can order from approximately 125 products comprising over 450 stock keeping units. Our parent mailed the first issue of the catalog in October 1998 and we launched the droog.com site in November 1998. In fiscal 1998, this Web site accounted for less than 5% of our revenues.

    [LOGO]

    dotdotdash.com offers apparel, footwear and accessories for girls under age 13 from our parent's new DOT DOT DASH catalog. The site's playful graphics and icons are designed to appeal the sense of fun of its young target market. Users can order approximately 125 products, comprising over 500 stock keeping units. Our parent mailed the first issue of DOT DOT DASH in March 1999 and we launched the dotdotdash.com Web site that month. Since its launch, this site has accounted for less than 5% of our revenues.

    STORYBOOKHEIRLOOMS.COM

    StorybookHeirlooms.com offers casual and formal apparel, accessories and footwear for girls between the ages of four and eleven, and their mothers from our parent's STORYBOOK HEIRLOOMS catalog. The site is designed to be shopped by childrens' parents. In some cases, the site features merchandise and/or pricing available only through the Internet. Our parent mailed its first issue of the STORYBOOK HEIRLOOMS catalog in January 1999 and we launched the StorybookHeirlooms.com web site in April 1999. Since its launch, the site has accounted for less than 5% of our revenues.

MARKETING AND PROMOTION

    Our marketing strategy is to promote, advertise and increase the visibility of our brands and acquire new customers through multiple channels, including:

    - traditional and Internet advertising;

    - direct marketing to existing and potential customers;

    - building strategic alliances with our Web sites;

    - expanding our affiliate network and linking programs; and

    - marketing through high school and college campus-based marketing services offered by Marketsource.

    We believe that the use of multiple marketing channels reduces reliance on any one source of customers, lowers customer acquisition costs and maximizes brand awareness.

    TRADITIONAL AND INTERNET ADVERTISING. We advertise our sites in our parent's retail and catalog properties. Our Web site addresses can now be found on the cover and on nearly every page of our parent's catalogs, as well as on point-of-sale displays at our parent's retail stores. In addition, we have found bind-in cards inserted in our parent's catalog to be a significant driver of traffic to the dELiAs.cOm and gURL.com sites. iTurf is the exclusive e-commerce and community based Internet advertiser in our parent's catalogs. We also pursue a targeted, traditional media-based advertising campaign focused on print-based advertising in teen fashion and lifestyle magazines. We also use targeted online advertising to promote both our brand names and specific merchandising opportunities.

    DIRECT MARKETING. We use direct marketing techniques to attract and retain customers. Our parent's proprietary database of catalog requesters contains in excess of 800,000 e-mail addresses. We send regular broadcast e-mails to these addresses as well as to our own customers. We intend to expand our use of broadcast e-mail to include more targeted messages and promotions to specific segments of our list and to include embedded graphic images within e-mail to customers who have the ability to view them. We also offer special discounts and promotional offers from time to time on our sites to drive sales. We promote these offers through print catalog advertising and e-mails. We may also use direct mail to access individuals from our parent's proprietary database.

    STRATEGIC ALLIANCES. We have entered into a variety of relationships with several sites to build traffic and attract customers. We have anchor tenancy positions in the shopping areas on the America Online Service and comprehensive marketing relationships with Excite.com (Excite/@home) and the MSN Network (Microsoft). In addition, we are the preferred provider of soccer merchandise on Fogdog.Com. We intend to expand our use of these kinds of alliances in the future. We carefully evaluate each potential alliance and strive to ensure that any fees associated with it are cost-effective in terms of the potential customers to be acquired, potential revenue to be generated, level of exclusivity and brand exposure.

    AFFILIATE PROGRAM. We created the dELiA*s Affiliate Network, a grass-roots marketing tool designed to increase our exposure on the Internet and generate sales. In order to join the dELiA*s Affiliate Network, prospective affiliates complete an automated application form online that is generally approved within 48 hours by a member of our staff. Registered affiliates are paid a referral fee, in most cases 8% of the net invoice value for any sale generated via the affiliate's link to our e-commerce sites, less any returns. We promote the program via links on dELiAs.cOm and through LinkShare, our affiliate marketing partner. These agreements are terminable at will by either party.

    CAMPUS-BASED MARKETING. We have entered into a marketing alliance with MarketSource to promote our network of sites through MarketSource's offline campus-based marketing channels. These include sampling programs distributed on college campuses, wallboards on high schools and event-based promotions.

ADVERTISING AND SPONSORSHIP SALES

    We believe our Web properties provide unique access to the Generation Y market, an audience that is not easily available through other media. As a result, a variety of marketers are interested in using our Internet properties. Typical agreements relating to banner advertising provide for placement of small advertisements on a specified number of Web pages, have a short duration and are measured only by page views. We intend to explore sponsorship, promotional and distribution arrangements that generally have longer terms and higher dollar values than typical banner advertising deals to support broad marketing objectives, including branding, awareness, product introductions, online research and editorial integration.

    Although they are not material to our business, we currently participate in revenue sharing arrangements for banner advertisements placed on our sites with Lycos, Inc. for our gURLmAIL and gURLpages sites, ChickClick.com for our gURLnet site, and SonicNet for the co-branded music news area on gURL.com. In these arrangements, these parties typically provide iTurf and its users with Web-based software applications or content and sell the advertising inventory placed in or adjacent to the content. These parties pay to iTurf a percentage of the ad sales revenue generated by iTurf. We intend to develop a marketing and sales team to better understand advertisers' needs and to better target the Generation Y community. Advertising and sponsorship sales accounted for approximately 11% of our revenues in fiscal 1998.

INTERNATIONAL MARKETS

    We intend to market our goods and services to customers in foreign countries. Historically, our parent has not extensively marketed its catalogs in foreign countries due to prohibitive mailing costs. However, we believe we can market outside the United States through the Internet at a fraction of the cost of direct mail marketing. Both our parent and we have extensive customer and user files including individuals from more than 140 countries. For example, approximately 19% of gURLmAIL users reside outside of the United States.

WAREHOUSING AND FULFILLMENT

    Our parent provides warehousing and order fulfillment services to iTurf pursuant to the intercompany services agreement. Each of our e-commerce sites, except for TSISoccer.com, is fully integrated into our parent's sophisticated warehouse fulfillment system. Our parent processes and fulfills our customer orders through its 450,000 square foot warehouse and fulfillment center in Hanover, Pennsylvania. The system monitors the in-stock status of each item ordered, processes the order and generates warehouse selection tickets and packing slips for order fulfillment operations.

    We ship a majority of our customer orders within 48 hours of credit approval. If a customer places an order using a credit card owned by another customer and the order exceeds a specified monetary threshold, the order is shipped only after we have received verbal confirmation of the sale from the cardholder. Customers generally receive orders within three to five business days after shipping. Currently, approximately 99% of all shipments are made through United Parcel Service or the United States Postal Service. A shipping and handling fee is charged on each customer order, based on the total price of the order. Our parent's fulfillment systems automatically determine the most cost effective method of shipping each order.

TECHNOLOGY AND SYSTEMS

    We have implemented a broad array of site management, customer service, transaction-processing and fulfillment services and systems using a combination of our own proprietary technologies and commercially available licensed technologies.

    Our product order processing is primarily handled by a mature, widely used software application licensed by our parent, called MACS II, and by a software application licensed by us called WebOrder that:

    - accept and validate orders;

    - organize and manage orders with suppliers;

    - receive product and assign it to customer orders;

    - manage shipments; and

    - integrate inventory management, purchasing and accounting.

MACS II and WebOrder are licensed from and supported by their developer, Smith-Gardner Associates. These systems handle multiple shipment methods, credit card transaction processing and automated customer communication. They allow the customer to choose whether to receive single or multiple shipments based on availability.

    Our community services, other than gURLmAIL and gURLpages, are primarily run on internally-developed database applications. The gURLmAIL and gURLpages operating technology and software were developed and are operated and supported by Lycos, Inc. Our various Internet applications run on both the UNIX and Windows NT operating systems, on computers located both in our offices and in the facility of a third party hosting service. AT&T and Cable & Wireless plc currently provide our Internet connection. We have contracted with Lycos, AT&T and Cable & Wireless plc for these services. These contracts have 12 to 36 month terms.

    In response to capacity concerns and site development needs, in fiscal 1998, we increased the number of computers that run our Web sites from three to ten and installed a considerably more powerful system for online catalog navigation functions. We currently run our sites on approximately 10 computers. We intend to continue to invest in technologies that will handle growth in traffic and e-commerce and Web site infrastructure to enhance the functionality of our sites.

CUSTOMER SERVICE

    We employ Web-savvy customer service representatives who assist our electronic commerce customers by e-mail and telephone seven days a week. We support our community offerings principally by e-mail. We set internal goals of returning customer e-mail within 24 hours of receipt. Lycos Inc. provides customer service for both gURLmAIL and gURLpages.

    In addition, our parent handles routine customer service issues, such as order tracking. Our parent maintains three call centers, with more than 300 stations. We provide e-mail based customer service for our parent's print catalogs.

COMPETITION

    E-COMMERCE. The apparel, footwear, accessories and home furnishings industries and the athletic goods and soccer specialty markets are highly competitive. We expect competition in these markets to increase. Our dELiAs.cOm, contentsonline.com, discountdomain.com, droog.com, StorybookHeirlooms.com and dotdotdash.com sites compete with traditional department store retailers, as well as specialty apparel and accessory retailers, for teen and young-adult customers. We also compete with other catalog retailers and direct marketers, some of which may specifically target our customers. TSISoccer.com competes with several other soccer specialty direct marketers and soccer specialty retailers, as well as general athletic merchandise retailers.

    There are few barriers to entry in the Generation Y apparel and accessories market and in the soccer specialty market. We believe that our recent success in the Generation Y apparel market has attracted the attention of other direct marketers, as well as store-based retailers and apparel manufacturers, some of which have entered or are likely to enter this market. In addition, competitors could enter into exclusive distribution arrangements with our vendors and deny us access to their products. Increased competition could result in pricing pressures, increased marketing expenditures and loss of market share, and could have a material adverse effect on iTurf.

    INTERNET COMMUNITY SERVICES. The market for community services is highly competitive, and we expect competition to continue to increase significantly. There are no substantial barriers to entry in these markets. We compete with many providers of community services, including companies that attempt, as we do, to target Generation Y consumers. In addition, high-traffic, mass-market Web sites, such as the Regional Bell Operating Companies or internet service providers such as Microsoft and America Online, currently offer and could further develop or license the products and services we offer. They could take actions that make it more difficult for consumers to use our services. This may provide those companies with significant competitive advantages that could have a material adverse effect on our business, results of operations and financial condition.

    A large number of sites and online services offer informational and community features, such as news, stock quotes, sports coverage, Yellow Pages, e-mail listings, chat services and bulletin board listings that are competitive with the services we offer. These sites include Microsoft, AOL and other Web navigation companies such as Yahoo!, Excite, Lycos and Infoseek. A number of companies, including HotMail, which was recently acquired by Microsoft, offer Web-based e-mail services similar to those we offer in tandem with larger navigational sites and online services.

    We also compete with traditional offline media such as television, radio and print for a share of advertisers' total advertising budgets. We believe the number of companies selling Web-based advertising and the available inventory of advertising space have increased substantially during recent periods.

    We believe that the principal competitive factors in our markets are:

    - brand recognition;

    - ease of use;

    - comprehensiveness;

    - quality of content and products;

    - access to end users; and

    - with respect to advertisers and sponsors, the number of users, duration and frequency of visits and user demographics.

    Competition among Internet navigational and informational services, high-traffic Web sites and other media for advertising placements could result in significant price competition and reductions in advertising revenue.

    Many of our competitors, have significantly greater financial, technical, marketing and distribution resources. In addition, providers of Internet tools and services may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established and well-financed companies, such as Microsoft or AOL. Greater competition resulting from such relationships could have a material adverse effect on our business, operating results and financial condition.

EMPLOYEES

    We currently employ approximately 130 persons who devote all or substantially all of their time to our business. None of our employees are represented by unions, and we consider relations with our employees to be good.

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
LEGAL

    iTurf is not involved in any legal proceeding that management believes would have a material adverse effect on our business, results of operations or financial condition.

    The U.S. Congress recently enacted the Children's Online Privacy Protection Act of 1998. This act generally:

    - makes it unlawful for an operator of a Web site or online service directed to children under age 13, and any operator that has actual knowledge that it is collecting personal information from such a child, to collect personal information from the child without having obtained verifiable parental consent; and

    - prohibits conditioning the participation of a child under age 13 in a game, the offering of a prize, or another activity on the child disclosing more personal information than is reasonably necessary to participate in such activity.

    The Federal Trade Commission recently promulgated final regulations interpreting this act. iTurf depends on collecting personal information from its customers in its businesses. We believe that the regulations under this act will make it more difficult for us to collect personal information from some of our customers. iTurf is extremely respectful of the privacy of its customers, members, users and subscribers. It does not currently rent or otherwise provide its customer lists to third parties, except to our parent.

FACILITIES

    Our principal offices are located at 435 Hudson Street, New York, New York 10014. We share them with our parent, which leases the property under a lease that expires in 2007, pursuant to a space-sharing arrangement with our parent. We also lease approximately 15,000 square feet of office space at One Battery Park Plaza, New York, New York 10004 on a short-term basis. As we expand, we expect that suitable additional space will be available on commercially reasonable terms, although no assurance can be made in this regard. We do not own any real estate.

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
                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

    The executive officers, directors and key employees of iTurf, their ages as of October 1, 1999, and their respective positions with iTurf are as follows:

                   NAME                       AGE                     POSITION(S)
                   ----                     --------                  -----------
EXECUTIVE OFFICERS AND DIRECTORS
  Stephen I. Kahn.........................     34      President, Chief Executive Officer and
                                                       Chairman of the Board of Directors
  Dennis Goldstein........................     34      Chief Financial Officer and Treasurer
  Alex S. Navarro.........................     30      Chief Operating Officer and Secretary
  Oliver Sharp, Ph.D......................     32      Chief Technology Officer
  Renny Gleeson...........................     31      Senior Vice President--Marketing
  Christopher C. Edgar....................     34      Vice President and Director
  Evan Guillemin..........................     34      Vice President and Director
  Beth Vanderslice........................     35      Director
  Thomas R. Evans.........................     44      Director
  Martin D. Levine........................     52      Director

KEY EMPLOYEES
  Esther Drill............................     30      Executive Editor--gURL
  Heather McDonald........................     29      Senior Producer--gURL
  Catherine Mouttet.......................     28      Art Director--E-Commerce
  Rebecca Odes............................     31      Creative Director--gURL

    STEPHEN I. KAHN has served as Chairman of the board of directors, President and Chief Executive Officer of iTurf since its incorporation in 1997. He has served as Chairman of the board of directors and Chief Executive Officer of our parent since October 1996, and until recently served as its President. He was the President and Chief Executive Officer of dELiA*s LLC (the predecessor of our parent) and a member of the board of managers of dELiA*s LLC from the time he co-founded our parent's business in 1993 until October 1996. Mr. Kahn is a director of Happy Kids Inc., a publicly-traded designer and marketer of custom-designed, licensed and branded children's apparel, and Danier Leather Inc., a publicly-traded integrated designer, manufacturer and retailer of high-quality, high-fashion leather and suede clothing.

    DENNIS GOLDSTEIN has served as Chief Financial Officer and Treasurer of iTurf since January 1999. Prior to joining iTurf, Mr. Goldstein was the Vice President for Corporate Development of Paulaur Corporation, a manufacturing firm. From 1992 to 1997, he worked in a variety of capacities for Boston Consulting Group, Inc., a management consulting firm. From 1990 to 1992, Mr. Goldstein attended the Stanford University Graduate School of Business, receiving an MBA. From 1987 to 1990, he was a financial analyst with Morgan Stanley & Co., Incorporated, an investment banking firm.

    ALEX S. NAVARRO has served as Chief Operating Officer and Secretary of iTurf since December 1998. He previously served as Senior Vice President in charge of iTurf's operations from December 1997 to December 1998. Mr. Navarro served as Senior Vice President--Development and Legal Affairs, General Counsel and Secretary of our parent from April 1997 to July 1999, and since July, 1999 has served as Counselor at Law for our parent. Prior to joining our parent, Mr. Navarro was associated with the law firm of Proskauer Rose LLP from 1994 until 1997.

    OLIVER SHARP, PH.D. has served as Chief Technology Officer of iTurf since February 1999. He previously worked for Microsoft Corporation, a computer software company. He held a variety of positions with Microsoft, and most recently was the assistant to the chief executive officer's technical assistant. From 1995 to 1996, he was a principal in Colusa Software, a software developer, which was subsequently acquired by Microsoft. From 1989 to 1995, he was a researcher in the physics department of Lawrence Livermore National Laboratory.

    RENNY GLEESON has served as Senior Vice President--Marketing of iTurf since January 1999. Prior to joining iTurf, Mr. Gleeson served as Creative Director of Darwin Digital, the interactive advertising unit of Saatchi and Saatchi Advertising from 1997 until 1999. From 1996 to 1997, he was the Art Director for CyberSites, Inc., a developer of CD-ROMs and on-line games. From 1994 to 1996, he was the studio manager for the Robert Gober Company, a contemporary sculpture firm. Prior to that, he worked in the high yield trading department of Bear Stearns Inc., an investment banking firm.

    CHRISTOPHER C. EDGAR has served as a Vice President and as a member of the board of directors of iTurf since iTurf's incorporation in 1997. Mr. Edgar has served as Executive Vice President, Chief Operating Officer and a Director of our parent since October 1996, and was recently elected Vice Chairman of its board of directors. He was Executive Vice President of dELiA*s LLC and a member of the board of managers of dELiA*s LLC from the time he co-founded our parent's business in 1993 until October 1996. Mr. Edgar oversees catalog publishing, marketing, merchandising and inventory management at our parent.

    EVAN GUILLEMIN has served as a Vice President of iTurf since January 1999 and joined the board of directors of iTurf in January 1999. Mr. Guillemin previously served as Chief Financial Officer of iTurf from 1997 to 1999. Mr. Guillemin has served as Chief Financial Officer and Treasurer of our parent since July 1996 and was recently elected President of our parent. Prior to joining our parent he was employed by K-III Communications Corporation, a media investment company, first as an associate with and later as a director of acquisitions. From 1992 to 1994, he was executive vice president of Observer Publications of The New York Observer Co., with responsibility for the sales, marketing and finance for that company's regional newspaper group.

    BETH VANDERSLICE has served as a director of iTurf since the completion of our initial public offering. Ms. Vanderslice became Vice President, General Manager of Lycos, Inc., a provider of Web navigational community and commerce services, in 1999. From 1995 to 1999, Ms. Vanderslice worked for Wired Ventures, Inc., a provider of Web-based products and services, including Hot Bot, Hot Wired and Wired News, as Vice President of Marketing and then President. Prior to joining Wired in March 1995, Ms. Vanderslice was a Vice President from 1994 to 1995 at H.W. Jesse & Co., an investment banking and business strategy consulting firm in San Francisco. From 1992 to 1994, she was a Principal at the investment banking firm of Sterling Payet Company.

    THOMAS R. EVANS has served as a director of iTurf since the completion of our initial public offering. Mr. Evans has served as the Chief Executive Officer and President of Geocities, the world's largest and one of the fastest-growing communities of personal Web sites on the Internet, since April 1998. From 1991 to April 1998, Mr. Evans served as President and Publisher of U.S. NEWS & WORLD REPORT, a magazine that reports on domestic and international current events. From January 1997 to April 1998, Mr. Evans also served as President and Publisher of THE ATLANTIC MONTHLY, a magazine that features articles on art, literature, politics and technology. In addition, from May 1995 to April 1998, Mr. Evans also served as President and Publisher of FAST COMPANY, a magazine that showcases business people and ideas.

    MARTIN D. LEVINE has served as a director of iTurf since September 1999. Mr. Levine is the president of MarketSource Corporation, a privately-held marketing services company and has served in that capacity since 1974.
Mr. Levine also served as president of Taponline, prior to our acquisition of that company in September 1999.

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
    ESTHER DRILL, a co-founder of gURL Interactive, served as Executive Editor of gURL, for gURL Interactive from 1996 to 1997, and then for iTurf since we acquired gURL Interactive in December 1997. From 1995 to 1997, she was enrolled in the Interactive Telecommunications Program at New York University. From 1993 to 1995, she worked as an assistant to faculty members of the Kennedy School of Government at Harvard University.

    HEATHER MCDONALD, a co-founder of gURL Interactive, served as Senior Producer of gURL, for gURL Interactive from 1996 to 1997, and then for iTurf since our acquisition of gURL Interactive in December 1997. From 1995 to 1997, she was enrolled in the Interactive Telecommunications Program at New York University. From 1993 to 1995, she worked as an assistant producer for 3D0 Company, a developer of CD-ROM games.

    CATHERINE MOUTTET has served as iTurf's art director for e-commerce, including dELiAs.cOm, since 1998. She worked as an independent art designer from 1997 to 1998. From 1996 to 1997, she worked as a senior web designer for Concrete Media, a Web design firm, and from 1994 to 1995, she was the art director of FashionInternet.com, a Web site devoted to fashion.

    REBECCA ODES, a co-founder of gURL Interactive, has served as Creative Director of gURL, for gURL Interactive from 1996 to 1997, and then for iTurf since our acquisition of gURL Interactive in December 1997. From 1995 to 1997, she was enrolled in the Interactive Telecommunications Program at New York University. From 1993 to 1995, she worked for or was engaged in a freelance capacity as a designer and illustrator for SonicNet, Razorfish, PBS, Kinderactive and X-Girl.

BOARD COMMITTEES

    Our board of directors has established an audit committee and a compensation committee. The audit committee and the compensation committee are each comprised of two of our independent directors who are not affiliated with iTurf or our parent. The audit committee is responsible for reviewing our audited financial statements and accounting practices, and considering and recommending the employment of, and approving the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services. The compensation committee will review and approve the compensation and benefits for our key executive officers, administer our employee benefit plans and make recommendations to the board of directors regarding such matters. See "--1999 Stock Incentive Plan."

DIRECTOR COMPENSATION

    Non-employee directors are paid $2,000 for each board of directors meeting attended and are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at full board and board committee meetings.

    Under our stock incentive plan, each non-employee director is granted an option to purchase 50,000 shares of Class A common stock with an exercise price equal to the fair market value of the Class A common stock on the date of grant. All options granted to non-employee directors become exercisable with respect to 12.5% of the covered shares on each of the first eight six-month anniversaries of the date of grant, assuming the non-employee director is a director on those dates. Those options generally will cease to be exercisable 10 years from the date of grant. Upon a "change of control" of iTurf, all options that have not yet expired will automatically become exercisable. Directors who are affiliates of our parent are not compensated for service as directors of iTurf, so long as our parent beneficially owns at least 20% of our outstanding voting securities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to our initial public offering, our board of directors did not have a compensation committee, and all compensation decisions relating to our executive officers were made by the full board of directors. Since the closing of our initial public offering, the compensation committee has made all compensation decisions regarding our executive officers. No interlocking relationship exists between the compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationships existed in the past. Currently, Stephen I. Kahn serves on the compensation commitee of our parent's board of directors. In fiscal 1998, Christopher C. Edgar was a member of our parent's board of directors.

EXECUTIVE COMPENSATION

    No officer or employee of iTurf received total compensation, whether paid, deferred or accrued, in excess of $100,000 in the year ended January 31, 1999 for services rendered to iTurf. During the year ended January 31, 1999, our Chief Executive Officer, Stephen I. Kahn, received a salary of $100,000 from our parent in his capacity as President, Chief Executive Officer and Chairman of the board of directors of that company and options to purchase 376,000 shares of our parent's common stock. During the year ended January 31, 1998, Mr. Kahn received a salary of $100,000 from our parent and an option to purchase 80,000 shares of our parent's common stock. He did not receive any other compensation from our parent during such periods except for perquisites and other personal benefits, securities or property, which, in the aggregate, did not exceed 10% of his total of annual salary and bonus during any applicable year. In fiscal 1998, iTurf granted Mr. Kahn an option to purchase 503,125 shares of our Class A common stock at an exercise price of $9.36 per share. This option constituted 35.4% of the options granted to iTurf employees in fiscal 1998. The option expires on January 1, 2009. The potential realizable value of this option, assuming the market price of iTurf common stock appreciates in value from the date of grant to the end of the option term at 5% or 10% annually, is $2,962,000 or $7,505,000, respectively. Mr. Kahn did not exercise any options in fiscal 1998.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

    Messrs. Goldstein, Gleeson, Kahn, Navarro and Sharp have entered into three-year agreements with iTurf providing for the continuation of their respective employment in their current positions at minimum salaries of $125,000, $100,000, $100,000, $125,000 and $125,000, respectively, a year plus increases in salary and bonuses as the board of directors may from time to time approve. If one of these executives dies, or, as a result of disability, is unable to perform substantially all his duties for a period of nine consecutive months, iTurf may terminate his employment not earlier than 30 days and not later than 90 days after the expiration of the nine-month period, in which event the executive or his heirs or estate will be entitled to his salary for the remainder of the term of the agreement.

    Under our stock incentive plan, the vesting of all employee stock options will be accelerated in some circumstances upon changes of control of iTurf. See "--1999 Stock Incentive Plan--Change of Control."

1999 STOCK INCENTIVE PLAN

    The following description of our stock incentive plan is a summary of the material terms of the plan. The stock incentive plan is filed as an exhibit to the registration statement of which this prospectus is a part. As of October 30, 1999, we have granted options to purchase an aggregate 2,915,663 shares of Class A common stock. Christopher C. Edgar has been granted 86,250 options. Dennis Goldstein has been granted 215,625 options. Renny Gleeson has been granted 143,750 options. Evan Guillemin has been granted 86,250 options. Stephen I. Kahn has been granted 603,125 options. Alex S. Navarro has been granted 179,688 options. Oliver Sharp has been granted 258,750 options. Each of these options vests over four years in six-month intervals and expires ten years after the date of grant. The exercise price per share for each of these options is $9.36 (except with respect to the options granted to Mr. Sharp and 100,000 of the options granted to Mr. Kahn, as to which the exercise price is $22.00 per share).

    PURPOSE. The purpose of the stock incentive plan is to increase the profitability and value of iTurf by enabling it to offer stock-based and other equity interests in iTurf to employees, consultants and non-employee directors to raise the level of stock ownership by such persons, thereby:

    - enhancing iTurf's ability to attract, retain and reward such individuals; and

    - strengthening the mutuality of interest between such individuals and iTurf's stockholders.

    ADMINISTRATION. The stock incentive plan is administered by the compensation committee of our board of directors. This committee is intended to be comprised solely of two or more directors who qualify as "outside directors" under Section 162(m) of the Internal Revenue Code of 1986 and "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934. The compensation committee has authority and discretion to determine those employees and consultants of iTurf and its subsidiaries eligible to receive awards and the amount and type of awards.

    AVAILABLE SHARES AND OTHER UNITS.

    - MAXIMUM NUMBER OF SHARES AVAILABLE UNDER THE PLAN. A maximum of 4,050,000 shares of Class A common stock, subject to adjustment, may be issued or used for reference purposes with respect to stock appreciation rights under the plan.

    - INDIVIDUAL LIMITS UNDER THE PLAN. The maximum number of shares of Class A common stock subject to each stock option or stock appreciation right that may be granted to any individual under the plan is 750,000 for each of our fiscal years during the term of the plan. If a stock appreciation right is granted in tandem with a stock option, it will apply against the individual limits for both stock options and stock appreciation rights, but only once against the maximum number of shares available under the plan.

    - TERMINATION, CANCELLATION OR EXPIRATION OF AN AWARD. The unissued shares of Class A common stock subject to terminated, cancelled or expired awards will again be available for awards under the plan, but will count against the individual specified limits for the applicable fiscal year.

    - CHANGE IN ITURF'S BUSINESS OR CAPITAL STRUCTURE. The compensation committee may make appropriate adjustments to the number and kind of shares available for awards and the terms of outstanding awards under the plan to reflect any change affecting our capital structure or business.

    TYPES OF AWARDS. The stock incentive plan provides for the grant of any or all of the types of awards listed below to eligible employees and consultants of iTurf and its subsidiaries. In addition, the plan provides for one-time, non-discretionary awards of stock options to non-employee directors of iTurf. Awards may be granted singly, in combination, or in tandem, as determined by the compensation committee.

    STOCK OPTIONS. The compensation committee may grant awards in the form of options to purchase shares of iTurf's Class A common stock. In general, the following apply to all options granted:

    - options may be in the form of incentive stock options or non-qualified stock options;

    - consultants are not eligible to receive incentive stock options;

    - the compensation committee will determine the number of shares subject to each option, the term of the option, the exercise price per share of stock covered by the option, the vesting schedule and the other material terms of the option;

    - the term of an incentive stock option may not exceed ten years, but the term of an incentive stock option granted to a ten percent stockholder of iTurf may not exceed five years;

    - no option may be granted to a ten percent stockholder of iTurf at less than 110% of fair market value, except for modifications of the option deemed a new issuance under the Internal Revenue Code;

    - the option price may be paid by a participant in cash, in shares of Class A common stock owned by the participant free and clear of any liens and encumbrances, in shares of restricted stock under the stock incentive plan valued at the fair market value on the payment date as determined by the compensation committee, by a reduction in the number of shares of Class A common stock issuable upon exercise of the option with approval of the compensation committee; and

    - options under the stock incentive plan are subject to acceleration of vesting or immediate termination upon termination of employment in limited circumstances.

    In addition, if shares of Class A common stock are exchanged by a participant as full or partial payment to iTurf, or for payment of withholding taxes, in connection with the exercise of a stock option or the number of shares of Class A common stock otherwise deliverable is reduced for payment of withholding taxes, such exchanged or reduced shares will again be available under the Stock Incentive Plan.

    RESTRICTED STOCK. The stock incentive plan authorizes the compensation committee to award shares of stock that are deemed restricted pursuant to the stock incentive plan to employees and consultants of iTurf and its subsidiaries. Restricted stock under the stock incentive plan is subject to the conditions and restrictions generally applicable to restricted stock, and those specifically provided in the recipient's restricted stock award agreement. In general:

    - unless otherwise determined by the compensation committee at grant, payment of dividends, if any, will be deferred until the date that the relevant share of restricted stock vests; and

    - recipients of restricted stock are required to enter into a restricted stock award agreement with iTurf that states the restrictions on the shares and the date or criteria on which the restrictions will lapse. The compensation committee may provide for the lapse of the restrictions in installments, or may accelerate or waive the restrictions.

Upon the award of restricted stock, the recipient has all the rights of a stockholder with respect to the shares, unless otherwise specified by the compensation committee at the time of grant.

    STOCK APPRECIATION RIGHTS. The stock incentive plan authorizes the compensation committee to grant stock appreciation rights either in tandem with a stock option (called tandem stock appreciation rights) or independent of a stock option (referred to as non-tandem stock appreciation rights) to employees and consultants of iTurf. A stock appreciation right is a right to receive a payment either in cash or Class A common stock. In general:

    - Payments on stock appreciation rights shall be equal in value to the excess of the fair market value of a share of Class A common stock on the date of exercise, over the reference price per share of Class A common stock established in connection with the grant of the stock appreciation right. The reference price per share covered by an stock appreciation right will be the per share exercise price of the related option in the case of a tandem stock appreciation right and will be the per share fair market value of the Class A common stock on the date of grant in the case of a non-tandem stock appreciation right.

    - Stock appreciation rights are subject to the same exceptions that apply to stock options.

Stock appreciation rights issued in tandem with a stock option generally:

    - may be granted at the time of the grant of the related stock option or, if the related stock option is a non-qualified stock option, at any time thereafter during the term of the stock option;

    - may be exercised at and only at the times and to the extent the related stock option is exercisable;

    - are exercised by surrendering the same portion of the related option;

    - expire upon the termination of the related stock option; and

    - will not be granted to consultants in connection with all or part of an incentive stock option.

Stock appreciation rights not issued in tandem with a stock option generally:

    - will be exercisable as provided by the compensation committee;

    - will have terms and conditions as the compensation committee may determine;

    - may have a term no longer than ten years from their date of grant; and

    - are subject to acceleration of vesting or immediate termination upon termination of employment.

    AWARDS TO NON-EMPLOYEE DIRECTORS. In the future, our non-employee directors will be eligible for option grants in some circumstances. See "--Director Compensation."

    CHANGE OF CONTROL. Unless determined otherwise by the compensation committee at the time of grant, generally upon a change of control of iTurf, all vesting and forfeiture conditions, restrictions and limitations in effect with respect to any outstanding award made under the stock incentive plan will immediately lapse, and any unvested awards will automatically become 100% vested. However, stock options will not be accelerated upon a change of control of iTurf if the compensation committee deems it reasonable. In that case, options may be assumed by the controlling entity or new rights substituted therefor by the controlling entity. The compensation committee may also provide for accelerated vesting of an award, other than a grant to non-employee directors, upon a termination of employment during the 180-day period prior to a change of control of iTurf.

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
                          TRANSACTIONS WITH OUR PARENT

CERTAIN HISTORICAL RELATIONSHIPS

    As a subsidiary of our parent, we receive various services from our parent, including fulfillment, warehousing, merchandising, inventory management, customer service, creative, marketing, technical, human resources, finance, accounting, administrative and legal services. Prior to the closing of our initial public offering, our financial statements reflected allocations for these services rendered by our parent to us. We believe those allocations were made on a reasonable and consistent basis. However, they are not necessarily indicative of, nor is it practicable for us to estimate, the level of expenses we would have otherwise incurred had we operated as a separate, stand-alone company.

    Through its distribution facilities, our parent and its other subsidiaries accounted for just under 100% of iTurf's purchases of inventory during fiscal 1998. We also relied on our parent to provide us with financing for our cash flows. Our cash flows for the periods prior to the closing of our initial public offering are therefore not necessarily indicative of the cash flows that would have resulted had we been operating as an independent company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PURCHASE OF PARENT COMMON STOCK

    Through a wholly-owned subsidiary, we purchased from our parent 551,046 shares of common stock of our parent for approximately $32.18 per share.

PURCHASE OF TSISOCCER.COM DOMAIN NAME

    Concurrently with the closing of our initial public offering, in accordance with the TSISoccer.com asset transfer agreement, dated April 1, 1999, between us and TSI Soccer Corporation, a wholly-owned subsidiary of our parent, we acquired the TSISoccer.com domain name from TSI Soccer Corporation for $25,000 of Class A common stock, valued at the initial public offering price per share (1,136 shares).

INTERCOMPANY AGREEMENTS

    We entered into several intercompany agreements with our parent prior to the closing of our initial public offering. We have summarized below the material terms of all of these agreements. These agreements were not negotiated on an arms'-length basis, however, we believe the terms of these agreements are no less favorable to us than those that could have been obtained from an unaffiliated third party. We believe that had the intercompany agreements been in effect during the historical periods prior to the closing of our initial public offering presented in the iTurf financial statements, they would not have had a material effect on our results of operations. The material terms of the intercompany agreements cannot be amended or waived without the approval of a majority of our disinterested directors. Our bylaws also provide that we will not enter into new material agreements with our parent unless those agreements are approved by a majority of our directors who are not affiliated with our parent. This provision can only be amended by a majority of our directors who are not affiliated with our parent. The intercompany agreements do not have fixed terms, but our parent can terminate each agreement if any person, other than our parent or an affiliate or strategic partner of our parent, acquires 20% or more of the voting control of iTurf, or upon defaults by iTurf.

    TRADEMARK LICENSE AND CUSTOMER LIST AGREEMENT, INCLUDING NONCOMPETITION
     AGREEMENTS

    We have the exclusive right to use our parent's trademarks in connection with the sale of goods and services on the Internet. We pay our parent a royalty equal to 5% of our net sales from iTurf Web sites bearing a trademark licensed from our parent. Net sales by sites in the iTurf network not bearing a trademark licensed from our parent do not generate a royalty payable to our parent unless sales of dELiA*s-sourced goods on the site exceed 50% of its total net sales. On non-licensed sites where sales of dELiA*s-sourced goods exceed 50% of total net sales, iTurf will pay to our parent the 5% royalty based on the percentage of such site's net sales that are dELiA*s-sourced. On a royalty-free basis, we will share our customer lists with our parent, and our parent will share its customer lists with us.

    Our parent has agreed not to enter into an Internet business that targets Generation Y without first offering to sell that business to iTurf. In addition, if our parent makes an acquisition that includes an Internet business that targets Generation Y, it must offer to sell that business to iTurf. These obligations terminate:

    - six months after the trademark license terminates if our parent terminates the license after the acquisition by a third party of 35% or more of the voting control of iTurf with no other person owning a greater percentage,

    - one year after the trademark license terminates if our parent terminates the license after a tax-free spin-off or other public sale or distribution of our voting securities,

    - two years after the trademark license terminates if our parent terminates the license after the acquisition by a third party of less than 35% but more than 20% of the voting control of iTurf, or

    - when the trademark license terminates for any other reason.

    We have agreed not to enter into a print catalog or retail store business without first offering to sell that business to our parent. In addition, if we make an acquisition that includes a paper catalog or retail store business, we will offer to sell that business to our parent. These obligations will terminate two years after termination of the trademark license if our parent terminates the trademark license due to our material breach, and otherwise will terminate upon termination of the trademark license.

    INTERCOMPANY SERVICES AGREEMENT

    Since the closing of our initial public offering, our parent has agreed to provide some services to us, including corporate services, fulfillment services, inventory supply services, advertising services and space-sharing. Our parent's obligations to deliver those services will terminate if and when the trademark license and customer list agreement is terminated.

    CORPORATE SERVICES. Our parent has agreed to provide all of the services it provided to us prior to the closing of our initial public offering, other than warehouse and fulfillment services, such as merchandising, inventory management, customer service, creative, marketing, technical, human resources, finance, accounting, administrative, legal and other services, as well as those services iTurf requires by virtue of its status as an independent public company. Our parent provides these services to us at 105% of its cost.

    FULFILLMENT SERVICES. Our parent has agreed to provide warehousing and fulfillment services, including receiving, quality control, storage, picking, packing and shipping of inventory and processing of customer returns. We pay our parent an amount equal to its average cost per package shipped multiplied by the product of the number of packages shipped by us and 105%, taking into account all of our parent's warehousing and fulfillment costs, including rent, depreciation and operating expenses.

    INVENTORY SUPPLY. Our parent has agreed to supply inventory to iTurf. We pay our parent an amount equal to the lesser of

    - 105% of our parent's cost for the inventory, including cost of freight and all direct costs charged to our parent by its suppliers, and

    - the best price at which our parent could resell those products to a third party.

    In addition, our parent purchases from us products returned by our customers at the price that we paid for such products from our parent, decreased by the amount of any reserves taken by our parent in connection with those products.

    We also have the right to purchase from our parent up to $300,000 annually of closeout inventory, generally at prices discounted from our parent's price.

    ADVERTISING. Our parent will provide us with advertising space in its print catalogs at a cost to us of $40 per 1,000 catalogs distributed. We are required to purchase from our parent minimum amounts of advertising space in at least 50% of all of our parent's catalogs distributed each year. The amount of advertising guaranteed in each catalog is materially greater than the amount of advertising included in our parent's catalogs over the historical periods presented in this prospectus. If our parent provides less advertising space than the amount guaranteed, then iTurf will have no obligation to pay for the amount of advertising actually provided.

    SPACE-SHARING. Our parent has agreed to permit us to use a portion of its offices that we mutually agree upon. Our cost for this space is the lesser of

    - the prevailing market rate for such space and

    - the highest rate then being paid by our parent for comparable space in the metropolitan area in which such space is located.

    CUSTOMER SERVICE AGREEMENT

    We have agreed to provide to our parent e-mail-based customer service in respect of those of our parent's catalogs corresponding to trademarks we license from our parent.

    INTERCOMPANY INDEMNIFICATION AGREEMENT

    We have agreed to indemnify our parent for liabilities in respect of our businesses, and our parent has agreed to indemnify us for liabilities in respect of our parent's businesses and tax and pension-related liabilities resulting from our inclusion in our parent's consolidated tax group. Our parent will also indemnify us for certain tax liabilities arising out of our purchase of its common stock. See "Risk Factors--We may be contingently liable for our parent's obligations."

    ITURF COMMON STOCK REGISTRATION RIGHTS AGREEMENT

    We entered into a registration rights agreement with our parent prior to the closing of our initial public offering that covers the iTurf common stock owned by dELiA*s. Under that agreement, at any time after October 6, 1999, our parent may demand that we file a registration statement under the Securities Act covering all or a portion of our securities held by our parent, its affiliates and their permitted transferees. However, the securities to be registered must have a reasonably anticipated aggregate public offering price of at least $3.0 million. Our parent can effect no more than one demand registration per year.

    If and when we become eligible to utilize a Form S-3 registration statement to register an offering of our securities, our parent may request that we file a registration statement on Form S-3 covering all or a portion of our securities held by our parent, its affiliates and their permitted transferees, provided that the aggregate public offering price is at least $1.0 million. Our parent can request one S-3 registration per year.

    These registration rights are limited by iTurf's right to delay the filing of a registration statement in some circumstances. iTurf can only cause a delay, not more than once in any 12-month period and for not more than 120 days.

    In addition, our parent has registration rights that apply if we propose to register any Class A common stock under the Securities Act, other than pursuant to the registration rights noted above. In that case, our parent may require us to include all or a portion of our securities it owns in such registration. However, the managing underwriter, if any, of any offering will have limited rights to restrict the number of registrable securities proposed to be included in the registration. The registration statement in which this prospectus is included includes shares owned by our parent pursuant to these "piggyback" rights under that agreement.

    We bear all registration expenses incurred in connection with these registrations. Our parent pays all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of iTurf securities owned by it.

    The registration rights of our parent under the registration rights agreement will terminate when our parent may sell all its shares in a three-month period under Rule 144 under the Securities Act.

    DELIA*S COMMON STOCK REGISTRATION RIGHTS AGREEMENT

    We entered into another registration rights agreement with our parent at the closing of our initial public offering relating to the shares of our parent's common stock that we purchased with the net proceeds of that offering. Under that agreement, at any time after October 6, 1999, we may demand that our parent file a registration statement under the Securities Act covering all or a portion of the securities of our parent held by us, our affiliates and our permitted transferees. However, the securities to be registered must have a reasonably anticipated aggregate public offering price of at least $3.0 million. We can effect no more than one demand registration per year.

    If our parent is eligible to utilize a Form S-3 registration statement to register an offering of its securities, we may request that our parent file a registration statement on Form S-3 covering all or a portion of the securities of our parent held by us, our affiliates and our permitted transferees, provided that the aggregate public offering price is at least $1.0 million. We can request one S-3 Registration per year.

    These registration rights are subject to our parent's right to delay the filing of a registration statement in some circumstances. Our parent can cause a delay not more than once in any 12-month period and for not more than 120 days.

    In addition, we have registration rights that apply if our parent proposes to register any of its common stock under the Securities Act, other than pursuant to the registration rights noted above. In that case, we may require our parent to include all or a portion of its securities that we own in the registration. However, the managing underwriter, if any, of any such offering will have limited rights to restrict the number of registrable securities proposed to be included in the registration.

    We bear our pro-rata share of all registration expenses incurred in connection with these registrations, including all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of our parent's securities owned by us.

    Our registration rights under the dELiA*s common stock registration rights agreement will terminate when we may sell all our shares in a three-month period under Rule 144 under the Securities Act.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    dELiA*s Inc. beneficially owns all of the shares of our Class B common stock outstanding as of the date of this prospectus. Following the completion of this offering, dELiA*s Inc. will continue to beneficially own 100% of the Class B common stock and, accordingly, will hold approximately 66.1% of the economic interest in iTurf. Such ownership also gives our parent approximately 92.1% of the combined voting power of our outstanding common stock.

    The following table sets forth information as of November 1, 1999 with respect to the outstanding securities of iTurf and our parent beneficially owned by

    - each person known by iTurf to be the beneficial owner of more than 5% of the shares of any class of such securities,

    - each of our directors individually,

    - each of our named executive officers individually,

    - all of our executive officers and directors as a group, and

    - each selling stockholder.

                           SHARES OF ITURF COMMON STOCK                           SHARES OF ITURF COMMON STOCK
                                BENEFICIALLY OWNED                                     BENEFICIALLY OWNED
                                BEFORE OFFERING(1)              NUMBER OF              AFTER OFFERING(1)
                        ----------------------------------   SHARES OF ITURF   ----------------------------------
                                     PERCENTAGE    VOTING        COMMON                     PERCENTAGE    VOTING
                          NUMBER       OWNED      POWER(2)    STOCK OFFERED      NUMBER       OWNED      POWER(2)
                        ----------   ----------   --------   ---------------   ----------   ----------   --------
FIVE PERCENT HOLDERS:
dELiA*s Inc...........  12,501,136     66.1%       92.1%               --      12,501,136     66.1%       92.1%
  435 Hudson Street
  New York, New York
    10014
Martin D. Levine(3)...   1,229,922      6.5%        1.5%        1,229,922              --        --          --
  c/o MarketSource
    Corporation
    10 Abeel Drive
    Cranbury, NJ 08512
Gilder Gagnon Howe &
  Co. LLC(4)..........          --        --          --               --              --        --          --
  1775 Broadway
  New York, New York
    10019
Geraldine                       --        --          --               --              --        --          --
  Karetsky(5).........
  1660 Silver King
  Drive
  Aspen, CO 81611
OTHER DIRECTORS AND
  EXECUTIVE OFFICERS:
Stephen I. Kahn(6)....  12,656,527     66.6%       92.3%               --      12,656,527      66.6        92.3
Christopher C.              25,781         *           *               --          25,781         *           *
  Edgar(7)............
Evan Guillemin(8).....      20,781         *           *               --          20,781         *           *
Beth Vanderslice(9)...       6,250         *           *               --           6,250         *           *
Thomas R. Evans(9)....       6,250         *           *               --           6,250         *           *
All directors and
  executive officers
  as a group
  (10 persons)(11)....  14,127,833     73.6%       93.8%        1,229,922      12,897,911      67.2        92.3
OTHER SELLING
  STOCKHOLDERS:
Jonathan L. Levine....     531,644      2.8%           *          531,644              --        --          --
  Grantor Trust
  u/t/a/d
  January 1, 1995
Lauren E. Levine......     531,644      2.8%           *          531,644              --        --          --
  Grantor Trust
  u/t/a/d
  January 1, 1995
David Bidwell.........      31,740         *           *           31,740              --        --          --
Deborah Cheezum.......      31,740         *           *           31,740              --        --          --
Donald Clifford.......      31,740         *           *           31,740              --        --          --
Frank P. Morelli......      31,740         *           *           31,740              --        --          --
Derek S. White(12)....     158,700         *           *          158,700              --        --          --
Anthony Fiore.........      71,414         *           *           71,414              --        --          --

                        SHARES OF DELIA*S INC.
                             COMMON STOCK
                        BENEFICIALLY OWNED(1)
                        ----------------------
                                    PERCENTAGE
                         NUMBER       OWNED
                        ---------   ----------
FIVE PERCENT HOLDERS:
dELiA*s Inc...........         --         --
  435 Hudson Street
  New York, New York
    10014
Martin D. Levine(3)...         --         --
  c/o MarketSource
    Corporation
    10 Abeel Drive
    Cranbury, NJ 08512
Gilder Gagnon Howe &
  Co. LLC(4)..........  1,612,597      11.4%
  1775 Broadway
  New York, New York
    10019
Geraldine                 978,098       6.6%
  Karetsky(5).........
  1660 Silver King
  Drive
  Aspen, CO 81611
OTHER DIRECTORS AND
  EXECUTIVE OFFICERS:
Stephen I. Kahn(6)....  6,227,470      41.4%
Christopher C.            708,163       4.7%
  Edgar(7)............
Evan Guillemin(8).....    128,942          *
Beth Vanderslice(9)...         --          *
Thomas R. Evans(9)....         --          *
All directors and
  executive officers
  as a group
  (10 persons)(11)....  7,124,525      46.1%
OTHER SELLING
  STOCKHOLDERS:
Jonathan L. Levine....         --         --
  Grantor Trust
  u/t/a/d
  January 1, 1995
Lauren E. Levine......         --         --
  Grantor Trust
  u/t/a/d
  January 1, 1995
David Bidwell.........         --         --
Deborah Cheezum.......         --         --
Donald Clifford.......         --         --
Frank P. Morelli......         --         --
Derek S. White(12)....         --         --
Anthony Fiore.........         --         --

------------------------------

*   Less than 1%.

(1) Shares that an individual or group has the right to acquire within 60 days of November 1, 1999 pursuant to the exercise of options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person listed in this table. Except as indicated in the footnotes to this table, iTurf believes that the listed stockholders have sole voting and investment power with respect to all of the shares shown to be beneficially owned by them, based on information provided to us by the stockholders.

(2) Voting power reflects (i) the fact that each share of Class B common stock is entitled to six votes, while Class A common stock is entitled to one vote per share. See "Description of Capital Stock--Common Stock."

(3) Based on a Schedule 13D filing made on September 13, 1999. Shares of iTurf common stock beneficially owned includes: (i) 166,634 shares of our Class A common stock directly owned by Mr. Levine; (ii) 531,644 shares of our Class A common stock indirectly owned by Mr. Levine as trustee of the Lauren
    E. Levine Grantor Trust, u/t/a/d January 1, 1995; and (iii) 531,644 shares of Class A Common Stock indirectly owned by Mr. Levine as trustee of the Jonathan L. Levine Grantor Trust, u/t/a/d January 1, 1995. Mr. Levine serves on our board of directors. He is also the president and principal stockholder of MarketSource Corporation. We have entered into material advertising resale and promotional agreements with MarketSource Corporation. See "Recent Developments."

(4) Based on a Schedule 13G filing made on February 16, 1999. According to the filing, the shares of our parent's common stock are held in customer accounts over which members and/or employees of Gilder Gagnon Howe & Co. LLC have discretionary authority to dispose of and/or direct the disposition of shares.

(5) Includes 7,356 shares of our parent's common stock owned by Ms. Karetsky, as trustee, of which shares Ms. Karetsky has the shared power of disposition. Geraldine Karetsky is the aunt of Stephen I. Kahn.

(6) Mr. Kahn is the President, Chief Executive Officer and Chairman of the Board of our parent dELiA*s Inc. As such, he may be deemed to share voting power with respect to all the shares of iTurf common stock owned by our parent. Mr. Kahn expressly disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Shares of iTurf common stock beneficially owned by Mr. Kahn include 75,390 shares issuable upon the exercise of options. Shares of dELiA*s Inc. common stock beneficially owned by Mr. Kahn includes 216,000 shares issuable upon the exercise of options and 3,011,645 shares of common stock that Mr. Kahn has the sole power to vote pursuant to a stockholders agreement.

(7) Shares of iTurf common stock beneficially owned includes 10,781 shares issuable upon the exercise of options. Shares of dELiA*s Inc. common stock benefically owned includes 162,000 shares issuable upon the exercise of options.

(8) Shares of dELiA*s Inc. common stock beneficially owned includes 120,000 shares issuable upon the exercise of options. Shares of iTurf common stock beneficially owned includes 10,781 shares issuable upon the exercise of options.

(9) Shares of iTurf common stock beneficially owned includes 6,250 shares issuable upon the exercise of options.

(10) Shares of iTurf common stock beneficially owned includes 6,250 shares issuable upon the exercise of options.

(11) All directors, director designees and executive officers as a group includes four executive officers who are not listed individually in the table. The address for all directors and executive officers is c/o iTurf Inc., 435 Hudson Street, New York, New York 10014.

(12) Mr. White has served as the president of our OnTap.com Inc. subsidiary since September 1, 1999. Prior to our acquisition of that entity in September 1, 1999, Mr. White served as its executive vice president since its formation in 1997.

                              PLAN OF DISTRIBUTION

    The shares of our Class A common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered hereby on The Nasdaq Stock Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The shares may be sold by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
(e) in privately negotiated transactions. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our Class A common stock in the course of hedging the positions they assume with such selling stockholders. The selling stockholders may also sell our Class A common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares of our Class A common stock offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares of our Class A common stock covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

    In effecting sales, brokers, dealers or agents engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. We will pay all expenses incident to the offering and sale of the shares of the Class A common stock covered by this prospectus to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes and expenses such as legal fees incurred by some of the selling stockholders.

    In order to comply with the securities laws of certain states, if applicable, the shares of our Class A common stock covered by this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of our Class A common stock covered by this prospectus in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares of Class A common stock covered by this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Class A common stock covered by this prospectus against certain liabilities, including liabilities arising under the Securities Act.

    At the time a particular offer of shares of our Class A common stock covered by this prospectus is made, if required, a prospectus supplement will be distributed that will set forth the number of shares of our Class A common stock covered by this prospectus being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

    The sale of shares of our Class A common stock covered by this prospectus by the selling stockholders is subject to compliance by the selling stockholders with certain contractual restrictions with the Company. There can be no assurance that the selling stockholders will sell all or any of the shares of common stock covered by this prospectus.

    The selling stockholders may from time to time transfer shares to a donee, successor or other person, other than for value, and such transfers will not be made pursuant to this prospectus. To the extent agreed to by us, the prospectus covers sales by such transferees. We have agreed to certain assignments of registration rights under a registration rights agreement with some of the selling stockholders.

    We have agreed to indemnify the selling stockholders and any person controlling a selling stockholder against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

    The Company has agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective for up to two years following the date on which the registration statement containing this prospectus becomes effective.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 67,500,000 shares of Class A common stock, par value $.01 per share, 12,500,000 shares of Class B common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $.01 per share.

    The following descriptions of our capital stock and selected provisions of our Restated Certificate of Incorporation and bylaws are summaries.

COMMON STOCK

    6,418,132 shares of Class A common stock are outstanding. 12,500,000 shares are reserved for issuance upon conversion of Class B common stock into Class A common stock. 12,500,000 shares of Class B common stock are outstanding and held by our parent.

    VOTING RIGHTS. The holders of our Class A and Class B common stock generally have identical voting rights. However, holders of our Class A common stock are entitled to one vote per share, while holders of our Class B common stock are entitled to six votes per share on most matters to be voted on by stockholders. Shares of Class B common stock also have conversion rights, which are described below.

    Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A and Class B common stock present in person or represented by proxy, voting together as a single class. Holders of our preferred stock might in the future be granted the right to vote alongside holders of our common stock. When electing directors, those candidates receiving the most votes, even if not a majority of the votes cast, will be elected directors. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors.

    Except as otherwise provided by law, and after honoring any voting rights granted to holders of any outstanding preferred stock, amendments to our Restated Certificate of Incorporation must be approved by a majority of the combined voting power of all of the Class A and Class B common stock, voting together as a single class. Any amendment to our Restated Certificate of Incorporation to increase or decrease the authorized shares of any class will be approved upon the affirmative vote of the holders of a majority of the voting power of the common stock, voting together as a single class. However, amendments to our Restated Certificate of Incorporation that would alter the powers, preferences or special rights of either the Class A or Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. For purposes of these provisions, any provision for the voluntary, mandatory or other conversion or exchange of the Class B common stock into or for Class A common stock on a one-for-one basis will not be considered as adversely affecting the rights of holders of the Class A common stock.

    DIVIDENDS. Holders of Class A and Class B common stock will share equally on a per-share basis in any dividend declared by the board of directors, after honoring any preferential rights of outstanding preferred stock. Dividends consisting of shares of Class A or Class B common stock may be paid only as follows:

    - dividend shares of Class A common stock may be paid only to holders of shares of Class A common stock, and dividend shares of Class B common stock may be paid only to holders of Class B common stock; and

    - shares will be paid proportionally with respect to each outstanding share of Class A and Class B common stock.

We may not subdivide or combine shares of either Class A or Class B common stock without at the same time proportionally subdividing or combining shares of the other class.

    CONVERSION. Each share of Class B common stock is convertible into one share of Class A common stock at any time prior to a tax-free spin-off of iTurf from our parent, at the option of the holder. Following a tax-free spin-off, shares of Class B common stock will no longer be convertible into shares of Class A common stock at the option of the holder.

    Shares of Class B common stock transferred prior to a tax-free spin-off will automatically be converted into Class A common stock on a one-to-one basis at the time of the disposition upon their transfer to a person other than:

    - our parent;

    - any of our parent's subsidiaries or successors; or

    - a strategic partner.

A "strategic partner" means any entity or group of affiliated entities acquiring Class B common stock constituting at least 10% of the aggregate number of outstanding shares of all classes of our common stock that a majority of our directors not affiliated with us or our parent determines in good faith, prior to such acquisition, to be a strategic partner in the best interests of our business and our stockholders.

    Shares of Class B common stock transferred to stockholders of our parent as a dividend intended to be a tax-free spin-off will not be converted into shares of Class A common stock upon the occurrence of a tax-free spin-off.

    Following a tax-free spin-off, shares of Class B common stock will generally be transferable as Class B common stock to the extent allowed under applicable laws. However, shares of Class B common stock will automatically convert into shares of Class A common stock on the fifth anniversary of the tax-free spin-off. This automatic conversion will not occur if prior to the tax-free spin-off our parent delivers to us an opinion of counsel reasonably satisfactory to us that this conversion could preclude the parent from obtaining a favorable ruling from the Internal Revenue Service that the distribution would be a tax-free spin-off. If we receive an opinion to that effect, we will submit approval of the conversion to a vote of the holders of our common stock as soon as practicable after the fifth anniversary of the tax-free spin-off. This vote will not be taken, however, if our parent delivers to us a similar opinion prior to such anniversary that the vote could adversely affect the status of the tax-free spin-off. Approval of the conversion will require the affirmative vote of the holders of a majority of the shares of both the Class A and Class B common stock present and voting together as a single class, with each share of Class B common stock entitled to one vote for such purpose.

    We cannot assure you that the conversion described above would be consummated. The requirement to submit the conversion to a vote of the holders of common stock is intended to ensure the desired tax treatment of the tax-free spin-off is preserved if the Internal Revenue Service should challenge the automatic conversion as violating the requirement that the parent maintain 80% of the voting power of iTurf's common stock. We believe that our parent has no current plans with respect to a tax-free spin-off of iTurf.

    All shares of the Class B common stock will automatically convert into Class A common stock if a tax-free spin-off has not occurred and the number of outstanding shares of Class B common stock beneficially owned by our parent falls below 10% of the aggregate number of outstanding shares of all classes of our common stock. This mechanism will prevent our parent from decreasing its economic interest in iTurf to less than 10% while still retaining control of more than 40% of the voting power of our common stock. All conversions will be effected on a share-for-share basis.

    OTHER RIGHTS. In the event of any merger or consolidation of iTurf with or into another company in which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property, including cash, of the other company, all holders of Class A and Class B common stock will be entitled to receive the same kind and amount of interest in the other company.

    On liquidation, dissolution or winding-up of iTurf, all holders of Class A and Class B common stock are entitled to share ratably in any of our assets available for distribution to holders of shares of common stock, after payment in full of the amounts required to be paid to holders of our preferred stock, if any.

    No shares of Class A or Class B common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

    All the outstanding shares of Class A and Class B common stock are legally issued, fully paid and nonassessable.

PREFERRED STOCK

    Our board of directors is authorized, without further stockholder approval, to issue up to an aggregate of 1,000,000 shares of preferred stock in one or more series. The board is able to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series of preferred stock. There are no shares of preferred stock outstanding. We have no present plans to issue any shares of preferred stock.

SALE OF CONTROL BY OUR PARENT

    Our parent has agreed that for a period of one year from the closing of our initial public offering, if it decides to sell all or a part of our stock representing at least 35% of our voting securities, it will require the purchaser to offer to purchase the same percentage of stock held by our public stockholders on the same terms.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

    iTurf is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    - the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained that status;

    - upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

    - on or subsequent to that date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

"Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Generally, an "interested stockholder" is a person who, together with his affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock. The restrictions in this statute would not apply to a "business combination" with our parent or any of its subsidiaries, but they could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts with respect to iTurf and therefore discourage attempts to acquire iTurf.

    In addition, our Restated Certificate of Incorporation and bylaws that are summarized below may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the Class A common stock.

CLASSIFIED BOARD OF DIRECTORS

    Our board of directors has been divided into three classes of directors serving staggered, three-year terms. As a result, approximately one-third of the members of our board of directors will be elected each year. When coupled with the provision of our Restated Certificate of Incorporation authorizing the board of directors to fill vacant directorships and increase the size of the board of directors, these provisions may prevent stockholders from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removals with their own nominees.

SPECIAL MEETINGS OF STOCKHOLDERS

    Our Restated Certificate of Incorporation provides that special meetings of the stockholders of iTurf can be called only by the Chairman of the board of directors, a Vice Chairman, the President or a majority of the members of the board of directors.

WRITTEN CONSENT

    Under our Restated Certificate of Incorporation, the stockholders of iTurf will no longer be allowed to take action in writing without a meeting of the stockholders after the date on which our parent together with Stephen I. Kahn and any strategic partners no longer beneficially owns at least 50% of the voting power all classes of outstanding common stock.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    Our bylaws require that timely notice in writing be provided by stockholders seeking to bring business before, or to nominate candidates for election as directors at, the annual meeting of stockholders. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of iTurf not less than 120 days nor more than 150 days prior to the first anniversary of the date of iTurf's notice of annual meeting provided with respect to the previous year's annual meeting of stockholders.

    If no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 days earlier than or 60 days after that anniversary, notice will be timely if received not more than 90 days later than the later of

    - 60 days prior to the annual meeting of stockholders or

    - the close of business on the tenth day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs.

    Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from timely bringing matters before, or from making nominations for directors at, an annual meeting of stockholders.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duty of care. Our Restated Certificate of Incorporation includes a provision that eliminates the personal liability of iTurf's directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to iTurf or its stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

    - for any transaction from which the director derived an improper personal benefit.

Our bylaws generally provide that:

    - we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

    - we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise required by law, our Restated Certificate of Incorporation, our bylaws or other agreements; and

    - we must advance expenses, as incurred, to our directors and executive officers in connection with legal proceedings to the fullest extent permitted by Delaware law.

We have obtained directors' and officers' insurance providing indemnification for our directors, officers and some employees. We believe that these indemnification provisions and insurance are necessary to attract and retain qualified directors and executive officers.

    The limitation of liability and indemnification provisions in our Restated Certificate of Incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. Such provisions may also reduce the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers in connection with these indemnification provisions.

    At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought. We are unaware of any threatened litigation that may result in claims for indemnification.

NO DUTY OF OUR PARENT TO REFRAIN FROM COMPETING WITH US

    Our Restated Certificate of Incorporation provides that, except as otherwise agreed by us and our parent:

    - our parent will have no duty to refrain from engaging in the same or similar activities or lines of business of iTurf, thereby competing with iTurf;

    - our parent, its officers, directors and employees will not be liable to iTurf or its stockholders for breach of any fiduciary duty by reason of any activities of our parent in competition with iTurf;

    - our parent will have no duty to communicate or offer corporate opportunities to iTurf and will not be liable for breach of any fiduciary duty as a stockholder of iTurf in connection with corporate opportunities; and

    - if a director or officer of iTurf who is also a director or officer of our parent learns of a potential transaction or matter that may be a corporate opportunity for iTurf or our parent, that director or officer may offer the corporate opportunity to iTurf or our parent as such director or officer deems appropriate under the circumstances.

    A director or officer will not be liable to iTurf or its stockholders for breach of any fiduciary duty or duty of loyalty for failure to act in the best interests of iTurf if:

    - the director or officer first offers the corporate opportunity to our parent; or

    - our parent pursues the corporate opportunity for itself or does not communicate information regarding the corporate opportunity to iTurf.

These provisions of our Restated Certificate of Incorporation eliminate rights that might have been available to shareholders under Delaware law had such provisions not been included in our Restated Certificate of Incorporation. However, the enforceability of these provisions under Delaware law has not been established.

AUTHORIZED BUT UNISSUED SHARES

    The authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of these shares could discourage or make more difficult an attempt to obtain control of iTurf by means of a proxy contest, tender offer, merger or otherwise.

    The Delaware General Corporation Law provides generally that the affirmative vote of a majority in interest of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless its certificate of incorporation or bylaws requires a greater percentage. Our parent, as the beneficial owner of approximately 92% of the voting power of the outstanding common stock is, on its own, able to cause iTurf to amend its Restated Certificate of Incorporation and bylaws.

LISTING

    Our Class A common stock is listed on the Nasdaq National Market under the trading symbol "TURF."

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is The Bank of New York, located at 101 Barclay Street, New York, New York 10286. Its telephone number is 1-800-524-4458.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our Class A common stock in the public market, or the perception that sales might occur, could adversely affect the market price of our Class A common stock. Sales of substantial amounts of Class A common stock in the public market after the restrictions on resale described below lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    As of October 30, 1999, we expect to have outstanding 6,418,132 shares of our Class A common stock. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Shares of Class A common stock purchased by our affiliates will be "restricted securities" under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act.

  LOCK-UP AGREEMENTS

    In connection with our acquisition of Taponline, each of the stockholders of that entity agreed not to transfer any shares of Class A common stock acquired in connection with the acquisition for the following periods: (i) 100% of the shares may not be transferred prior to two trading days after the public release of our results of operations for the quarter ending October 30, 1999 (1,586,996 shares), (ii) 50% of the shares may not be transferred until April 30, 2000 (793,498 shares), and (iii) 25% of the shares may not be transferred until September 1, 2000 (396,749 shares). The shares could be available for resale immediately upon the expiration of those periods if they are available for resale under Rule 144. Transfers or dispositions can be made sooner with our prior written consent.

  RULE 144

    In general, under Rule 144, a person who has beneficially owned shares of our Class A common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of Class A common stock then outstanding, which will equal approximately 64,181 shares as of October 30, 1999, or

    - the average weekly trading volume of the Class A common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner-of-sale provisions and notice requirements and to the availability of current public information about us.

  RULE 144(K)

    Under paragraph (k) of Rule 144, persons who are not our affiliate at any time during the 90 days preceding a sale and who have beneficially owned the shares proposed to be sold for at least two years are entitled to sell such shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. The two-year holding period includes the holding period of any prior owner not an affiliate of iTurf. Therefore, unless otherwise restricted, shares covered by Rule 144(k) may be sold immediately upon the closing of this offering.

  RULE 701

    In general, under Rule 701, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares in reliance on Rule 144, but without compliance with other restrictions, including the holding period, contained in Rule 144.

  REGISTRATION RIGHTS

    We have entered into an agreement with our parent providing our parent with specific registration rights applicable to shares of our common stock held by it. See "Certain Transactions--Intercompany Agreements--iTurf Common Stock Registration Rights Agreement.

  STOCK OPTIONS

    We intend to file a registration statement under the Securities Act covering 4,050,000 shares of Class A common stock reserved for issuance under our stock incentive plan. Accordingly, shares registered under that registration statement will, giving effect to vesting provisions and in accordance with Rule 144 volume limitations applicable to our affiliates, be available for sale in the public market immediately after the 180-day restrictive agreements expire. As of October 30, 1999, 259,308 shares of Class A common stock were subject to vested options.

                                 LEGAL MATTERS

    The validity of the shares of Class A common stock offered hereby will be passed upon for us by Alex S. Navarro, Esq., our Chief Operating Officer, General Counsel and Secretary. Mr. Navarro owns 3,000 shares of our Class A common stock and options to purchase an additional 179,688 shares.

                                    EXPERTS

    The financial statements of iTurf Inc. at January 31, 1998 and 1999, and for the years ended January 31, 1997, 1998 and 1999 and the balance sheet of gURL, Interactive Inc. as of December 17, 1997, appearing in the registration statement of which this prospectus is a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of T@ponline.com, Inc. as of and for the years ended December 31, 1997 and 1998, appearing in this registration statement of which this prospectus is a part have been audited by BDO Seidman LLP, independent certified public accountants, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    For more information with respect to iTurf and the Class A common stock offered by this prospectus, see the registration statement and the exhibits and schedule filed by us with the Securities and Exchange Commission on Form S-1 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement.

    A copy of the registration statement and its exhibits and schedule may be inspected without charge at the public facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees prescribed by the Securities and Exchange Commission.

    The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
ITURF INC.

Report of Independent Auditors..............................     F-2

Balance Sheets as of January 31, 1998 and 1999 and
  Consolidated Balance Sheet as of July 31, 1999
  (unaudited)...............................................     F-3

Statements of Operations for the years ended January 31,
  1997, 1998 and 1999 and Consolidated Statements of
  Operations for the six months ended July 31, 1998
  (unaudited) and the twenty-six weeks ended July 31, 1999
  (unaudited)...............................................     F-4

Statements of Stockholder's (Deficit) Equity for the years
  ended January 31, 1997, 1998 and 1999 and Consolidated
  Statement of Stockholders' (Deficit) Equity for the
  twenty-six weeks ended July 31, 1999 (unaudited)..........     F-5

Statements of Cash Flows for the years ended January 31,
  1997, 1998 and 1999 and Consolidated Statements of Cash
  Flows for the six months ended July 31, 1998 (unaudited)
  and the twenty-six weeks ended July 31, 1999
  (unaudited)...............................................     F-6

Notes to Financial Statements...............................     F-7

GURL, INTERACTIVE INC.

Report of Independent Auditors..............................    F-18

Balance Sheet...............................................    F-19

Notes to Balance Sheet......................................    F-20

T@PONLINE.COM, INC.

Independent Auditors' Report................................    F-21

Balance Sheets as of December 31, 1997 and 1998 and Balance
  Sheet as of June 30, 1999 (unaudited).....................    F-22

Statements of Operations and Deficit for the years ended
  December 31, 1997 and 1998 and Statement of Operations and
  Deficit for the six months ended June 1998 and 1999
  (unaudited)...............................................    F-23

Statements of Cash Flows for the years ended December 31,
  1997 and 1998 and Statement of Cash Flows for the six
  months ended June 30, 1998 and 1999 (unaudited)...........    F-24

Notes to Financial Statements...............................    F-25

PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Consolidated Financial
  Information...............................................    F-28

Unaudited Pro Forma Condensed Consolidated Balance Sheet as
  of July 31, 1999..........................................    F-29

Unaudited Pro Forma Condensed Consolidated Statement of
Operations for the six months ended July 31, 1999...........    F-30

Unaudited Pro Forma Condensed Consolidated Statement of
Operations for the year ended January 31, 1999..............    F-31

Notes to Unaudited Pro Forma Condensed Consolidated
  Financial Information.....................................    F-32

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
  of iTurf Inc.

    We have audited the balance sheets of iTurf Inc. (the "Company") as of January 31, 1998 and 1999 and the related statements of operations, stockholder's (deficit) equity and cash flows for each of the three years in the period ended January 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at January 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended January 31, 1999 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York
February 28, 1999, except
  for the second paragraph
  of Note 1--Business as
  to which the date is
  April 1, 1999.

                                   ITURF INC.

                                 BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  JANUARY 31
                                                              -------------------     JULY 31
                                                                1998       1999        1999
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 31      $  375      $22,422
  Short-term investments....................................      --          --       55,517
  Other current assets......................................      --          --        1,840
                                                                ----      ------      -------
Total current assets........................................      31         375       79,779
Deferred offering costs.....................................      --         110           --
                                                                ----      ------      -------
Fixed assets, net of accumulated depreciation of $3 and $46
  at January 31, 1998 and 1999, respectively and $141 at
  July 31, 1999.............................................      95         414        1,868
Intangible assets, net......................................     341         317          313
                                                                ----      ------      -------
Total assets................................................    $467      $1,216      $81,960
                                                                ====      ======      =======
                        LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Accounts payable and other current liabilities............    $ --      $  263      $ 1,207
  Due to dELiA*s............................................     512         573        2,632
                                                                ----      ------      -------
  Total current liabilities.................................     512         836        3,839
Stockholders' (deficit) equity:
  Preferred stock, $.01 par value, 1,000,000 shares
    authorized, no shares issued or outstanding.............      --          --           --
  Class A common stock, $.01 par value, 67,500,000
    authorized, no shares issued and outstanding at January
    31, 1998 and 1999, 4,831,136 issued and outstanding at
    July 31, 1999...........................................      --          --           48
  Class B common stock, $.01 par value, 12,500,000 shares
    authorized, 12,500,000 shares issued and outstanding....     125         125          125
  Additional paid-in capital................................      --          --       97,261
  Investment in common stock of dELiA*s Inc.................      --          --      (17,734)
  (Deficit) retained earnings...............................    (170)        255       (1,579)
                                                                ----      ------      -------
  Total stockholders' (deficit) equity......................     (45)        380       78,121
                                                                ----      ------      -------
Total liabilities and stockholders' (deficit) equity........    $467      $1,216      $81,960
                                                                ====      ======      =======

                            See accompanying notes.

                                   ITURF INC.

                            STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                          YEAR ENDED JANUARY 31             SIX MONTHS      TWENTY-SIX
                                 ---------------------------------------       ENDED        WEEKS ENDED
                                    1997          1998          1999       JULY 31, 1998   JULY 31, 1999
                                 -----------   -----------   -----------   -------------   -------------
                                                                                    (UNAUDITED)
Revenues:
  Net product sales............  $        13   $       134   $     3,352    $       722     $     5,025
  Advertising and other........           --            --           662            107             542
                                 -----------   -----------   -----------    -----------     -----------
Total revenues.................           13           134         4,014            829           5,567
Cost of product sales..........            6            69         1,687            374           2,983
                                 -----------   -----------   -----------    -----------     -----------
Gross profit...................            7            65         2,327            455           2,584
Selling, general and
  administrative expenses......           14           114         1,506            554           5,805
                                 -----------   -----------   -----------    -----------     -----------
Income (loss) from
  operations...................           (7)          (49)          821            (99)         (3,221)
Interest expense (income),
  net..........................           --            20            41             22          (1,101)
                                 -----------   -----------   -----------    -----------     -----------
Income (loss) before income tax
  (benefit) provision..........           (7)          (69)          780           (121)         (2,120)
Income tax (benefit)
  provision....................           (3)          (29)          355            (44)           (161)
                                 -----------   -----------   -----------    -----------     -----------
Net income (loss)..............  $        (4)  $       (40)  $       425    $       (77)    $    (1,959)
                                 ===========   ===========   ===========    ===========     ===========
Basic and diluted net income
  (loss) per share.............  $     (0.00)  $     (0.00)  $      0.03    $     (0.01)    $     (0.13)
                                 ===========   ===========   ===========    ===========     ===========
Shares used to compute basic
  net income (loss) per
  share........................   12,500,000    12,500,000    12,500,000     12,500,000      15,372,000
                                 ===========   ===========   ===========    ===========     ===========
Shares used to compute diluted
  net income (loss) per
  share........................   12,500,000    12,500,000    12,518,000     12,500,000      15,372,000
                                 ===========   ===========   ===========    ===========     ===========

                            See accompanying notes.

                                   ITURF INC.

                  STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

              YEARS ENDED JANUARY 31, 1997, 1998 AND 1999 AND THE
                TWENTY-SIX WEEKS ENDED JULY 31, 1999 (UNAUDITED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                INVESTMENT
                                          CLASS A                 CLASS B                           IN
                                        COMMON STOCK           COMMON STOCK        ADDITIONAL     COMMON     (DEFICIT)
                                    --------------------   ---------------------    PAID-IN      STOCK OF    RETAINED
                                     SHARES      AMOUNT      SHARES      AMOUNT     CAPITAL      DELIA*S     EARNINGS     TOTAL
                                    ---------   --------   ----------   --------   ----------   ----------   ---------   --------
Balance at January 31, 1996.......         --      --      12,500,000     $125           --            --     $  (126)   $     (1)
  Net loss........................         --      --              --       --           --            --          (4)         (4)
                                    ---------     ---      ----------     ----      -------     ---------     -------    --------
Balance at January 31, 1997.......         --      --      12,500,000      125           --            --        (130)         (5)
  Net loss........................         --      --              --       --           --            --         (40)        (40)
                                    ---------     ---      ----------     ----      -------     ---------     -------    --------
Balance at January 31, 1998.......         --      --      12,500,000      125           --            --        (170)        (45)
  Net income......................         --      --              --       --           --            --         425         425
                                    ---------     ---      ----------     ----      -------     ---------     -------    --------
Balance at January 31, 1999.......         --      --      12,500,000      125           --            --         255         380
  Issuance of common stock in
    initial public offering, net
    of offering costs.............  4,830,000     $48              --       --      $97,236            --         125      97,409
  Issuance of common stock for
    TSISoccer.com domain name.....      1,136      --              --       --           25            --          --          25
  Purchase of 551,046 shares of
    dELiA*s common stock from
    dELiA*s.......................         --      --              --       --           --     $ (17,734)         --     (17,734)
  Net loss........................         --      --              --       --           --            --      (1,959)     (1,959)
                                    ---------     ---      ----------     ----      -------     ---------     -------    --------
Balance at July 31, 1999..........  4,831,136     $48      12,500,000     $125      $97,261     $ (17,734)    $(1,579)   $ 78,121
                                    =========     ===      ==========     ====      =======     =========     =======    ========

                            See accompanying notes.

                                   ITURF INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                     SIX MONTHS   TWENTY-SIX
                                                        YEAR ENDED JANUARY 31          ENDED      WEEKS ENDED
                                                    ------------------------------    JULY 31,     JULY 31,
                                                      1997       1998       1999        1998         1999
                                                    --------   --------   --------   ----------   -----------
                                                                                           (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).................................   $  (4)     $ (40)    $   425      $  (77)     $ (1,959)
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
    Depreciation and amortization.................      --          6         117          49           130
    Amortization of investments...................      --         --          --          --          (139)
    Changes in operating assets and liabilities:
      Other current assets........................      --         --          --          --        (1,840)
      Other assets................................      --         --          --         (50)           --
      Accounts payable and other current
        liabilities...............................      --         --         104          13           714
                                                     -----      -----     -------      ------      --------
Net cash provided by (used in) operating
  activities......................................      (4)       (34)        646         (65)       (3,094)
INVESTING ACTIVITIES
Purchase of dELiA*s stock.........................      --         --          --          --       (17,734)
Acquisitions......................................      --       (126)         --          --            --
Purchase of fixed assets..........................      --        (98)       (265)       (131)       (1,555)
Purchase of held to maturity investment
  securities......................................      --         --          --          --       (55,378)
                                                     -----      -----     -------      ------      --------
Net cash used in investing activities.............      --       (224)       (265)       (131)      (74,667)
FINANCING ACTIVITIES
Net proceeds from issuance of common stock........      --         --          --          --        97,749
Loan from dELiA*s.................................      17        372       3,286       1,047         6,415
Repayment to dELiA*s..............................     (13)       (83)     (3,274)       (845)       (4,356)
Deferred offering costs...........................      --         --         (49)         --            --
                                                     -----      -----     -------      ------      --------
Net cash provided by (used in) financing
  activities......................................       4        289         (37)        202        99,808
Net increase in cash..............................      --         31         344           6        22,047
Cash and cash equivalents at beginning of
  period..........................................      --         --          31          31           375
                                                     -----      -----     -------      ------      --------
Cash and cash equivalents at end of period........   $  --      $  31     $   375      $   37      $ 22,422
                                                     =====      =====     =======      ======      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid.....................................   $  --      $  --     $    --      $   --      $     --
                                                     =====      =====     =======      ======      ========
Income taxes paid.................................   $  --      $  --     $    --      $   --      $     --
                                                     =====      =====     =======      ======      ========

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING ACTIVITY:

Issuance of dELiA*s Inc. common stock in connection with the gURL acquisition--see Note 6.

April 1999 issuance of common stock for the acquisition of TSISoccer.com domain name--see Note 6.

                            See accompanying notes.

                                   ITURF INC.

                         NOTES TO FINANCIAL STATEMENTS

                                JANUARY 31, 1999

            (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS
 ENDED JULY 31, 1998 AND THE TWENTY-SIX WEEKS ENDED JULY 31, 1999 IS UNAUDITED)

1. BUSINESS

    iTurf Inc. ("iTurf" or the "Company") is an Internet community and marketer of apparel, related accessories, home furnishings and soccer merchandise that is focused primarily on young men and women between the ages of 10 and 24, an age group known as "Generation Y." We are a subsidiary of dELiA*s Inc. ("dELiA*s" or our "Parent"). The accompanying financial statements of iTurf, which was incorporated in August 1997, include all of dELiA*s Internet operations from that date of incorporation, as well as the Internet operations of TSI Soccer Corporation ("TSI") prior to that date. They also include the financial results and balances of iTurf Finance Company (as of April, 1999), a wholly-owned subsidiary of iTurf Inc. We utilize dELiA*s business relationships, infrastructure and brand names and relied on dELiA*s to provide financing for our operations until April 14, 1999, when we completed an initial public offering of our Class A common stock.

    On April 1, 1999, our certificate of incorporation was amended and restated such that the authorized capital stock of iTurf consists of 67,500,000 shares of Class A common stock, par value $.01 per share, 12,500,000 shares of Class B common stock, par value $.01 per share and 1,000,000 shares of Preferred Stock, par value $.01 per share. In addition, exchange of the 100 shares of common stock previously outstanding and held by dELiA*s into 12,500,000 shares of Class B common stock was approved. All share and option information in these financial statements and notes has been adjusted to reflect these changes and, consequently, $125,000, the par value of the Class B common stock has been reclassified from (deficit) retained earnings. In connection with the completion of the IPO, the $125,000 has been reclassified back to (deficit) retained earnings from additional paid-in capital.

    In our initial public offering, effective April 14, 1999, we issued 4,830,000 shares of our Class A common stock to the public at a price of $22 per share to receive net cash proceeds of approximately $97,409,000 after expenses. Holders of Class A common stock have voting rights identical to holders of Class B common stock, except that holders of Class A common stock are entitled to one vote per share and holders of Class B are entitled to six votes per share. In connection with the initial public offering, iTurf acquired the TSISoccer.com domain name from TSI, a wholly-owned subsidiary of dELiA*s, for 1,136 shares of Class A common stock (valued at $25,000 at the initial public offering price). dELiA*s continues to own all outstanding shares of iTurf's Class B common stock, which represents approximately 94% of the voting power and 72% of the value of iTurf common stock. Each share of Class B common stock is convertible into one share of Class A common stock under certain circumstances.

    iTurf used approximately $17,700,000 of the initial public offering proceeds to purchase 551,046 shares of dELiA*s common stock from dELiA*s. This purchase has been recorded as a reduction to iTurf's stockholders' equity. In June 1999, we used $1,574,000 of the initial public offering proceeds to repay our May 1, 1999 indebtedness to dELiA*s.

    iTurf is subject to seasonal fluctuations in our merchandise sales and results of operations. We expect our revenues and operating results generally to be lower in the first half of each fiscal year than in the second half of such year.

    Effective February 1, 1999, we changed our fiscal year from the year ending January 31 to the 52 weeks ending on the Saturday closest to January 31.

                                   ITURF INC.

                                JANUARY 31, 1999

            (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS
 ENDED JULY 31, 1998 AND THE TWENTY-SIX WEEKS ENDED JULY 31, 1999 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of iTurf Inc. and subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated in consolidation.

BASIS OF PRESENTATION

    For periods prior to our initial public offering, the financial statements include expenses which have been allocated to iTurf by dELiA*s on a specific identification basis plus the allocated share of the costs associated with resources it shared with dELiA*s. Allocations from dELiA*s for such shared resources were made primarily on a proportional cost method based on related revenues. Management believes these allocations are reasonable. Since our initial public offering, expenses are recorded in accordance with intercompany agreements. The financial statements of iTurf for periods prior to our initial public offering do not necessarily reflect the results of operations or financial position that would have existed had iTurf been an independent company.

UNAUDITED INTERIM FINANCIAL STATEMENTS

    The accompanying interim financial statements as of July 31, 1999 and for the six months ended July 31, 1998 and the twenty-six weeks ended July 31, 1999 have been prepared by the management of the Company without audit. In the opinion of management, the accompanying interim financial statements are presented on a basis consistent with the audited financial statements and reflect all adjustments (consisting of normal recurring items) necessary for a fair presentation of results for the interim periods presented. Results for the interim periods are not necessarily indicative of the results to be expected for the year.

FIXED ASSETS

    Fixed assets, comprised of property and equipment, are stated at cost and depreciated using the straight-line method over 5 years, the estimated useful lives of the assets.

INTANGIBLE ASSETS

    Intangible assets relate primarily to goodwill resulting from the gURL acquisition, which is being amortized by the straight-line method over 5 years. This amortization period was determined by management to be appropriate based on the strength of the gURL brand name, the unique concept and the membership list, as well as the Company's long-term plans for the acquired business.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ from those estimates.

                                   ITURF INC.

                                JANUARY 31, 1999

            (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS
 ENDED JULY 31, 1998 AND THE TWENTY-SIX WEEKS ENDED JULY 31, 1999 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED)
REVENUE RECOGNITION

    Sales of the Company's products are recognized at the time the products are shipped to customers. Advertising revenue is provided on a consistent basis over the term of the contract and is therefore recognized on a straight-line basis over the period during which the advertising is provided. Sales of the Company's advertising inventory by third parties under revenue-sharing arrangements are recorded at the amounts reported by the revenue-sharing partners, which are net of agreed-upon commission fees, when the advertising has been provided. When the Company licenses the use of its brands, content or other intangible assets to third parties for specific projects, rather than for a period of time, licensing revenue is recognized upon fulfillment of all material contractual obligations. Subscription revenue related to DiscountDomain.com, a membership based discount shopping service, is billed monthly, subsequent to the earlier of a customer's first purchase or one month from the date of initial subscription. Subscriptions are cancelable at any time and revenue is recognized on a monthly basis. The Company does not incur any direct costs associated with advertising, licensing or subscription revenue. Accordingly, all indirect expenses incurred in connection with these revenue sources are included in selling, general and administrative expenses.

ADVERTISING COSTS

    The Company expenses the cost of advertising as incurred. For the years ended January 31, 1997, 1998 and 1999, advertising costs were approximately $0, $1,000, and $443,000, respectively.

INCOME TAXES

    For periods prior to iTurf's initial public offering, its results were included in dELiA*s consolidated federal and state income tax returns and our income tax provision was calculated as if iTurf had operated as an independent company. As a result of the Company's initial public offering, iTurf is required to file a separate return. Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to the difference between the financial statement carrying values and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The Company was reimbursed for any tax benefits which dELiA*s received prior to the initial public offering and is liable to dELiA*s for any tax liability recorded by the Company.

    dELIA's paid all taxes for the Company prior to the initial public offering and, as such, income taxes payable and deferred tax assets and liabilities have been included in amounts due to dELIA's.

CASH EQUIVALENTS

    The Company considers all highly liquid investments with maturities of 90 days or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

                                   ITURF INC.

                                JANUARY 31, 1999

            (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS
 ENDED JULY 31, 1998 AND THE TWENTY-SIX WEEKS ENDED JULY 31, 1999 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED)
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE

    The Company computes net (loss) income per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). To date, the Company has not had any issuances or grants for nominal consideration.

FINANCIAL INSTRUMENTS

    The fair value of financial instruments approximate their carrying value.

DUE TO DELIA*S

    Due to dELiA*s includes amounts payable to dELiA*s primarily for operations and working capital requirements, offset by cash collected by the Company and remitted to dELiA*s. Other transactions reflected in the payable balance include the Company's share of dELiA*s consolidated income tax liability and other administrative expenses incurred by dELiA*s on behalf of the Company. Such amounts payable do not have specific repayment terms. Interest is charged at 8% per annum.

STOCK-BASED COMPENSATION

    The Company accounts for its stock-based employee compensation agreements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation."

LONG-LIVED ASSETS

    In accordance with the Statement of Financial Accounting Standards Board ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," the Company periodically reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (on an undiscounted basis) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized would be measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income. The adoption of SFAS No. 130 as of February 1, 1998 did not have an effect on iTurf's financial

                                   ITURF INC.

                                JANUARY 31, 1999

            (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS
 ENDED JULY 31, 1998 AND THE TWENTY-SIX WEEKS ENDED JULY 31, 1999 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED) statements or disclosure as iTurf has no reconciling items. Therefore net income
(loss) and comprehensive income (loss) are the same.

    In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires that public companies report certain information about operating segments in their annual financial statements and in subsequent condensed financial statements of interim periods issued to shareholders. This statement also requires that public companies report certain information about their products and services, the geographic areas in which they operate and their major customers. Adoption of this new standard did not have an effect on the Company's disclosures for all periods presented because the Company currently operates as one segment.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, which is effective for fiscal years beginning after June 15, 1999, requires the Company to recognize all derivatives on the balance sheet at fair value. The Company has determined that the adoption of this new standard will not have a material effect on the Company's financial statements or disclosure for all periods presented.

3. RELATED PARTY TRANSACTIONS

    All merchandise sold from inception through January 31, 1999 was purchased from dELiA*s or one of its subsidiaries at an amount equal to dELiA*s or the subsidiary's cost. For the years ended January 31, 1997, 1998 and 1999, such purchases totaled $6,000, $69,000 and $1,687,000. dELiA*s charges the Company the costs associated with such purchases, including cost of freight, handling and other costs, incurred by dELiA*s in connection with providing such merchandise.

    As a subsidiary of dELiA*s, the Company also receives, and is charged its proportionate share of various services from dELiA*s including administrative, distribution and other services. Such charges were $13,000, $45,000, and $219,000 for the years ended January 31, 1997, 1998 and 1999, respectively. In the opinion of management, all allocations of such costs have been made on a reasonable and consistent basis; however; they are not necessarily indicative of nor is it practical for management to estimate the level of expenses which might have been incurred had the Company been operating as a separate, stand-alone company.

    Prior to the closing of the offering, iTurf and dELiA*s entered into several intercompany agreements. These agreements cover rights and obligations regarding income taxes, trademarks and customer lists, competition, intercompany services, customer service and stock registration.

    The Tax Allocation Agreement generally provides that, following the closing of the offering, for so long as iTurf remains a member of dELiA*s taxpayer group, iTurf will pay its proportionate share of dELiA*s tax liability computed as if iTurf were filing a separate return, provided however, that any tax benefits attributable to iTurf will be used by dELiA*s to the extent iTurf is unable to use such benefits at that time, and provided further, that dELiA*s will be required to establish a liability for iTurf to the extent it uses iTurf's tax benefits.

                                   ITURF INC.

                                JANUARY 31, 1999

            (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS
 ENDED JULY 31, 1998 AND THE TWENTY-SIX WEEKS ENDED JULY 31, 1999 IS UNAUDITED)

3. RELATED PARTY TRANSACTIONS (CONTINUED)
    The Trademark License and Customer List Agreement provides iTurf with the exclusive right to use dELiA*s trademarks in connection with the sale of goods and services on the Internet. iTurf will pay dELiA*s a royalty equal to 5% of net sales from iTurf Web sites bearing a trademark licensed from dELiA*s and 5% of dELiA*s-sourced net sales from other iTurf Web sites on which sales of dELiA*s-sourced goods exceed 50% of total net sales. The agreement also provides for royalty-free sharing of customer lists and restricts both parties from entering the other's business.

    Under the Intercompany Services Agreement, dELiA*s will continue to provide all of the services it provided to iTurf prior to the offering, other than warehouse and fulfillment services, to iTurf at 105% of its cost. For warehousing and fulfillment services, iTurf will be charged 105% of the dELiA*s cost based on the average cost per package shipped. dELiA*s will continue to supply inventory to iTurf for payment equal to the lesser of 105% of dELiA*s total direct cost and the best price at which dELiA*s could resell those products to a third party. In addition, iTurf has the right to purchase from dELiA*s up to $300,000 annually of closeout inventory, generally at prices discounted from dELiA*s price. Advertising for iTurf in dELiA*s print catalogs will be at a cost of $40 per 1,000 catalogs distributed with iTurf required to purchase minimum amounts of advertising space and dELiA*s required to provide a minimum amount of advertising space. dELiA*s will continue to permit iTurf to use a portion of its offices at the lesser of the prevailing market rate for such space and the highest rate then being paid by dELiA*s for comparable space in the metropolitan area in which such space is located.

    The Customer Service Agreement states that iTurf will provide to dELiA*s e-mail-based customer service in respect of those of dELiA*s catalogs corresponding to trademarks licensed from dELiA*s.

    Had the intercompany agreements been in effect during the historical periods presented in the financial statements, they would not have had a material effect on the results of operations.

    On April 1, 1999, iTurf and TSI Soccer Corporation (a subsidiary of dELiA*s) entered into the TSISoccer.Com Asset Transfer Agreement, whereby concurrently with the closing of the offering, iTurf acquired the TSISoccer.com domain name from TSI Soccer Corp. for $25,000 of Class A common stock, valued at the initial public offering price per share.

    Prior to the closing of the offering, iTurf Finance Company, a subsidiary of iTurf, and dELiA*s entered into a subscription agreement whereby concurrently with the closing of the offering, iTurf agreed to use $10.0 million of the gross proceeds of the offering to purchase shares of dELiA*s common stock from dELiA*s at a price equal to the average closing price of that stock on the five trading days preceding the date of the prospectus. In addition, if the underwriters in the offering fully exercised their over-allotment option, iTurf agreed to use 60% of the resulting net proceeds to purchase additional shares of dELiA*s common stock.

    In addition, several of iTurf's officers and directors also serve as officers and directors of dELiA*s.

4. CREDIT FACILITY

    iTurf is currently a participant under dELiA*s $25 million bank credit facility. Obligations under the credit agreement are subject to certain conditions including the maintenance of financial ratios and

                                   ITURF INC.

                                JANUARY 31, 1999

            (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS
 ENDED JULY 31, 1998 AND THE TWENTY-SIX WEEKS ENDED JULY 31, 1999 IS UNAUDITED)

4. CREDIT FACILITY (CONTINUED)
covenants and are secured by a lien on substantially all of dELiA*s assets, including iTurf. The credit agreement also limits the payment of dividends by dELiA*s. There were no outstanding borrowings under dELiA*s credit facility at January 31, 1998 and 1999. iTurf's participation in the credit facility was terminated concurrent with the closing of the proposed IPO.

5. LEASES

    The Company utilizes equipment and space under lease to dELiA*s. Rental expense from operating leases amounted to $0, $5,000 and $13,000 for the years ended January 31, 1997, 1998 and 1999 respectively.

6. ACQUISITIONS

GURL

    On December 17, 1997, the Company acquired all the outstanding common stock of gURL, Interactive Inc. ("gURL"), an interactive entertainment Web site, for 5,000 shares of dELiA*s common stock valued at $108,000 based on the fair market value of dELiA*s common stock on such date, cash of $120,000 and rights to receive an aggregate of 10,000 additional shares of dELiA*s common stock subject to the satisfaction of certain membership-level targets. Such targets were subsequently met and 5,000 shares of dELiA*s common stock were issued on December 31, 1998. The remaining 5,000 shares of dELiA*s common will be issued in December 1999. The value of stock issued and to be issued by dELiA*s in connection with the acquisition is included in iTurf's liability to dELiA*s.

    The acquisition has been accounted for by the purchase method of accounting and the results of the operations of gURL have been included in the financial statements of the Company from the date of acquisition. The excess purchase price over the fair value of net assets acquired was approximately $387,000. This amount includes $110,000 relating to the 5,000 shares of dELiA*s common stock issued in December 1998 and $49,000 relating to the 5,000 shares of dELiA*s stock to be issued in December 1999, both calculated using the fair market value of dELiA*s common stock on the date the related membership-level targets were achieved. Accumulated amortization at January 31, 1998 and 1999 was approximately $3,000 and $77,000, respectively.

    On a pro forma basis as if the acquisition had taken place on the first day of each fiscal year, iTurf's net loss would have been ($50,000) and ($80,000), for the years ended January 31, 1997 and 1998, respectively. On the same basis, loss per share would not have changed from the amount reported for fiscal 1996 and would have been ($0.01) for fiscal 1997. Net sales on a pro forma basis would not have been different from the amounts reported.

INTERNET OPERATIONS OF TSI

    On December 10, 1997, dELiA*s acquired TSI in a transaction accounted for by dELiA*s as a pooling of interests. In connection with this transaction, dELiA*s issued an aggregate of 308,687 shares of its common stock and made cash payments of approximately $730,000 to former stockholders of TSI. The

                                   ITURF INC.

                                JANUARY 31, 1999

            (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS
 ENDED JULY 31, 1998 AND THE TWENTY-SIX WEEKS ENDED JULY 31, 1999 IS UNAUDITED)

6. ACQUISITIONS (CONTINUED)
$730,000 in cash payments, which were made to dissenting TSI stockholders, was recorded by dELiA*s as a reduction in equity and was not accounted for by iTurf. These stockholders held 104,737 shares (or 9.23% of the outstanding shares) out of an aggregate of 1,134,411 shares of TSI outstanding immediately prior to consummation of the acquisition. None of these dissenting stockholders received consideration other than the cash referred to above. The holders of the 1,029,674 other shares (or 90.77% of the outstanding shares) of TSI received only dELiA*s common stock as consideration for their TSI shares, other than cash payments of approximately $137 made for fractional shares. The acquired operations included an internet business. In accordance with pooling-of-interests accounting, the accompanying financial statements, which include all of dELiA*s internet operations, include such internet operations of TSI from the date of their inception in March 1995.

    During fiscal 1997 through the date of the combination, as well as in prior years, the internet operations of TSI represented all of iTurf's operations. For the nine months ended October 31, 1997, these operations resulted in net sales of $86,000 and net loss of $1,000.

7. INCOME TAXES

    The provision (benefit) for income taxes consists of the following:

                                                                         YEAR ENDED JANUARY 31
                                                                  ------------------------------------
                                                                    1997          1998          1999
                                                                  --------      --------      --------
                                                                             (IN THOUSANDS)
Current:
  Federal...................................................        $(2)          $(23)         $248
  State.....................................................         (1)            (6)           97
                                                                    ---           ----          ----
                                                                     (3)           (29)          345
Deferred:
  Federal...................................................         --             --             8
  State.....................................................         --             --             2
                                                                    ---           ----          ----
                                                                     --             --            10
                                                                    ---           ----          ----
Total.......................................................        $(3)          $(29)         $355
                                                                    ===           ====          ====

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                                   ITURF INC.

                                JANUARY 31, 1999

            (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS
 ENDED JULY 31, 1998 AND THE TWENTY-SIX WEEKS ENDED JULY 31, 1999 IS UNAUDITED)

7. INCOME TAXES (CONTINUED)
The Company had no such differences prior to fiscal 1998. Significant components of the Company's deferred tax assets and liabilities as of January 31, 1999 are as follows:

                                                              (IN THOUSANDS)
                                                                   1999
                                                              --------------
Deferred tax liabilities--property and equipment............        (19)
Deferred tax assets--reserves...............................          9
                                                                    ---
  Net deferred tax liability................................        (10)
                                                                    ===

    The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate:

                                                                     YEAR ENDED JANUARY 31
                                                              ------------------------------------
                                                                1997          1998          1999
                                                              --------      --------      --------
Statutory federal income tax expense (benefit)..............    (34)%         (34)%          34%
State income tax expense (benefit)..........................     (8)           (8)            7
Other.......................................................     (1)           --             5
                                                                ---           ---            --
                                                                (43)%         (42)%          46%
                                                                ===           ===            ==

8. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                                        YEAR ENDED JANUARY 31
                                                 ------------------------------------
                                                    1997         1998         1999
                                                 ----------   ----------   ----------
Numerator: Net income (loss)...................  $   (4,000)  $  (40,000)  $  425,000
                                                 ==========   ==========   ==========
Denominator for basic earnings per share--
  weighted-average shares......................  12,500,000   12,500,000   12,500,000
Effect of dilutive stock options...............          --           --       18,000
                                                 ----------   ----------   ----------
Denominator for diluted earnings per share--
  adjusted weighted-average and assumed
  conversions..................................  12,500,000   12,500,000   12,518,000
                                                 ==========   ==========   ==========
Basic and diluted earnings (loss) per share....  $    (0.00)  $    (0.00)  $     0.03
                                                 ==========   ==========   ==========

    All stock options outstanding at January 31, 1999 were included in the computation of diluted earnings per share as all exercise prices were less than the assumed market price of the Company's common stock.

                                   ITURF INC.

                                JANUARY 31, 1999

            (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS
 ENDED JULY 31, 1998 AND THE TWENTY-SIX WEEKS ENDED JULY 31, 1999 IS UNAUDITED)

9. STOCK INCENTIVE PLAN

    On January 1, 1999, the Company established the 1999 Stock Incentive Plan (the "Incentive Plan") for officers, employees, consultants, contractors and directors providing for the grant of stock options, including incentive stock options and non-qualified stock options, stock appreciation rights and restricted stock, and reserved 4,050,000 shares for grant. Either the Board of Directors or the Compensation Committee of the Board of Directors may determine the type of award, when and to whom awards are granted, the number of shares and terms of the awards and the exercise prices. Stock options are exercisable for a period not to exceed 10 years from the date of the grant and, to the extent determined at the time of grant, may be paid for in cash, shares of common stock, restricted stock or by a reduction in the number of shares issuable upon exercise of the option.

    On January 1, 1999, the Company issued employees options to purchase 1,419,688 shares of common stock at $9.36, the fair market value at the date of grant. Of the options issued, 1,214,688 vest in eight six month intervals generally beginning six months from the date of grant. The remaining 205,000 options issued vest 20% per year beginning one year from the date of grant. These options represented all of the Company's outstanding options at January 31, 1999. At such date, none of the options were exercisable.

    The Company applies APB No. 25 and related interpretations in accounting for the Incentive Plan. Accordingly, no compensation expense has been recognized for the plan. Had compensation expense been determined based on the fair value of stock option grants on the date of grant in accordance with SFAS No. 123, the Company's net income for the year ended January 31, 1999 would have been $331,000, while earnings per share would not have changed from the amount reported.

    The estimated fair market value of options granted during the year ended January 31, 1999 was $3.17 per share. The fair value of options granted by the Company during the year ended January 31, 1999 was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used: no dividend yield and no volatility; risk-free interest rate of 4.5 percent; expected lives of four years.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

10. COMMITMENTS AND CONTINGENCIES

    In May 1999, we entered into a strategic marketing alliance with America Online, Inc. Over the two-year term of the agreement, we have agreed to pay America Online a total of approximately $8.1 million, of which approximately $4.0 million has been paid as of November 5, 1999.

                                   ITURF INC.

                                JANUARY 31, 1999

            (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS
 ENDED JULY 31, 1998 AND THE TWENTY-SIX WEEKS ENDED JULY 31, 1999 IS UNAUDITED)

12. SUBSEQUENT EVENTS

    In August 1999, we entered into a strategic marketing alliance with Microsoft Corporation. Over a one-year term we have agreed to pay Microsoft a total of approximately $4.6 million, none of which has been paid as of November 5, 1999.

    On September 1, 1999, iTurf Inc. ("iTurf") acquired T@ponline.com, Inc., a New Jersey corporation ("Taponline"). Taponline was acquired pursuant to an Agreement and Plan of Merger, dated as of August 9, 1999, as amended
September 1, 1999, by and among iTurf, iTurf Acquisition Corporation, a Delaware corporation, ("Merger Sub"), Taponline, the stockholders of Taponline and MarketSource Corporation, a Delaware corporation (the "Merger Agreement"). Pursuant to the Merger Agreement, Merger Sub was merged with and into Taponline, with Taponline as the surviving corporation (the "Merger"). As a result of the Merger, Taponline became a wholly-owned subsidiary of iTurf.

    The aggregate consideration paid in connection with the Merger consisted of 1,586,996 shares of iTurf Class A common stock valued at approximately $19.1 million, or $12.0625 per share based on iTurf's share price at the time the transaction was announced. The Merger is intended to qualify as a tax-free reorganization and will be accounted for under the purchase method of accounting.

    The excess purchase price over the fair value of net assets acquired was approximately $19.1 million. This amount includes 1,586,996 shares of iTurf Inc. common stock, valued at $19.1 million, cash acquisition expenses of $460,000 less $458,000 equal to the net book value of assets acquired based upon a preliminary purchase price allocation. Final allocation of the purchase price may involve a revaluation of certain assets.

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders
  of gURL, Interactive Inc.

    We have audited the accompanying balance sheet of gURL, Interactive Inc. (the "Company") as of December 17, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company at December 17, 1997 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York
January 15, 1999

                             GURL, INTERACTIVE INC.

                                 BALANCE SHEET

                                     ASSETS

                                                              DECEMBER 17
                                                                 1997
                                                              -----------

Cash........................................................     $100
                                                                 ----
Total assets................................................     $100
                                                                 ====

                          SHAREHOLDERS' EQUITY

Common stock, no par value, 200 shares authorized;
  100 shares issued and outstanding.........................     $100
                                                                 ----
Shareholders' equity........................................     $100
                                                                 ====

                            See accompanying notes.

                             GURL, INTERACTIVE INC.

                             NOTES TO BALANCE SHEET

                               DECEMBER 17, 1997

1. DESCRIPTION OF BUSINESS

    In September 1997, the shareholders incorporated gURL, Interactive Inc. ("gURL") and contributed $100 in cash and the gURL Web site as consideration for receiving 100 shares of common stock. The gURL Web site was developed by three New York University graduate school students (the "Shareholders") as the basis for their masters thesis. The contribution of the gURL Web site was accounted for at the Shareholders' cost, which was zero because the costs consisted of their own time and the Web site was developed at no cost to the Shareholders. No other costs were incurred.

2. OTHER

    On December 17, 1997, iTurf Inc. acquired all of the gURL outstanding common stock.

                        [LETTERHEAD OF BDO SEIDMAN, LLP]

                          INDEPENDENT AUDITORS' REPORT

T@PONLINE.COM, INC.
  Cranbury, New Jersey

    We have audited the accompanying balance sheets of T@PONLINE.COM, INC. (the "Company") as of December 31, 1998 and 1997, and the related statements of operations and deficit and cash flows for the years then ended. These financial statements are the responsibility of MarketSource Corporation's ("MarketSource") management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The operations covered by the financial statements of T@PONLINE.COM, INC. referred to above had no separate legal status or existence prior to August 1, 1998. The accompanying financial statements were prepared as described in
Note 2 and include allocations of various costs incurred by MarketSource based on estimates as described in the notes to the financial statements. Accordingly, the accompanying financial statements are not necessarily indicative of the results of operations that would have been attained if the Company had been operated as a separate entity. The Company is dependent on MarketSource to provide financing and support for its operations.

    In our opinion, the financial statements referred to above, present fairly in all material respects, the financial position of T@PONLINE.COM, INC. as of December 31, 1998 and 1997, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          BDO Seidman, LLP

Woodbridge, New Jersey
October 13, 1999

                              T@PONLINE.COM, INC.

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                        -----------------------    JUNE 30,
                                                          1997         1998          1999
                                                        ---------   -----------   -----------
                                                                                  (UNAUDITED)
                                           ASSETS
Prepaid and other current assets......................  $      --   $        --   $     6,384
                                                        ---------   -----------   -----------
    Total current assets..............................         --            --         6,384
Property, plant and equipment, less accumulated
  depreciation and amortization.......................    127,747        51,461       169,229
Intangible assets, less accumulated amortization......         --       440,275       612,957
                                                        ---------   -----------   -----------
                                                        $ 127,747   $   491,736   $   788,570
                                                        =========   ===========   ===========

                            LIABILITIES AND STOCKHOLDER'S DEFICIT
Current:
  Accounts payable and accrued expenses...............  $      --   $        --   $   275,385
  Deferred revenues...................................         --            --        55,500
  Affiliate payable...................................    742,406     1,520,278     3,263,737
                                                        ---------   -----------   -----------
    Total current liabilities.........................    742,406     1,520,278     3,594,622

Commitments and contingencies

Stockholder's deficit:
  Common stock; no par value; 1,000 shares authorized;
    100 shares issued and outstanding.................         --            --            --
  Additional paid-in capital..........................        100           100           100
  Deficit.............................................   (614,759)   (1,028,642)   (2,806,152)
                                                        ---------   -----------   -----------
    Total stockholder's deficit.......................   (614,659)   (1,028,542)   (2,806,052)
                                                        ---------   -----------   -----------
    Total liabilities and stockholder's deficit.......  $ 127,747   $   491,736   $   788,570
                                                        =========   ===========   ===========

                See accompanying notes to financial statements.

                              T@PONLINE.COM, INC.

                      STATEMENTS OF OPERATIONS AND DEFICIT

                                                                        FOR THE SIX MONTHS ENDED
                                      FOR THE YEAR ENDED DECEMBER 31,           JUNE 30,
                                      -------------------------------   ------------------------
                                           1997             1998           1998         1999
                                      --------------   --------------   ----------   -----------
                                                                              (UNAUDITED)
Net revenues........................   $   570,843      $   593,847     $ 166,887    $    85,405
Cost of services (commissions)......         9,691           22,261         5,679          4,756
                                       -----------      -----------     ---------    -----------
    Gross margin....................       561,152          571,586       161,208         80,649
                                       -----------      -----------     ---------    -----------
Operating expenses:
  Sales and marketing...............       893,285          779,438       161,992      1,108,681
  General and administrative........       282,626          206,031       120,644        749,478
                                       -----------      -----------     ---------    -----------
    Total operating expenses........     1,175,911          985,469       282,636      1,858,159
                                       -----------      -----------     ---------    -----------
Net loss............................      (614,759)        (413,883)     (121,428)    (1,777,510)
Deficit, beginning of period........            --         (614,759)     (614,759)    (1,028,642)
                                       -----------      -----------     ---------    -----------
Deficit, end of period..............   $  (614,759)     $(1,028,642)    $(736,187)   $(2,806,152)
                                       ===========      ===========     =========    ===========

                See accompanying notes to financial statements.

                              T@PONLINE.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                               FOR THE YEAR ENDED     FOR THE SIX MONTHS ENDED
                                                  DECEMBER 31,                JUNE 30,
                                              ---------------------   ------------------------
                                                1997        1998         1998         1999
                                              ---------   ---------   ----------   -----------
                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................  $(614,759)  $(413,883)  $(121,428)   $(1,777,510)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation............................     90,682      76,286      38,148         20,462
    Amortization............................         --          --          --         23,437
    Changes in assets and liabilities:
      Prepaid expenses and other current
        assets..............................         --          --          --         (6,384)
      Accounts payable and accrued
        expenses............................         --          --          --        275,385
      Deferred revenues.....................         --          --          --         55,500
                                              ---------   ---------   ---------    -----------
        Net cash used in operating
          activities........................   (524,077)   (337,597)    (83,280)    (1,409,110)
                                              ---------   ---------   ---------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of furniture, fixtures and
    equipment...............................     (9,524)         --          --       (138,230)
  Intangible assets.........................         --    (440,275)   (187,864)      (196,119)
                                              ---------   ---------   ---------    -----------
        Net cash used in investing
          activities........................     (9,524)   (440,275)   (187,864)      (334,349)
                                              ---------   ---------   ---------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Affiliated financing/payments.............    533,601     777,872     271,144      1,743,459
                                              ---------   ---------   ---------    -----------
Net increase in cash........................         --          --          --             --
Cash, beginning of period...................         --          --          --             --
                                              ---------   ---------   ---------    -----------
Cash, end of period.........................  $      --   $      --   $      --    $        --
                                              =========   =========   =========    ===========

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:

On January 1, 1997, MarketSource contributed approximately $209,000 of furniture, fixtures and equipment to the Company.

                See accompanying notes to financial statements.

                              T@PONLINE.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

              INFORMATION AS OF JUNE 30,1999 AND FOR THE 6 MONTHS
                   ENDED JUNE 30, 1999 AND 1998 IS UNAUDITED

1. BUSINESS

    T@PONLINE.COM, Inc. (the "Company") is an internet marketing company focused primarily at the college student market. Effective August 6, 1998, the Company was incorporated as a wholly-owned subsidiary of MarketSource Corporation ("MarketSource"). The Company utilizes MarketSource's business relationships and infrastructure and is dependent on MarketSource to provide financing and support for its operations. Prior to August 6, 1998, the Company operated as a separate line of service within MarketSource.

2. BASIS OF PRESENTATION

    The amounts included in the accompanying financial statements are presented on a historical cost basis and do not reflect any adjustments for purchase accounting.

    Historically, financial statements were not prepared for the Company. These financial statements have been carved out from the historical financial records of MarketSource and are intended to present the operations and cash flows of the Company on a stand alone basis. All of the allocations and estimates in the financial statements are based on the assumptions that MarketSource's management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Company had been operated as a separate entity, the determination of which is not practicable. Accordingly, the financial statements of the Company do not necessarily reflect the results of operations or financial position that would have existed had the Company been a separate entity. The financial statements include expenses, which have been allocated to the Company by MarketSource on a specific identification basis, plus its allocated share of the costs associated with resources it shares with MarketSource. Allocations from MarketSource for shared resources have been made primarily based on the relationship of the costs to revenue.

    Certain indirect costs were historically included in the financial statements of MarketSource. These costs, which principally include interest and other expenses, are not specifically identifiable nor allocable to the service lines and, accordingly, have been omitted from the financial statements.

    All billing and collection activities of the Company are performed by MarketSource. These activities have been reflected in "Affiliate payable."

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FIXED ASSETS

    Fixed assets, comprised primarily of equipment, are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, primarily 5 years.

INTANGIBLE ASSETS

    Intangible assets relate to the initial costs of developing the Company's web site. These costs are being amortized on the straight-line method over 3 years.

                              T@PONLINE.COM, INC.

              INFORMATION AS OF JUNE 30,1999 AND FOR THE 6 MONTHS
                   ENDED JUNE 30, 1999 AND 1998 IS UNAUDITED

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

    Revenues are recognized as marketing services are provided to customers. Billings recorded in advance of the Company providing marketing services are deferred until the services are provided.

ADVERTISING COSTS

    The Company expenses the cost of advertising as incurred. Advertising costs were approximately $294,000 and $23,000 for the six months ended June 30, 1999 and 1998 and $380,000 and $364,000 for the years ended December 31, 1998 and 1997, respectively.

INCOME TAXES

    The Company's results have been included in the federal tax return of MarketSource. Income taxes have been accounted for as if the Company had operated as a separate entity. Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to the difference between the financial statement carrying values and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to reverse.

    The Company has not provided a benefit for income taxes since, if it were a separate company, any deferred benefits as a result of its net operating loss carryforward, would be subject to a full valuation allowance.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LONG-LIVED ASSETS

    Long-lived assets, such as property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. If and when any such impairment exists, the related assets will be written down to fair value. This policy is in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." No write downs have been necessary for the years ended December 31, 1998 and 1997.

4. MAJOR CUSTOMERS

    For the year ended December 31, 1998, one customer represented 40% of revenues.

    No other customer exceeded 10% of revenues for any of the periods presented.

                              T@PONLINE.COM, INC.

              INFORMATION AS OF JUNE 30,1999 AND FOR THE 6 MONTHS
                   ENDED JUNE 30, 1999 AND 1998 IS UNAUDITED

5. YEAR 2000 ISSUES (UNAUDITED)

    Like other companies, the Company could be adversely affected if the computer systems it, its suppliers or customers use do not properly process and calculate date-related information and data from the period surrounding and including January 1, 2000. This is commonly known as the "Year 2000" issue. At this time, because of the complexities involved in the issue, management cannot provide assurances that the Year 2000 issue will not have an impact on the Company's operations.

6. UNAUDITED INTERIM STATEMENTS

    The financial statements as of June 30, 1999 and 1998 and for the six months then ended are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been made. The results of interim periods are not necessarily indicative of the results to be obtained in a full fiscal year.

7. SUBSEQUENT EVENT

    On September 1, 1999, the Company was sold to iTurf Inc. for 1,587,996 shares of iTurf Inc.'s Class A common stock. The common stock was valued at approximately $19.1 million on the date of the transaction.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    On September 1, 1999, iTurf Inc. ("iTurf") acquired T@ponline.com, Inc., a New Jersey corporation ("Taponline"). Taponline was acquired pursuant to an Agreement and Plan of Merger, dated as of August 9, 1999, as amended
September 1, 1999, by and among iTurf, iTurf Acquisition Corporation, a Delaware corporation, ("Merger Sub"), Taponline, the stockholders of Taponline and MarketSource Corporation, a Delaware corporation, (the "Merger Agreement"). Pursuant to the Merger Agreement, Merger Sub was merged with and into Taponline, with Taponline as the surviving corporation (the "Merger"). As a result of the Merger, Taponline became a wholly-owned subsidiary of iTurf.

    The aggregate consideration paid in connection with the Merger consisted of 1,586,996 shares of iTurf Class A common stock valued at approximately
$19.1 million, or $12.0625 per share based on iTurf's share price at the time the transaction was announced. The Merger is intended to qualify as a tax-free reorganization and will be accounted for under the purchase method of accounting.

    Taponline operates a community and content Web site focusing on college and university students between the ages of 18 and 24.

    The following unaudited condensed consolidated financial information sets forth the consolidated financial position and consolidated results of operations of iTurf and Taponline assuming the combination was accounted for using the purchase method of accounting and that the combination was consummated (i) on July 31, 1999 for the unaudited pro forma condensed consolidated balance sheet and (ii) as of the beginning of the earliest period presented in the unaudited pro forma condensed consolidated statements of operations. Accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair values, which are subject to further adjustment based on future events and future analysis.

    The unaudited pro forma information consolidates iTurf's historical balance sheet as of July 31, 1999 with the balance sheet of Taponline as of June 30, 1999, and iTurf's historical statements of operations for the six months ended July 31, 1999 and the fiscal year ended January 31, 1999 with the historical statements of operations of Taponline for the six months ended June 30, 1999 and the fiscal year ended December 31, 1998, respectively.

    The pro forma condensed consolidated balance sheet and statements of operations have been prepared by the management of iTurf. The following unaudited pro forma condensed consolidated information is presented for illustration purposes only. It is not necessarily indicative of the financial position or results of operations which would actually have been reported had the combination been in effect during those periods or which may be reported in the future. The statements should be read in conjunction with iTurf's historical financial statements and notes thereto included in filings with the SEC and Taponline's financial statements which have been included elsewhere in this report.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JULY 31, 1999

                                 (IN THOUSANDS)

                                                 ITURF        T@PONLINE      PRO FORMA
                                               HISTORICAL   HISTORICAL(I)   ADJUSTMENTS       PRO FORMA
                                               ----------   -------------   -----------       ---------
                                                ASSETS
CURRENT ASSETS
  Cash and cash equivalents..................   $ 22,422                                      $ 22,422
  Marketable securities......................     55,517                                        55,517
  Prepaid expenses and other current
    assets...................................      1,840             6                           1,846
                                                --------       -------        -------         --------
    Total current assets.....................     79,779             6                          79,785

PROPERTY & EQUIPMENT, NET....................      1,868           170                           2,038
INTANGIBLE ASSETS............................        313           613         19,145 (a)       20,071
                                                --------       -------        -------         --------
TOTAL ASSETS.................................   $ 81,960       $   789        $19,145         $101,894
                                                ========       =======        =======         ========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and other current
    liabilities..............................   $  1,207       $   331        $   460 (a)     $  1,998
  Liabilities due affiliates.................      2,632         3,264         (3,264)(b)        2,632
                                                --------       -------        -------         --------
    Total current liabilities................      3,839         3,595         (2,804)           4,630

STOCKHOLDERS' EQUITY
  iTurf Preferred Stock......................
  iTurf Common Stock--Class A................         48                           16 (a)           64
  iTurm Common Stock--Class B................        125                                           125
  Additional paid-in capital.................     97,261                       19,127 (a)      116,388
  Investment in common stock of dELiA*s
    Inc......................................    (17,734)                                      (17,734)
  Retained earnings (deficit)................     (1,579)       (2,806)         3,264 (b)       (1,579)
                                                                                 (458)(a)
                                                --------       -------        -------         --------
    Total stockholders' equity...............     78,121        (2,806)        21,949           97,264
                                                --------       -------        -------         --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...   $ 81,960       $   789        $19,145         $101,894
                                                ========       =======        =======         ========

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JULY 31, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      T@PONLINE      PRO FORMA
                                                 ITURF HISTORICAL   HISTORICAL(I)   ADJUSTMENTS   PRO FORMA
                                                 ----------------   -------------   -----------   ---------
NET REVENUES...................................       $ 5,567          $    85                     $ 5,652
COST OF REVENUES...............................         2,983                5             (5)(c)    2,983
                                                      -------          -------        -------      -------
GROSS PROFIT...................................         2,584               80              5        2,669
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...         5,805            1,858              5(c)     7,668
GOODWILL AMORTIZATION..........................                                         1,914(d)     1,914
INTEREST INCOME, NET...........................        (1,101)                                      (1,101)
                                                      -------          -------        -------      -------
LOSS BEFORE INCOME TAXES.......................        (2,120)          (1,778)        (1,914)      (5,812)
BENEFIT FOR INCOME TAXES.......................          (161)                           (135)(e)     (296)
                                                      -------          -------        -------      -------
NET LOSS.......................................       $(1,959)         $(1,778)       $(1,779)     $(5,516)
                                                      =======          =======        =======      =======
BASIC AND DILUTED NET LOSS PER SHARE...........       $ (0.13)                                     $ (0.33)
                                                      =======          =======        =======      =======
SHARES USED IN THE CALCULATION OF BASIC AND
  DILUTED NET LOSS PER SHARE...................        15,372                           1,587(a)    16,959
                                                      =======          =======        =======      =======

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED JANUARY 31, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      T@PONLINE       PRO FORMA
                                                 ITURF HISTORICAL   HISTORICAL(II)   ADJUSTMENTS   PRO FORMA
                                                 ----------------   --------------   -----------   ---------
NET REVENUES...................................       $ 4,014           $   594                     $ 4,608
COST OR REVENUES...............................         1,687                22            (22)(c)    1,687
                                                      -------           -------        -------      -------
GROSS PROFIT...................................         2,327               572             22        2,921
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...         1,506               986             22 (c)    2,514
GOODWILL AMORTIZATION..........................                                          3,829 (d)    3,829
INTEREST EXPENSE, NET..........................            41                                            41
                                                      -------           -------        -------      -------
INCOME (LOSS) BEFORE INCOME TAXES..............           780              (414)        (3,829)      (3,463)
PROVISION (BENEFIT) FOR INCOME TAXES...........           355                             (188)(e)      167
                                                      -------           -------        -------      -------
NET INCOME (LOSS)..............................       $   425           $  (414)       $(3,641)     $(3,630)
                                                      =======           =======        =======      =======
BASIC AND DILUTED NET INCOME (LOSS) PER
  SHARE........................................       $  0.03                                       $ (0.26)
                                                      =======           =======        =======      =======
SHARES USED IN THE CALCULATION OF BASIC NET
  INCOME (LOSS) PER SHARE......................        12,500                            1,587 (a)   14,087
                                                      =======           =======        =======      =======
SHARES USED IN THE CALCULATION OF DILUTED NET
  INCOME (LOSS) PER SHARE......................        12,518                            1,587 (a)   14,087
                                                                                           (18)(f)
                                                      =======           =======        =======      =======

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

I. ADJUSTMENTS

    (a) To reflect iTurf's purchase of Taponline for 1,586,996 shares of its common stock, valued at $19.1 million or $12.0625 per share based on iTurf's share price at the time the transaction was announced, and estimated cash acquisition expenses of $460,000 less $458,000 equal to the net book value of the assets acquired based upon a preliminary purchase price allocation. Final allocation of the purchase price may involve a revaluation of certain assets.

    (b) To eliminate affiliate liabilities not assumed by iTurf.

    (c) To reclassify internal sales commissions to selling, general and administrative expenses in accordance with iTurf accounting policies.

    (d) To reflect the amortization over 5 years of goodwill recorded in the purchase of Taponline.

    (e) To reflect the tax effect of Taponline's pre-tax income based on iTurf's historical tax rate for the period.

    (f) To adjust for anti-dilutive stock options.

II. OTHER ITEMS

    (i) The Taponline historical information is as of and for the six months ended June 30, 1999.

    (ii) The Taponline historical information is for the year ended December 31, 1998.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses to be paid by the Registrant in connection with this offering are as follows. All amounts other than the SEC registration fee and NASD filing fee are estimates.

                                                              AMOUNT TO BE PAID
                                                              -----------------
Securities and Exchange Commission registration fee.........      $    4,536
Nasdaq National Market listing fee..........................          17,500
Printing fees...............................................          10,000
Legal fees and expenses.....................................          20,000
Accounting fees and expenses................................          20,000
Miscellaneous...............................................           5,464
                                                                  ----------
Total.......................................................      $   77,500
                                                                  ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the Delaware General Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii)for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

    As permitted by the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iv) the rights conferred in the Bylaws are not exclusive. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification. Reference is also made to the registration rights agreement between iTurf and the selling stockholders entered into in connection with our acquisition of Taponline, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant's Restated Certificate of Incorporation and in its Bylaws maybe sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act. The Registrant, with approval by the Registrant's Board of Directors, expects to obtain directors' and officers' liability insurance. Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                              EXHIBIT
DOCUMENT                                                       NUMBER
--------                                                      --------
Form of Restated Certificate of Incorporation of
  Registrant................................................    3.3
Form of Bylaws of Registrant................................    3.4

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    1. All shares issued prior to the completion of our initial public offering described herein were issued to dELiA*s Inc. on October 1, 1997 in connection with the formation of the Company, a transaction exempt from Section 5 of the Securities Act pursuant to Section 4(2) thereof.

    2. On April 14, 1999, we issued 1,136 shares of our Class A common stock to TSI Soccer Corporation, a wholly-owned subsidiary of our parent, as consideration for the TSISoccer.com domain name., a transaction exempt from
Section 5 of the Securities Act pursuant to Section 4(2) thereof.

    3. On September 1, 1999, we issued 1,586,996 shares of our Class A common stock to the stockholders of Taponline in connection with our acquisition of that entity, a transaction exempt from Section 5 of the Securities Act pursuant to Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)

       EXHIBIT
       NUMBER                                  EXHIBIT TITLE
---------------------   ------------------------------------------------------------
    3.1                 Restated Certificate of Incorporation of iTurf (incorporated by reference to Exhibit 3.3 to the iTurf Inc. Registration
                        Statement on Form S-1 (Registration No. 333-71123))
    3.2                 By-laws of iTurf (incorporated by reference to Exhibit 3.4 to the iTurf Inc. Registration Statement on Form S-1
                        (Registration No. 333-71123))
    4.1                 Form of Class A Common Stock Certificate (incorporated by
                        reference to Exhibit 4.1 to the iTurf Inc. Registration
                        Statement on Form S-1 (Registration No. 333-71123))
    5.1+                Opinion of Alex S. Navarro, Esq.
   10.1                 Form of Intercompany Services Agreement (incorporated by
                        reference to Exhibit 10.1 to the iTurf Inc. Registration
                        Statement on Form S-1 (Registration No. 333-71123))
   10.2                 Form of Trademark License and Customer List Agreement
                        (incorporated by reference to Exhibit 10.2 to the
                        iTurf Inc. Registration Statement on Form S-1 (Registration
                        No. 333-71123))
   10.3                 Form of Intercompany Indemnification Agreement (incorporated by reference to Exhibit 10.3 to the iTurf Inc. Registration
                        Statement on Form S-1 (Registration No. 333-71123))
   10.4                 Form of Tax Allocation Agreement (incorporated by reference to Exhibit 10.4 to the iTurf Inc. Registration Statement on
                        Form S-1 (Registration No. 333-71123))
   10.5                 Form of iTurf Common Stock Registration Rights Agreement
                        (incorporated by reference to Exhibit 10.5 to the
                        iTurf Inc. Registration Statement on Form S-1 (Registration
                        No. 333-71123))
   10.6                 Form of dELiA*s Common Stock Registration Rights Agreement
                        (incorporated by reference to Exhibit 10.6 to the
                        iTurf Inc. Registration Statement on Form S-1 (Registration
                        No. 333-71123))

       EXHIBIT
       NUMBER                                  EXHIBIT TITLE
---------------------   ------------------------------------------------------------
   10.7                 Form of Customer Service Agreement (incorporated by
                        reference to Exhibit 10.7 to the iTurf Inc. Registration
                        Statement on Form S-1 (Registration No. 333-71123))
   10.8                 Form of Letter Agreement between dELiA*s and iTurf
                        (regarding a sale of control by dELiA*s) (incorporated by
                        reference to Exhibit 10.8 to the iTurf Inc. Registration
                        Statement on Form S-1 (Registration No. 333-71123))
   10.9                 1999 Stock Incentive Plan (incorporated by reference to
                        Exhibit 10.9 to the iTurf Inc. Registration Statement on
                        Form S-1 (Registration No. 333-71123))
   10.10                Employment Agreement between iTurf and Stephen I. Kahn
                        (incorporated by reference to Exhibit 10.10 to the
                        iTurf Inc. Registration Statement on Form S-1 (Registration
                        No. 333-71123))
   10.11                Employment Agreement between iTurf and Alex S. Navarro
                        (incorporated by reference to Exhibit 10.11 to the
                        iTurf Inc. Registration Statement on Form S-1 (Registration
                        No. 333-71123))
   10.12                Employment Agreement between iTurf and Oliver Sharp
                        (incorporated by reference to Exhibit 10.12 to the
                        iTurf Inc. Registration Statement on Form S-1 (Registration
                        No. 333-71123))
   10.13                Employment Agreement between iTurf and Dennis Goldstein
                        (incorporated by reference to Exhibit 10.13 to the
                        iTurf Inc. Registration Statement on Form S-1 (Registration
                        No. 333-71123))
   10.14                TSISoccer.com Asset Transfer Agreement, dated April 1, 1999, between iTurf Inc. and TSI Soccer Corporation (incorporated by reference to Exhibit 10.14 to the iTurf Inc.
                        Registration Statement on Form S-1 (Registration
                        No. 333-71123))
   10.15                Subscription Agreement, dated April 1, 1999, between iTurf
                        Delaware Investment Company and dELiA*s (incorporated by
                        reference to Exhibit 10.15 to the iTurf Inc. Registration
                        Statement on Form S-1 (Registration No. 333-71123))
   10.16                Advertising Agreement between iTurf and America Online,
                        Inc., dated May 4, 1999 (incorporated by reference to
                        Exhibit 10.16 to the iTurf Inc. Quarterly Report on
                        Form 10-Q for the fiscal quarter ended May 1, 1999)**
   10.17                Online Advertising Authorized Reseller Agreement between
                        iTurf, Taponline and MarketSource Corporation, dated
                        September 1, 1999 (incorporated by reference to
                        Exhibit 99.1 to the iTurf Inc. Current Report on Form 8-K
                        dated September 7, 1999)
   10.18                Offline Advertising Purchase Agreement between iTurf and
                        MarketSource Corporation, dated September 1, 1999
                        (incorporated by reference to Exhibit 99.1 to the
                        iTurf Inc. Current Report on Form 8-K dated September 7,
                        1999)
   10.19+               Registration Rights Agreement between iTurf and the
                        stockholders of Taponline.com, Inc. dated September 1, 1999
   21.1+                Subsidiaries
   23.1+                Consents of Ernst & Young LLP
   23.2+                Consent of BDO Seidman, LLP
   23.3+                Consent of Alex S. Navarro (included in Exhibit 5.1 above)
   24.1+                Power of Attorney (included in signature page on page II-5)

------------------------

+   Filed herewith

    (b) Financial Statement Schedules No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

    A. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    B. The undersigned Registrant hereby undertakes to do the following, to the extent that such actions are required by the rules and regulations of the Securities and Exchange Commission:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on November 5, 1999.

                                                       iTurf Inc.

                                                       By:             /s/ STEPHEN I. KAHN
                                                            -----------------------------------------
                                                                         Stephen I. Kahn
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                        SIGNATURES AND POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Stephen I. Kahn, Dennis Goldstein and Alex S. Navarro, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him or her and in his or her name, place, and stead, in any and all capacities, to sign a Registration Statement on Form S-1 of iTurf Inc., and any or all amendments (including post-effective amendments) thereto, relating to the offering of shares of its Class A common stock, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act, this Registration Statement has been signed on November 5, 1999 by the following persons in the capacities indicated.

                      NAME                                     TITLE                     DATE
                      ----                                     -----                     ----
              /s/ STEPHEN I. KAHN                 President, Chief Executive
     --------------------------------------         Officer and Director           November 5, 1999
                Stephen I. Kahn

              /s/ DENNIS GOLDSTEIN                Chief Financial Officer
     --------------------------------------         (principal financial and       November 5, 1999
                Dennis Goldstein                    accounting officer)

            /s/ CHRISTOPHER C. EDGAR              Director
     --------------------------------------                                        November 5, 1999
              Christopher C. Edgar

               /s/ EVAN GUILLEMIN                 Director
     --------------------------------------                                        November 5, 1999
                 Evan Guillemin

              /s/ THOMAS R. EVANS                 Director
     --------------------------------------                                        November 5, 1999
                Thomas R. Evans

                      NAME                                     TITLE                     DATE
                      ----                                     -----                     ----
              /s/ BETH VANDERSLICE                Director
     --------------------------------------                                        November 5, 1999
                Beth Vanderslice

              /s/ MARTIN D. LEVINE                Director
     --------------------------------------                                        November 5, 1999
                Martin D. Levine

                                 EXHIBIT INDEX.

       EXHIBIT
       NUMBER                                  EXHIBIT TITLE
---------------------   ------------------------------------------------------------
    3.1                 Restated Certificate of Incorporation of iTurf (incorporated by reference to Exhibit 3.3 to the iTurf Inc. Registration
                        Statement on Form S-1 (Registration No. 333-71123))
    3.2                 By-laws of iTurf (incorporated by reference to Exhibit 3.4 to the iTurf Inc. Registration Statement on Form S-1
                        (Registration No. 333-71123))
    4.1                 Form of Class A Common Stock Certificate (incorporated by
                        reference to Exhibit 4.1 to the iTurf Inc. Registration
                        Statement on Form S-1 (Registration No. 333-71123))
    5.1+                Opinion of Alex S. Navarro, Esq.
   10.1                 Form of Intercompany Services Agreement (incorporated by
                        reference to Exhibit 10.1 to the iTurf Inc. Registration
                        Statement on Form S-1 (Registration No. 333-71123))
   10.2                 Form of Trademark License and Customer List Agreement
                        (incorporated by reference to Exhibit 10.2 to the
                        iTurf Inc. Registration Statement on Form S-1 (Registration
                        No. 333-71123))
   10.3                 Form of Intercompany Indemnification Agreement (incorporated by reference to Exhibit 10.3 to the iTurf Inc. Registration
                        Statement on Form S-1 (Registration No. 333-71123))
   10.4                 Form of Tax Allocation Agreement (incorporated by reference to Exhibit 10.4 to the iTurf Inc. Registration Statement on
                        Form S-1 (Registration No. 333-71123))
   10.5                 Form of iTurf Common Stock Registration Rights Agreement
                        (incorporated by reference to Exhibit 10.5 to the
                        iTurf Inc. Registration Statement on Form S-1 (Registration
                        No. 333-71123))
   10.6                 Form of dELiA*s Common Stock Registration Rights Agreement
                        (incorporated by reference to Exhibit 10.6 to the
                        iTurf Inc. Registration Statement on Form S-1 (Registration
                        No. 333-71123))
   10.7                 Form of Customer Service Agreement (incorporated by
                        reference to Exhibit 10.7 to the iTurf Inc. Registration
                        Statement on Form S-1 (Registration No. 333-71123))
   10.8                 Form of Letter Agreement between dELiA*s and iTurf
                        (regarding a sale of control by dELiA*s) (incorporated by
                        reference to Exhibit 10.8 to the iTurf Inc. Registration
                        Statement on Form S-1 (Registration No. 333-71123))
   10.9                 1999 Stock Incentive Plan (incorporated by reference to
                        Exhibit 10.9 to the iTurf Inc. Registration Statement on
                        Form S-1 (Registration No. 333-71123))
   10.10                Employment Agreement between iTurf and Stephen I. Kahn
                        (incorporated by reference to Exhibit 10.10 to the
                        iTurf Inc. Registration Statement on Form S-1 (Registration
                        No. 333-71123))
   10.11                Employment Agreement between iTurf and Alex S. Navarro
                        (incorporated by reference to Exhibit 10.11 to the
                        iTurf Inc. Registration Statement on Form S-1 (Registration
                        No. 333-71123))
   10.12                Employment Agreement between iTurf and Oliver Sharp
                        (incorporated by reference to Exhibit 10.12 to the
                        iTurf Inc. Registration Statement on Form S-1 (Registration
                        No. 333-71123))
   10.13                Employment Agreement between iTurf and Dennis Goldstein
                        (incorporated by reference to Exhibit 10.13 to the
                        iTurf Inc. Registration Statement on Form S-1 (Registration
                        No. 333-71123))
   10.14                TSISoccer.com Asset Transfer Agreement, dated April 1, 1999, between iTurf Inc. and TSI Soccer Corporation (incorporated by reference to Exhibit 10.14 to the iTurf Inc.
                        Registration Statement on Form S-1 (Registration
                        No. 333-71123))
   10.15                Subscription Agreement, dated April 1, 1999, between iTurf
                        Delaware Investment Company and dELiA*s (incorporated by
                        reference to Exhibit 10.15 to the iTurf Inc. Registration
                        Statement on Form S-1 (Registration No. 333-71123))

       EXHIBIT
       NUMBER                                  EXHIBIT TITLE
---------------------   ------------------------------------------------------------
   10.16                Advertising Agreement between iTurf and America Online,
                        Inc., dated May 4, 1999 (incorporated by reference to
                        Exhibit 10.16 to the iTurf Inc. Quarterly Report on
                        Form 10-Q for the fiscal quarter ended May 1, 1999)**
   10.17                Online Advertising Authorized Reseller Agreement between
                        iTurf, Taponline and MarketSource Corporation, dated
                        September 1, 1999 (incorporated by reference to
                        Exhibit 99.1 to the iTurf Inc. Current Report on Form 8-K
                        dated September 7, 1999)
   10.18                Offline Advertising Purchase Agreement between iTurf and
                        MarketSource Corporation, dated September 1, 1999
                        (incorporated by reference to Exhibit 99.1 to the
                        iTurf Inc. Current Report on Form 8-K dated September 7,
                        1999)
   10.19+               Registration Rights Agreement between iTurf and the
                        stockholders of Taponline.com, Inc. dated September 1, 1999
   21.1+                Subsidiaries
   23.1+                Consents of Ernst & Young LLP
   23.2+                Consent of BDO Seidman, LLP
   23.3+                Consent of Alex S. Navarro (included in Exhibit 5.1 above)
   24.1+                Power of Attorney (included in signature page on page II-5)

------------------------

+   Filed herewith